Exhibit 99.1

INGERSOLL-RAND plc

Directors’ Report and Financial Statements

For the Year Ended 31 December 2009

INGERSOLL-RAND plc

DIRECTORS’ REPORT

Group Directors’ report for the year ended 31 December 2009

The directors present their report and audited consolidated financial statements for the fiscal year ended 31 December 2009.

Principal Activities

Ingersoll-Rand plc (IR-Ireland or the Company), an Irish public limited company, and its consolidated subsidiaries (collectively referred to as the Group) are a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Our business segments consist of Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies, each with strong brands and leading positions within their respective markets. We generate revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Club Car®, Hussmann®, Ingersoll-Rand®, Schlage®, Thermo King® and Trane®.

We are dedicated to inspiring progress for our customers, shareholders, employees and communities by achieving:

•	Dramatic Growth, by focusing on innovative solutions for our customers;

•	Operational Excellence, by pursuing continuous improvement in all of our operations; and

•	Dual Citizenship, by bringing together the talents of all Ingersoll Rand people to leverage the capabilities of our global enterprise.

To achieve these goals and to become a more diversified company with strong growth prospects, we transformed our enterprise portfolio by divesting cyclical, low-growth and asset-intensive businesses. In addition, our acquisition strategy has helped deliver more consistent revenue and earnings performance across all phases of the economic cycle. Aside from our portfolio transformation, we continue to focus on increasing our recurring revenue stream, which includes revenues from parts, service, used equipment and rentals. We also intend to continuously improve the efficiencies, capabilities, products and services of our high-potential businesses.

On 1 July 2009, Ingersoll-Rand Company Limited (IR-Limited), a Bermuda company, completed a reorganization to change the jurisdiction of incorporation of the parent company of Ingersoll Rand from Bermuda to Ireland. As a result, IR-Ireland replaced IR-Limited as the ultimate parent company effective 1 July 2009. All references related to the Company prior to 1 July 2009 relate to IR-Limited.

Review of Business

Ireland Reorganization

On 5 March 2009, our board of directors approved a reorganization of the Group that would change the jurisdiction of incorporation of our parent company from Bermuda to Ireland (the Ireland Reorganization). The first step in the Ireland Reorganization was the establishment of IR-Limited’s tax residency in Ireland, which occurred in March 2009. Subsequently, IR-Ireland replaced IR-Limited as the ultimate parent company pursuant to a scheme of arrangement under Bermuda law (the Scheme of Arrangement). Major milestones to complete the Scheme of Arrangement were as follows:

•	On 1 April 2009, IR-Limited formed IR-Ireland as a direct subsidiary.

•	On 20 April 2009, IR-Limited petitioned the Supreme Court of Bermuda to order the calling of a meeting of the Class A common shareholders of IR-Limited to approve the Scheme of Arrangement.

•	On 23 April 2009, the Supreme Court of Bermuda ordered IR-Limited to seek the approval of its Class A common shareholders on the Scheme of Arrangement.

•	On 3 June 2009, IR-Limited received the requisite approval from its Class A common shareholders.

•	On 11 June 2009, the Supreme Court of Bermuda issued an order (the Sanction Order) approving the Scheme of Arrangement.

DIRECTORS’ REPORT continued

On 30 June 2009, IR-Limited filed the Sanction Order with the Bermuda Registrar of Companies and, at 12:01 a.m. on 1 July 2009 (the Transaction Time) the following steps occurred simultaneously:

•

All fractional shares of IR-Limited held of record were cancelled and IR-Limited paid to each holder of fractional shares that were cancelled an amount based on the average of the high and low trading prices of the IR-Limited Class A common shares on the New York Stock Exchange on 29 June 2009.

•	All previously outstanding whole Class A common shares of IR-Limited were cancelled.

•	IR-Limited issued to IR-Ireland 319,166,220 Class A common shares.

•	IR-Ireland issued 319,166,220 ordinary shares to holders of whole IR-Limited Class A common shares that were cancelled as a part of the Scheme of Arrangement.

•	All previously outstanding ordinary shares of IR-Ireland held by IR-Limited and its nominees were acquired by IR-Ireland and cancelled for no consideration.

As a result of the Ireland Reorganization, IR-Limited became a wholly owned subsidiary of IR-Ireland and the Class A common shareholders of IR-Limited became ordinary shareholders of IR-Ireland.

The Ireland Reorganization did not have a material impact on our financial results. Ingersoll-Rand plc will still continue to be subject to United States Securities and Exchange Commission reporting requirements and prepare financial statements in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). Shares of Ingersoll-Rand plc will continue to trade on the New York Stock Exchange under the symbol “IR”, the same symbol under which the Ingersoll-Rand Company Limited Class A common shares previously traded.

At the Transaction Time, IR-Limited completed the transfer of all the outstanding shares of Ingersoll-Rand Global Holding Company Limited (IR-Global) to Ingersoll-Rand International Holding Limited (IR-International), another wholly owned indirect subsidiary of IR-Limited incorporated in Bermuda, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures. IR-Ireland and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and Ingersoll-Rand Company, a wholly owned indirect subsidiary of IR-Limited incorporated in New Jersey (IR-New Jersey), as the case may be, as the issuers of debt securities under these indentures. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane. In addition, any securities issued by the Group that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited became convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR-Ireland.

Significant events in 2009

In the fourth quarter of 2009, we realigned our external reporting structure to more closely reflect our corporate and business strategies and to promote additional productivity and growth. Our segments are now as follows: Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies. As part of the change, we eliminated the Air Conditioning Systems and services segment which represented the acquired Trane business and created two new reportable segments, the Climate Solutions segment and the Residential Solutions segment. See Note 32 in the consolidated financial statements for a further discussion of the segment realignment.

During 2009, we completed a comprehensive financing program that significantly enhanced our liquidity and debt profile. Actions taken include the issuance of $1.0 billion in long-term debt (Senior Notes and Exchangeable Senior Notes) in April 2009 and the replacement of our Trane accounts receivable purchase program in March 2009 with a new accounts receivable purchase program that encompassed originators from all four of our business segments. The proceeds from our debt issuance were used to repay the $950.0 million outstanding under our senior unsecured bridge loan facility.

In the fourth quarter of 2008, we initiated enterprise-wide restructuring actions in order to streamline both our manufacturing footprint and our general and administrative cost base. We have incurred approximately $182.1 million of costs associated with our restructuring programs since the fourth quarter of 2008, $111.4 million of which occurred during 2009. These combined restructuring actions generated approximately $194 million of annual pretax savings for 2009.

DIRECTORS’ REPORT continued

Trends and Economic Events

We are a global corporation with worldwide operations. As a global business, our operations are affected by worldwide, regional and industry-specific economic factors, as well as political factors, wherever we operate or do business. Our geographic and industry diversity, as well as the diversity of our product sales and services, has helped limit the impact of any one industry or the economy of any single country on our consolidated operating results.

Since the onset of the economic downturn in 2008, we have seen weaker demand for many of our products and services. Although the challenging and difficult end market environments in which we operate are showing signs of stabilization, albeit at lower levels, we are still operating in a depressed economic climate. Despite the challenging economic environment, we continue to execute our business strategy.

Given the broad range of products manufactured and geographic markets served, management uses a variety of factors to predict the outlook for the Group. We monitor key competitors and customers in order to gauge relative performance and the outlook for the future. In addition, our order rates are indicative of future revenue and thus a key measure of anticipated performance. In those industry segments where we are a capital equipment provider, revenues depend on the capital expenditure budgets and spending patterns of our customers, who may delay or accelerate purchases in reaction to changes in their businesses and in the economy.

For 2010, we expect current market conditions to continue to impact our financial results. U.S. and European non-residential construction markets are expected to remain weak; however, some of our end markets are showing signs of stabilization.

Despite the current market environment, we have a solid foundation of global brands and leading market shares in all of our major product lines. Our growing geographic and industry diversity coupled with our large installed product base provides growth opportunities within our service, parts and replacement revenue streams. In addition, we are investing substantial resources to innovate and develop new products and services which will fuel our future growth.

Results for the year and proposed transfer to reserves

The results for the year are set out in the Group consolidated profit and loss account on page 28. The balance to be transferred to reserves is $451.3 million.

Research and Development

We engage in research and development activities in an effort to introduce new products, enhance existing products effectiveness, increase safety, improve ease of use and reliability as well as expand the various applications for which our products may be appropriate. In addition, we continually evaluate developing technologies in areas that we believe will enhance our business for possible investment or acquisition. We anticipate that we will continue to make significant expenditures for research and development activities as we look to maintain and improve our competitive position. Research and development expenditures, including qualifying engineering costs, were $257.4 million in 2009 and $204.6 million in 2008.

Key Performance Indicators

Turnover

Turnover for the year ended 31 December 2009 decreased by 0.2%, or $32.1 million, compared with the same period of 2008, which primarily resulted from the following:

Volume/product mix	-15.5%
Pricing	0.8%
Currency exchange rates	-1.4%
Acquisitions	15.9%

Total	-0.2%

The acquisition of Trane on 5 June 2008 (the Acquisition Date) increased net turnover by $2,096.3 million compared with the same period of 2008. The increase, which represented 15.9% of the year-over-year change in turnover, was a consequence of 2008 reported results only reflecting activity since the Acquisition Date. Excluding the results of Trane, revenues decreased by 16.1%, or $2,128.4 million, which resulted from lower volumes and product mix (16%) and an unfavorable currency impact (1%). These reductions were partially offset by improved pricing (1%). The Trane commercial and residential HVAC businesses also experienced substantial volume declines during the year. Softening overall demand in many major end-markets was the primary driver of the volume reduction. However, we continued to make progress in increasing recurring revenues, which improved by 6% over prior year and accounted for 19% of net revenues in 2008.

DIRECTORS’ REPORT continued

Cost of Sales

For the year ended 31 December 2009, cost of sales decreased by $103 million, or 1.1% compared to the same period in 2008, which included the results of Trane since the Acquisition Date. Trane increased cost of sales by $1,421.8 million, which contributed 14.6% to the year-over-year change. Excluding the results of Trane cost of sales decreased by $1,524.8 million, or 15.7% as a result of increased productivity actions and expense reduction across the businesses. These actions helped to mitigate the impact of lower volumes due to the continued global weakness in our major end markets.

As a result, cost of sales as a percentage of turnover decreased to 73.1% from 73.7%. In addition, cost of sales included $58.3 million of restructuring costs compared to restructuring and integration costs of $56.7 million in 2008.

Distribution and Administrative Expenses

For the year ended 31 December 2009, distribution and administrative expense increased by $365.5 million, or 15.6% compared to the same period in 2008, which included the results of Trane since the Acquisition Date. Trane increased distribution and administrative expenses by $558.5 million, which contributed 23.8% to the year-over-year change. Excluding the results of Trane, distribution and administrative expense decreased by $193.0 million, or 8.2% as a result of increased productivity actions and expense reduction across the businesses. These actions partially offset the dramatic decline in volume experienced during 2009. As a result, distribution and administrative expense as a percentage of revenue increased to 20.5% compared with 17.7% for the same period of 2008. In addition, distribution and administrative expense included $53.1 million of restructuring costs compared to $34.2 million of restructuring and integration costs in 2008.

Operating Margin

Operating margin for the year ended 31 December 2009 increased to 6.4% from a negative 19.7% for the same period in 2008, which included the results of Trane since the Acquisition Date. Operating margin for the year ended 31 December 2008 was impacted by a non-cash charge of $3,710.0 million related to an asset impairment recognized in the fourth quarter. Excluding the asset impairment, which had a 28.1 point impact on 2008 operating margins year-over-year, operating margins decreased by 2.2 points. The primary drivers of the decrease related to lower volumes, an unfavorable currency impact and lower margins in the acquired Trane businesses. Results were further impacted by $111.4 million of restructuring costs which impacted operating margins in 2009 by 0.8 points. Productivity actions, expense reduction and improved pricing helped to mitigate the impact of the continued global weakness in our major end markets.

Interest payable

Interest payable for the year ended 31 December 2009 increased $56.8 million compared with the same period of 2008. The increase is primarily related to higher average debt levels as a result of the funding of the acquisition of Trane in June 2008.

Provision for taxation

For the year ended 31 December 2009, the effective tax rate was 12.8% compared to 7.5% in 2008. The 2009 tax rate was below the U.S. Statutory rate of 35.0% primarily due to earnings in non-U.S. jurisdictions, which, in aggregate, have a lower effective rate. The 5.3 point increase in the effective rate is primarily the result of an increase in valuation allowances as well as changes in earnings mix offset by a reduction in our liability for unrecognized tax benefits.

For the year ended 31 December 2008, the effective tax rate was 7.5%. The tax rate was substantially below the U.S. Statutory rate of 35.0% primarily due to the large impairment charge recognized in the fourth quarter, as well as earnings in non-U.S. jurisdictions, which, in aggregate, have a lower effective rate. The 9.4 point reduction in the effective rate is primarily the result of lower earnings in high tax jurisdiction during 2008. See Note 27 to the consolidated financial statements for further discussion of tax matters.

Liquidity and Capital Resources

During the year ended 31 December 2009, we completed a comprehensive financing program that significantly enhanced our liquidity and debt profile. Actions taken include the issuance of $1.0 billion of long-term debt (Senior Notes and Exchangeable Senior Notes) in April 2009 and the replacement of our Trane accounts receivable purchase program in March 2009 with a new accounts receivable purchase program that encompassed originators from all four of our business segments. The proceeds from our debt issuance were used to repay the $950.0 million outstanding under our senior unsecured bridge loan facility.

DIRECTORS’ REPORT continued

We currently believe that our cash and cash equivalents balance, the cash generated by our operations, our committed credit lines as well as our expected ability to access the capital markets will be sufficient to meet our operating and capital needs for the foreseeable future.

Liquidity

The following table contains several key measures to gauge our financial condition and liquidity at the period ended December 31:

	2009 $m	2008 $m

Cash and cash equivalents	876.8	550.2
Short-term borrowings and current maturities of long-term debt (see below)	876.7	2,350.4
Long-term debt (Note 21)	3,219.9	2,773.7
Total debt	4,096.6	5,124.1
Total Ingersoll-Rand plc shareholders’ funds	7,101.8	6,661.4
Total shareholders’ funds	7,205.7	6,762.1
Debt-to-total capital ratio	36.2%	43.1%

Short-term borrowings and current maturities of long-term debt consisted of the following:

	2009 $m	2008 $m

Commercial paper program	—	998.7
Senior unsecured bridge loan facility	—	754.0
Debentures with put feaure	343.6	345.7
Current maturities of long-term debt	526.5	200.4
Other short-term borrowings	6.6	51.6

Total	876.7	2,350.4

Commercial Paper Program

We use borrowings under our commercial paper program for general corporate purposes. As of 31 December 2009, we had no outstanding commercial paper borrowings after paying down $998.7 million during 2009. We funded these payments primarily using cash generated from operations.

Senior Unsecured Bridge Loan Facility

In connection with the Trane acquisition, we entered into a $3.9 billion senior unsecured bridge loan facility, with a 364-day term. We drew down $2.95 billion against the bridge loan facility in June 2008. The proceeds, along with cash on hand and the issuance of $1.5 billion in commercial paper, were used to fund the cash component of the consideration paid for the acquisition as well as to pay for related fees and expenses incurred in connection with the acquisition.

As of 31 December 2008, our outstanding balance of the senior unsecured bridge loan facility was $754 million after a $196 million payment in the fourth quarter of 2008. In the first quarter of 2009, we borrowed an additional $196 million under the facility, increasing the outstanding balance to $950.0 million as of March 31, 2009. We repaid the outstanding balance in April 2009 with proceeds from our long-term debt issuance as discussed below and terminated the facility.

Debentures with Put Feature

At 31 December 2008, we had outstanding $345.7 million of fixed rate debentures which only requires early repayment at the option of the holder. These debentures contain a put feature that the holders may exercise on each anniversary of the issuance date. If exercised, we are obligated to repay in whole or in part, at the holder’s option, the outstanding principal amount (plus accrued and unpaid interest) of the debentures held by the holder. If these options are not fully exercised, the final maturity dates would range between 2027 and 2028.

In 2009, holders of these debentures chose to exercise the put feature on $2.1 million of the remaining debentures. As a result, approximately $343.6 million remained outstanding at 31 December 2009. In February 2010, holders of these debentures have the option to exercise the put feature on $37.2 million of the outstanding debentures. Based on our cash flow forecast, we believe we will have sufficient liquidity to repay any amounts redeemable as a result of these put features.

DIRECTORS’ REPORT continued

Long-term Debt

In August 2008, we filed a universal shelf registration statement with the Securities and Exchange Commission (SEC) for an indeterminate amount of securities for future issuance and issued $1.6 billion of long-term debt pursuant to the shelf registration statement through our subsidiary, IR Global Holding Company Limited (IR-Global). This issuance consisted of $250 million Senior Floating Rate Notes due in 2010, $600 million 6.000% Senior Notes due in 2013 and $750 million 6.875% Senior Notes due in 2018. These notes are fully and unconditionally guaranteed by IR-Limited. The net proceeds from the offering were used to reduce the amount outstanding under the senior unsecured bridge loan facility.

Interest on the fixed rate notes will be paid twice a year. We have the option to redeem them in whole or in part at any time, and from time to time, prior to their stated maturity date at redemption prices set forth in the debt offering documents. Interest on the floating rate notes will be paid four times a year. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to our operations.

Senior Notes Due 2014

In April 2009, we issued $655 million of 9.5% Senior Notes through our wholly owned subsidiary, IR-Global. The notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and IR-International. Interest on the fixed rate notes will be paid twice a year in arrears. We have the option to redeem them in whole or in part at any time, and from time to time, prior to their stated maturity date at redemption prices set forth in the indenture agreement. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to our operations.

Exchangeable Senior Notes Due 2012

In April 2009, we issued $345 million of 4.5% Exchangeable Senior Notes through our wholly owned subsidiary, IR-Global. The notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and IR-International. Interest on the exchangeable notes will be paid twice a year in arrears. In addition, holders may exchange their notes at their option prior to 15 November 2011 in accordance with specified circumstances set forth in the indenture agreement or anytime on or after 15 November 2011 through their scheduled maturity. Upon exchange, the notes will be paid in cash up to the aggregate principal amount of the notes to be exchanged, the remainder due on the option feature, if any, will be paid in cash, IR ordinary shares or a combination thereof at the option of the Company. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to our operations.

We allocated the proceeds of the exchangeable notes between debt and equity, in a manner that reflects our nonconvertible debt borrowing rate. We allocated approximately $305 million of the gross proceeds to debt, with the remaining discount of approximately $40 million (approximately $39 million after allocated fees) recorded within equity. Additionally, we will amortize the discount into earnings over a three-year period.

Accounts Receivable Purchase Program

On 31 March 2009, we expanded our existing Trane accounts receivable purchase program and replaced it with a new accounts receivable purchase program that encompassed originators from all four of our business segments. The increase in originators allowed us to increase the program size from $150 million to $325 million. At 31 December 2009, the outstanding balance of eligible trade receivables sold to an affiliated master special purpose vehicle was $544.2 million. However, no net interests have been sold to any of the three conduits administered by unaffiliated financial institutions. In the first quarter of 2010, we expect to terminate the new accounts receivable purchase program prior to its expiration in March 2010. See Note 17 to the consolidated financial statements for a further description of the program.

Pension Plans

Our investment objectives in managing defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long-term, minimizes our required contributions at the appropriate levels of risk; and to meet any statutory or regulatory requirements.

We monitor the impact of market conditions on our funding requirements and pension plan expense on a quarterly basis. None of our pension plans have experienced any significant impact on their liquidity to pay retirees in the plans due to the volatility in the markets. For further details on pension plan activity, see Note 23 to the consolidated financial statements.

Cash Flows

The following table reflects the major categories of cash flows for the years ended 31 December respectively. For additional details, please see the Consolidated Statements of Cash Flows in the consolidated financial statements.

DIRECTORS’ REPORT continued

	2009 $m	2008 $m

Operating cash flow provided by (used in) continuing operations	1,751.5	374.3
Investing cash flow provided by (used in) continuing operations	(182.7)	(7,306.4)
Financing cash flow provided by (used in) continuing operations	(1,208.1)	2,760.6

Operating Activities

Net cash provided by operating activities from continuing operations was $1,751.5 million for the year ended 31 December 2009 compared with $374.3 million in 2008. Prior year operating cash flows were impacted by a tax payment of approximately $700 million in the first quarter of 2008 paid to various taxing authorities primarily associated with the Compact Equipment divestiture. Cash flows from operating activities for the year ended 31 December 2009 include significant improvements in accounts receivable collections and inventory management, in addition to the results of Trane for the entire period.

Investing Activities

Net cash used in investing activities from continuing operations was $182.7 million for the year ended 31 December 2009 compared with $7,306.4 million in 2008. The change in investing activities is primarily attributable to cash used for the acquisition of Trane in 2008.

Financing Activities

Net cash used in financing activities during the year ended 31 December 2009 was $1,208.1 million, compared with $2,760.6 million of net cash provided by financing activities during 2008. The change in financing activities is primarily related to the proceeds received from the bridge loan facility and commercial paper used to finance the acquisition of Trane in June 2008.

During the year ended 31 December 2009, we refinanced the bridge loan facility and repaid the amounts outstanding on our commercial paper program.

Capital Resources

Based on historical performance and current expectations, we believe our cash and cash equivalents balance, the cash generated from our operations, our committed credit lines and our expected ability to access capital markets will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations for the foreseeable future.

Capital expenditures were $204.2 million and $306.0 million 2009 and 2008, respectively. Our investments continue to improve manufacturing productivity, reduce costs and provide environmental enhancements and advanced technologies for existing facilities. The capital expenditure program for 2010 is estimated to be approximately $250 million, including amounts approved in prior periods. Many of these projects are subject to review and cancellation at our option without incurring substantial charges.

In addition, we announced plans to initiate enterprise-wide restructuring actions in October 2008. These actions include streamlining the footprint of manufacturing facilities and reducing the general and administrative cost base. As of 31 December 2009, we have incurred approximately $182.1 million of costs associated with these restructuring actions since the fourth quarter of 2008.

Capitalization

In addition to cash on hand and operating cash flow, we maintain significant credit availability under our commercial paper programs. Our ability to borrow at a cost-effective rate under the commercial paper programs is contingent upon maintaining an investment-grade credit rating.

As of 31 December 2009, our credit ratings were as follows:

	Short-term	Long-term
Moody’s	P-2	Baa1
Standard and Poor’s	A-2	BBB+

The credit ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

DIRECTORS’ REPORT continued

In June 2008, we entered into a $1.0 billion senior unsecured revolving credit facility with a three-year term. The line is unused and provides support for our commercial paper program as well as for other general corporate purposes.

In addition to the three-year credit facility, we have a committed revolving credit facility totaling $1.25 billion, which expires in August 2010. This line is unused and provides support for our commercial paper program as well as for other general corporate purposes. Other available non-U.S. lines of credit were $993.3 million, of which $823.9 million were unused at 31 December 2009. These lines provide support for bank guarantees, letters of credit and other general corporate purposes.

Our public debt does not contain any financial covenants and our revolving credit lines have a debt-to-total capital covenant of 65%. As of 31 December 2009, our debt-to-total capital ratio was significantly beneath this limit.

Guarantees

As part of the reorganization of IR-New Jersey in 2001, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities of IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any, and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey. In addition, public debt securities issued by IR-Global are fully and unconditionally guaranteed by IR-Limited.

As a part of the reorganization of IR-Limited in 2009, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of IR-International, IR-Global and IR-New Jersey. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane.

Contractual Obligations

The following table summarizes our contractual cash obligations by required payment periods, in millions:

	Less than		1 - 3		3 - 5	More than
	1 year		years		years	5 years	Total
Short-term debt	$6.6		$—		$—	$—	$6.6
Long-term debt	868.8	*	377.2	**	1,273.2	1,610.0	4,129.2
Interest payments on long-term debt	256.9		475.4		382.1	716.2	1,830.6
Purchase obligations	847.4		7.5		3.5	—	858.4
Operating leases	169.9		242.0		138.2	123.9	674.0

Total contractual cash obligations	$2,149.6		$1,102.1		$1,797.0	$2,450.1	$7,498.8

*	Includes $343.6 million of debt redeemable at the option of the holder. The scheduled maturities of these bonds range between 2027 and 2028.
**	Includes $345 million related to the Exchangeable Senior Notes due in 2012. See Note 21 in the consolidated financial statements for additional information.

Future expected obligations under our pension and postretirement benefit plans, income taxes, environmental and asbestos matters have not been included in the contractual cash obligations table above.

Pensions

At 31 December 2009, we had net obligations of $903.0 million, which consist of noncurrent pension assets of $1.1 million and current and non-current pension benefit liabilities of $904.1 million. It is our objective to contribute to the pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. We currently project that we will contribute approximately $85 million to our plans worldwide in 2010. Because the timing and amounts of long-term funding requirements for pension obligations are uncertain, they have been excluded from the preceding table. See Note 23 to the consolidated financial statements for additional information.

Postretirement Benefits Other than Pensions

At 31 December 2009, we had postretirement benefit obligations of $979.4 million. We fund postretirement benefit costs principally on a pay-as-you-go basis as medical costs are incurred by covered retiree populations. Benefit payments, which are net of expected plan participant contributions and Medicare Part D subsidy, are expected to be approximately $79 million in 2010. Because the timing and amounts of long-term funding requirements for postretirement obligations are uncertain, they have been excluded from the preceding table. See Note 23 to the consolidated financial statements for additional information.

DIRECTORS’ REPORT continued

Taxation

At 31 December 2009, we have total unrecognized tax benefits for uncertain tax positions of $525.1 million and $80.3 million of related accrued interest and penalties. The liability has been excluded from the preceding table as we are unable to reasonably estimate the amount and period in which these liabilities might be paid. See Note 27 to the consolidated financial statements for additional information regarding matters relating to income taxes, including unrecognized tax benefits and IRS tax disputes.

Environmental and Asbestos Matters

We are involved in various litigations, claims and administrative proceedings, including those related to environmental and product liability matters. We believe that these liabilities are subject to the uncertainties inherent in estimating future costs for contingent liabilities, and will likely be resolved over an extended period of time. Because the timing and amounts of potential future cash flows are uncertain, they have been excluded from the preceding table. See Note 31 to the consolidated financial statements for additional information.

Review of Business Segments

Our business segments provide products, services and solutions used to increase the efficiency and productivity of both industrial and commercial operations and homes, as well as improve the security, safety, health and comfort of people around the world.

In the fourth quarter of 2009, we realigned our external reporting structure to more closely reflect our corporate and business strategies and to promote additional productivity and growth. Our segments are now as follows: Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies. As part of the change, we eliminated the Air Conditioning Systems and Services segment which represented the acquired Trane business and created two new reportable segments, the Climate Solutions segment and the Residential Solutions segment. Our business segments are as follows:

Climate Solutions

Our Climate Solutions segment delivers energy-efficient refrigeration and Heating, Ventilation and Air Conditioning (HVAC) solutions throughout the world. Encompassing the transport and stationary refrigeration markets as well as the commercial HVAC markets, this segment offers customers a broad range of products, services and solutions to manage controlled temperature environments. This segment, which had 2009 net revenues of $7.3 billion, includes the market leading brands of Hussmann, Thermo King and Trane.

Residential Solutions

Our Residential Solutions segment provides safety, comfort and efficiency to homeowners throughout North America and parts of South America. It offers customers a broad range of products, services and solutions including mechanical and electronic locks, energy-efficient HVAC systems, indoor air quality solutions, advanced controls, portable security systems and remote home management. This segment, which had 2009 net revenues of $2.0 billion, is comprised of well-known brands like American Standard, Schlage and Trane.

Industrial Technologies

Our Industrial Technologies segment provides products, services and solutions that enhance energy efficiency, productivity and operations. It offers our global customers a diverse and innovative range of products including compressed air systems, tools, pumps, fluid handling systems, golf and utility vehicles in addition to environmentally friendly micro turbines. This segment, which had 2009 net revenues of $2.2 billion, includes the Club Car and Ingersoll Rand market-leading brands.

Security Technologies

Our Security Technologies segment is a leading global provider of products and services that make environments safe, secure and productive. The segment’s market-leading products include electronic and biometric access control systems and software, locks and locksets, door closers, exit devices, steel doors and frames, portable security devices, as well as time, attendance and personnel scheduling systems. These products serve a wide range of markets including the commercial construction market, healthcare, retail, maritime and transport industries as well as educational and governmental facilities. This segment, which had 2009 net revenues of $1.7 billion, includes the CISA, LCN, Schlage and Von Duprin brands.

DIRECTORS’ REPORT continued

Competitive Conditions

Our products are sold in highly competitive markets throughout the world. Due to the diversity of these products and the variety of markets served, we encounter a wide variety of competitors that vary by product line. They include well-established regional or specialized competitors, as well as larger U.S. and non-U.S. corporations or divisions of larger companies.

The principal methods of competition in these markets relate to price, quality, delivery, service and support, technology and innovation. We believe that we are one of the leading manufacturers in the world of HVAC systems and services, air compression systems, transport temperature control products, refrigerated display merchandisers, refrigeration systems and controls, air tools, and golf and utility vehicles. In addition, we believe we are a leading supplier in U.S. markets for architectural hardware products, mechanical locks and electronic and biometric access-control technologies.

Distribution

Our products are distributed by a number of methods, which we believe are appropriate to the type of product. U.S. sales are made through branch sales offices and through distributors, dealers and large retailers across the country. Non-U.S. sales are made through numerous subsidiary sales and service companies with a supporting chain of distributors throughout the world.

Customers

We have no major customers that accounted for more than 10% of our consolidated turnover in 2009 or 2008. No material part of our business is dependent upon a single customer or a small group of customers; therefore, the loss of any one customer would not have a material adverse effect on our operations.

Raw Materials

We manufacture many of the components included in our products, which requires us to employ a wide variety of raw materials. Principal raw materials, such as steel, copper and aluminum, are purchased from a large number of independent sources around the world. In the past, higher prices for some raw materials, particularly steel and non-ferrous metals, have caused pricing pressures in some of our businesses; we have historically been able to pass certain of these cost increases on to customers in the form of price increases.

We believe that available sources of supply will generally be sufficient for the foreseeable future. There have been no raw material shortages which have had a material adverse effect on our businesses. However, significant changes in certain material costs may have an adverse impact on our costs and operating margins. To mitigate this potential impact, we enter into long-term supply contracts in order to manage our exposure to potential supply disruptions.

Working Capital

We manufacture products that usually must be readily available to meet our customer’s rapid delivery requirements. Therefore, we maintain an adequate level of working capital to support our business needs and our customers’ requirements. Such working capital requirements are not, however, in the opinion of management, materially different from those experienced by our major competitors. Our sales and payment terms are generally similar to those of our competitors.

Patents and Licenses

We own numerous patents and patent applications, and are licensed under others. Although in aggregate we consider our patents and licenses to be valuable to our operations, we do not believe that our business is materially dependent on a single patent or license or any group of them. In our opinion, engineering, production skills and experience are more responsible for our market position than our patents and/or licenses.

Operations by Geographic Area

More than 35% of our 2009 turnover was derived outside the U.S. and we sold products in more than 100 countries. Therefore, the attendant risks of manufacturing or selling in a particular country, such as nationalization and establishment of common markets, would not be expected to have a significant effect on our non-U.S. operations. For a discussion of risks attendant to our non-U.S. operations, see “Risks relating to our businesses – Currency exchange rate and commodity price fluctuations may adversely affect our results,” “Risks relating to our businesses – Our global operations subject us to economic risks,” in this directors’ report.

Environmental Matters

We continue to be dedicated to an environmental program intended to reduce the utilization and generation of hazardous materials during the manufacturing process as well as to remediate identified environmental concerns. As to the latter, we are currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

DIRECTORS’ REPORT continued

We are sometimes a party to environmental lawsuits and claims and have received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. We have been also identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, our involvement is minimal.

In estimating our liability, we have assumed that we will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During 2009, we spent $10.8 million for environmental remediation expenditures at sites presently or formerly owned or leased by us. As of 31 December 2009 and 2008, we have recorded reserves for environmental matters of $93.3 million and $100.9 million, respectively. We believe that these expenditures and accrual levels will continue and may increase over time. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Asbestos Matters

Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against either IR-New Jersey or Trane and generally allege injury caused by exposure to asbestos contained in certain historical products sold by IR-New Jersey or Trane, primarily pumps, boilers and railroad brake shoes. Neither IR-New Jersey nor Trane was a producer or manufacturer of asbestos, however, some formerly manufactured products utilized asbestos-containing components such as gaskets and packings purchased from third-party suppliers.

Principal Risks

Risks Relating to Our Businesses

We are relying on an indemnification agreement with respect to any potential liability arising from a European Commission Investigation into possible infringement of European Union competition law by Trane and its subsidiaries. If we were unable to rely on the indemnification agreement for any reason, any potential liability arising from the European Commission Investigation could have a material adverse effect on our financial condition and results of operations.

In connection with Trane’s spinoff of the Vehicle Control Systems business into a new publicly traded company called WABCO Holdings Inc. (WABCO) on 31 July 2007, Trane entered into an Indemnification and Cooperation Agreement (Indemnification Agreement) with, among others, American Standard Europe BVBA (renamed WABCO Europe BVBA) (WABCO Europe), which became a subsidiary of WABCO following the spinoff. Pursuant to the Indemnification Agreement, WABCO Europe has agreed to indemnify Trane and its subsidiaries and their respective affiliates against any fines related to the European Commission Investigation. For a further discussion of European Commission Investigation, see “Legal Proceedings.” If the maximum fine is levied in 2010, the total liability could be as high as $1.1 billion based on Trane’s last full fiscal year of worldwide revenue attributable to all of its product lines owned at the time the Statement of

Objections was issued, subject to a probable reduction for leniency of at least 20 percent provided WABCO Europe, as the leniency applicant, fulfilled all conditions set forth in the European Commission’s leniency notice. WABCO has stated in its Form 10-K for the fiscal years ended 31 December 2009 that its ability to satisfy its obligations under the Indemnification Agreement is contingent on its funding capability at the time of the fine, which could be affected by, among other things, its ability to access its then existing credit facilities, its ability to obtain alternative sources of financing, its ability to obtain some payment relief from the European Commission or its ability to obtain a suspension of the payment obligation from the European Court of First Instance. If WABCO Europe were unable to satisfy its obligations under the Indemnification Agreement or if we were unable to rely on the Indemnification Agreement for any reason, any potential liability arising from the European Commission Investigation could have a material adverse effect on our financial condition and results of operations.

DIRECTORS’ REPORT continued

We face continuing risks relating to compliance with the Foreign Corrupt Practices Act (FCPA)

On 10 November 2004, the SEC issued an Order directing that a number of public companies, including us, provide information relating to their participation in certain transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, we undertook a thorough review of our participation in the Oil for Food Program and provided the SEC with information responsive to its investigation of our participation in the program. On 31 October 2007, we announced that we had reached settlements with the SEC and the Department of Justice (DOJ) relating to certain payments made by our foreign subsidiaries in 2000-2003 in connection with the Oil for Food Program. Pursuant to the settlements with the SEC and DOJ, we have, among other things, (i) consented to the entry of a civil injunction in the SEC action, (ii) entered into a three-year deferred prosecution agreement (DPA) with the DOJ, and (iii) agreed to implement improvements to our compliance program designed to enhance detection and prevention of violations of the FCPA and other applicable anti-corruption laws. If the DOJ determines, in its sole discretion, that we have committed a federal crime or have otherwise breached the DPA during its three-year term, we may be subject to prosecution for any federal criminal violation of which the DOJ has knowledge, including, without limitation, violations of the FCPA in connection with the Oil for Food Program. Breaches of the settlements with SEC and DOJ may also subject us to, among other things, further enforcement actions by the SEC or the DOJ, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our stock. For a further discussion of the settlements with the SEC and DOJ, see “Legal Proceedings.”

Furthermore, we have reported to the DOJ and SEC certain matters involving Trane, including one relating to the Oil for Food Program, and which raise potential issues under the FCPA and other applicable anti-corruption laws. With respect to these matters, we have conducted a thorough investigation which began in earnest promptly after our acquisition of Trane in June 2008. Previously, we had reported to the SEC and DOJ potential FCPA issues relating to one of our businesses in China, and we have reported back to them and shared with them our audit report, which indicated no FCPA violations. With respect to that same business in China, we have discussed with the DOJ and SEC another matter which raises potential FCPA issues. We have had preliminary discussions concerning the foregoing with the SEC and DOJ, to be followed by further discussions about them and possibly other matters which raise potential FCPA concerns. These matters (and others which may arise or of which we become aware in the future) may be deemed to violate the FCPA and other applicable anti-corruption laws. Such determinations could subject us to, among other things, further enforcement actions by the SEC or the DOJ (if, for example, the DOJ deems us to have violated the DPA), securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our stock.

Our global operations subject us to economic risks.

Our global operations are dependent upon products manufactured, purchased and sold in the U.S. and internationally, including Europe, China, Brazil, Venezuela, Africa, India and Turkey. These activities are subject to risks that are inherent in operating globally, including the following:

•	countries could change regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	national and international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

Currency exchange rate and commodity price fluctuations may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in currency exchange rates, commodity prices and interest rates.

DIRECTORS’ REPORT continued

More than 35% of our 2009 turnover was derived outside the U.S., and we expect sales to non-U.S. customers to continue to represent a significant portion of our consolidated turnover. Although we enter into currency exchange contracts to reduce our risk related to currency exchange fluctuations, changes in the relative values of currencies occur from time to time and may, in some instances, have a significant effect on our results of operations. Because we do not hedge against all of our currency exposure, our business will continue to be susceptible to currency fluctuations.

Furthermore, the reporting currency for our financial statements is the U.S. dollar. We have assets, liabilities, revenues and expenses denominated in currencies other than the U.S. dollar. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at the applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency.

Foreign Currency Exposures

We have operations throughout the world that manufacture and sell their products in various international markets. As a result, we are exposed to movements in exchange rates of various currencies against the U.S. dollar as well as against other currencies throughout the world. We actively manage the currency exposures that are associated with purchases and sales and other assets and liabilities at the operating unit level. Exposures that cannot be naturally offset within an operating unit to an insignificant amount are hedged with foreign currency derivatives. We also have non-U.S. currency net asset exposures, which we currently do not hedge with any derivative instrument.

We evaluate our exposure to changes in currency exchange rates on our foreign currency derivatives using a sensitivity analysis. The sensitivity analysis is a measurement of the potential gain or loss in fair value based on a percentage increase or decrease in exchange rates. Based on the firmly committed currency derivative instruments in place at 31 December 2009, a hypothetical change in fair value of those derivative instruments assuming a 10% increase in exchange rates would result in an unrealized gain of approximately $69.1 million, as compared with an unrealized gain of $23.9 million at 31 December 2008. These amounts would be offset by changes in the fair value of the underlying currency transactions.

We are also a large buyer of steel and non-ferrous metals, as well as other commodities required for the manufacture of our products. Volatility in the prices of these commodities could increase the costs of our products and services. We may not be able to pass on these costs to our customers and this could have a material adverse effect on our results of operations and cash flows. We may purchase commodity derivatives which reduce the volatility of the commodity prices for supplier contracts where fixed pricing is not available.

Commodity Price Exposures

We are exposed to volatility in the prices of raw materials used in some of our products and we use fixed price contracts to manage this exposure. We do not have any committed commodity derivative instruments in place at 31 December 2009.

Significant shortages in the raw materials we use in our businesses and higher energy prices could increase our operating costs.

We rely on suppliers to secure raw materials, particularly steel and non-ferrous metals, required for the manufacture of our products. A disruption in deliveries from our suppliers or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. We believe that available sources of supply will generally be sufficient for our needs for the foreseeable future. Nonetheless, the unavailability of some raw materials may have an adverse effect on our results of operations or financial condition. Additionally, we are exposed to large fluctuations for the price of petroleum-based fuel due to the instability of current market prices. Higher energy costs increase our operating costs and the cost of shipping our products to customers around the world. Consequently, sharp price increases, the imposition of taxes or an interruption of supply, could cause us to lose the ability to effectively manage the risk of rising fuel prices and may have an adverse effect on our results of operations or financial condition.

DIRECTORS’ REPORT continued

Changes in weather patterns and seasonal fluctuations may adversely affect certain segments of the Company’s business and impact overall results of operations.

Demand for certain segments of the Group’s products and services is influenced by weather conditions. For instance, Trane’s sales have historically tended to be seasonally higher in the second and third quarters of the year because, in the U.S. and other northern hemisphere markets, summer is the peak season for sales of air conditioning systems and services. Additionally, while there is demand for Trane’s products and services throughout the year, a significant percentage of turnover is related to U.S. residential and commercial construction activity, which is generally higher in the second and third quarters of the year. Therefore, results of any quarterly period may not be indicative of expected results for a full year and unexpected cool trends or unseasonably warm trends during the summer season could negatively or positively affect certain segments of the Group’s business and impact overall results of operations.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health.

We estimate that our available cash and our cash flow from operations will be adequate to fund our operations for the foreseeable future. In making this estimate, we have not assumed the need to make any material payments in connection with any pending litigation or investigations. As required by generally accepted accounting principles in the United States, we establish reserves based on our assessment of contingencies. Subsequent developments in legal proceedings, including current or future asbestos-related litigation, may affect our assessment and estimates of the loss contingency recorded as a reserve and we may be required to make additional material payments, which could result in an adverse effect on our results of operations.

Such an outcome could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	restrict our ability to exploit business opportunities; and

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness.

If the distribution of WABCO’s shares by Trane on 31 July 2007 were to fail to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code (the Code), then Trane and Trane’s shareholders who received WABCO common stock in the distribution may be required to pay U.S. federal income taxes.

On 31 July 2007, Trane (then known as American Standard Companies Inc.) completed the spinoff of its vehicle control systems business into a new publicly traded company named WABCO. At the time, Trane received a private letter ruling from the Internal Revenue Service (IRS) substantially to the effect that the distribution qualified as tax-free for U.S. federal income tax purposes under Section 355 of the Code. In addition, Trane received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Trane, substantially to the effect that the distribution will qualify as tax-free to Trane, WABCO and Trane shareholders under Section 355 and related provisions of the Code. The ruling and opinion were based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements made by WABCO and Trane. In rendering its ruling, the IRS also relied on certain covenants that Trane and WABCO entered into, including the adherence to certain restrictions on WABCO’s and Trane’s future actions.

In connection with our acquisition of Trane in June 2008, we received an opinion of Simpson Thacher & Bartlett LLP, tax counsel to us, substantially to the effect that the distribution should continue to qualify as tax-free to Trane, WABCO and Trane shareholders under Section 355 and related provisions of the Code. Notwithstanding receipt by Trane and us of the private letter ruling as well as the opinions of counsel, there can be no assurance that the IRS will not later assert that the distribution should be treated as a taxable transaction.

If the distribution fails to qualify for tax-free treatment, then Trane would recognize a gain in an amount equal to the excess of (i) the fair market value of WABCO’s common stock distributed to the Trane shareholders over (ii) Trane’s tax basis in such common stock. Under the terms of the Tax Sharing Agreement, in the event the distribution were to fail to qualify as a tax-free reorganization and such failure was not the result of actions taken after the distribution by Trane or any of its subsidiaries or shareholders, WABCO would be responsible for all taxes imposed on Trane as a result thereof. In addition, each Trane shareholder who received WABCO common stock in the distribution generally would be treated as having received a taxable distribution in an amount equal to the fair market value of WABCO’s common stock received (including any fractional share sold on behalf of the shareholder), which would be taxable as a dividend to the extent of the shareholder’s ratable share of Trane’s current and accumulated earnings and profits at the time (as increased to reflect any current income including any gain recognized by Trane on the taxable distribution). The balance, if any, of the distribution

DIRECTORS’ REPORT continued

would be treated as a nontaxable return of capital to the extent of the Trane shareholder’s tax basis in its Trane stock, with any remaining amount being taxed as capital gain. If WABCO was unable to satisfy its obligations under the Tax Sharing Agreement or if Trane was unable to rely on the Tax Sharing Agreement for any reason, any potential liability arising from the distribution of WABCO’s shares by Trane could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Past Reorganizations

We effected a corporate reorganization in December 2001 to become a Bermuda company (the “Bermuda Reorganization”) and a subsequent corporate reorganization in July 2009 to become an Irish public limited company (the “Ireland Reorganization”). These reorganizations exposed us and our shareholders to the risks described below. In addition, we cannot be assured that all of the anticipated benefits of the reorganizations will be realized.

Changes in tax laws, regulations or treaties, changes in our status under U.S. or other tax laws or adverse determinations by taxing authorities could increase our tax burden or otherwise affect our financial condition or operating results, as well as subject our shareholders to additional taxes.

The realization of any tax benefit related to our reorganizations could be impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the U.S. tax authorities or any other tax authority. From time to time, proposals have been made and/or legislation has been introduced to change the U.S. tax law that if enacted could increase our tax burden and could have a material adverse impact on our financial condition and results of operations. For instance, recent legislative proposals would broaden the circumstances under which we would be considered a U.S. resident, which would significantly diminish the realization of any tax benefit related to our reorganizations. There are other recent U.S. tax legislative proposals that could modify or eliminate the tax deductibility of various currently deductible payments, which could materially and adversely affect our effective tax rate and cash tax position. Moreover, other legislative proposals could potentially affect us by overriding certain tax treaties and limiting the treaty benefits on certain payments by our U.S. subsidiaries to our non-U.S. affiliates, which would adversely affect our effective tax rate. We cannot predict the outcome of any specific legislation. While we are currently monitoring these proposals and are investigating all options, we could still be subject to increased U.S. taxation on a going forward basis no matter what action we undertake if certain legislative proposals are enacted and/or certain tax treaties are amended.

While our U.S. operations are subject to U.S. tax, we believe that a significant portion of our non-U.S. operations are generally not subject to U.S. tax other than withholding taxes. Our conclusions are based on, among other things, our determination that we, and a significant portion of our foreign subsidiaries, are not currently controlled foreign corporation’s (CFC) within the meaning of the U.S. tax laws, although the IRS or a court may not concur with our conclusions. A non-U.S. corporation, such as us, will constitute a CFC for U.S. federal income tax purposes if certain ownership criteria are met. If the IRS or a court determined that we (or any of our non-U.S. subsidiaries) were a CFC, then each of our U.S. shareholders who own (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of our stock (or the stock of any of our non-U.S. subsidiaries) on the last day of the applicable taxable year (a “10% U.S. Voting Shareholder”) would be required to include in gross income for U.S. federal income tax purposes its pro rata share of our subpart F and other similar types of income (and the subpart F and other similar types of income of any of our subsidiaries determined to be a CFC) for the period during which we (and our non-U.S. subsidiaries) were a CFC. In addition, gain on the sale of our shares realized by such a shareholder may be treated as ordinary income to the extent of the shareholder’s proportionate share of our and our CFC subsidiaries’ undistributed earnings and profits accumulated during the shareholder’s holding period of the shares while we (or any of our non-U.S. subsidiaries) are a CFC. Treatment of us or any of our non-U.S. subsidiaries as a CFC could have a material adverse impact on our financial condition and results of operations.

On 20 July 2007, we received a notice from the IRS containing proposed adjustments to our tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of our reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with our reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. The IRS also asserted an alternative argument to be applied if the intercompany debt is respected as debt. In that circumstance, the IRS proposed to ignore the entities that hold the debt and to which the interest was paid, and impose 30% withholding tax on a portion of the interest payments as if they were made directly to a company that was not eligible for reduced U.S. withholding tax under a U.S. income tax treaty. The IRS asserted under this alternative theory that we owe additional taxes with respect to 2002 of approximately $84 million plus interest. If either of these positions were upheld in their entirety, we would be required to record additional charges. We strongly disagreed with the view of the IRS, and filed a protest with the IRS in the third quarter of 2007.

DIRECTORS’ REPORT continued

On 12 January 2010, we received an amended notice from the IRS eliminating its assertion that the intercompany debt incurred in connection with our reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert the alternative position described above and proposes adjustments to our 2001 and 2002 tax filings. In addition, the IRS provided notice on 19 January 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

We have and intend to continue to vigorously contest these proposed adjustments. We, in consultation with our outside advisors, carefully considered the form and substance of our intercompany financing arrangements, including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. We believe that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S. income tax treaty benefits claimed.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of our position, we believe that we are adequately reserved for this matter. As we move forward to resolve this matter with the IRS, it is reasonably possible that the reserves established may be adjusted. However, we do not expect that the ultimate resolution will have a material adverse impact on our future results of operations or financial position. At this time, the IRS has not proposed any similar adjustments for years subsequent to 2002. However, if all or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

For a further discussion of the IRS audit, see “Legal Proceedings” and Note 27 to our consolidated financial statements.

As noted above, the IRS did not contest the validity of the Bermuda Reorganization in the above-mentioned notices. We believe that neither we nor our consolidated subsidiary IR-New Jersey will incur significant U.S. federal income or withholding taxes as a result of the transfer of the shares of our subsidiaries that occurred as part of the Bermuda Reorganization. However, we cannot give any assurances that the IRS will agree with our determination.

The inability to realize any anticipated tax benefits related to our reorganizations could have a material adverse impact on our financial condition and results of operations.

Legislative and regulatory action could materially and adversely affect us.

Our tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the U.S. tax authorities or any other tax authority. From time to time, proposals have been made and/or legislation has been introduced to change the U.S. tax law that if enacted could increase our tax burden and could have a material adverse impact on our financial condition and results of operations. For example, the Obama administration has recently announced various tax legislative proposals that, if adopted, could adversely impact the Company. Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could potentially override U.S. tax treaties upon which we rely, broaden the circumstances under which we would be considered a U.S. resident or modify or eliminate the tax deductibility of various currently deductible payments, each of which could materially and adversely affect our effective tax rate and cash tax position. We cannot predict the outcome of any specific legislative proposals. However, if these or similar proposals that had the effect of disregarding the Ireland Reorganization, limiting our ability to take advantage of tax treaties between Ireland and other jurisdictions (including the United States) or modifying or eliminating the deductibility of various currently deductible payments were enacted, we could be subjected to increased taxation. In addition, any future amendments to current income tax treaties, including between Ireland and other jurisdictions (including the United States) could subject us to increased taxation.

Also, the U.S. federal government and various states and municipalities have enacted or may enact legislation intended to deny government contracts to U.S. companies that reincorporate outside of the U.S. or have reincorporated outside of the U.S.

For instance, the Homeland Security Act of 2002, as amended, includes a provision that prohibits “inverted domestic corporations” and their subsidiaries from entering into contracts with the Department of Homeland Security. In addition, the State of California adopted legislation intended to limit the eligibility of certain non-U.S. chartered companies to participate in certain state contracts. More recently, the 2008, 2009 and 2010 Consolidated Appropriations Acts prohibit any federal government agency from using funds appropriated by Congress for fiscal years 2008, 2009 and 2010 to pay an inverted

DIRECTORS’ REPORT continued

domestic corporation or any of its subsidiaries for work performed or products provided under certain federal contracts (“Affected Contracts”). Although the amount of monies already paid to us or to be paid to us under the Affected Contracts is not material to the Group, we cannot provide any assurance that the impact of future actions taken by the government in this area will not be materially adverse to our operations.

In addition, there continues to be negative publicity regarding, and criticism of, companies that conduct business in the United States and in other countries but have changed their place of incorporation to another country.

Our effective tax rate may increase notwithstanding the Ireland Reorganization.

While the Ireland Reorganization is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate (which include the potential legislative actions described above), and our effective tax rate may increase and any such increase may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

Dividends received by our shareholders may be subject to Irish dividend withholding tax.

In certain circumstances, as an Irish tax resident company, we are required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. In the majority of cases, shareholders resident in the United States will not be subject to Irish withholding tax, and shareholders resident in a number of other countries will not be subject to Irish withholding tax provided that they complete certain Irish dividend withholding tax forms.

Dividends received by our shareholders could be subject to Irish income tax.

Dividends paid in respect of our shares will generally not be subject to Irish income tax where the beneficial owner of these dividends is exempt from dividend withholding tax, unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand.

Our shareholders who receive their dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on the dividends unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand.

A future transfer of our shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired) payable by the buyer. Although in the majority of transactions there will be no stamp duty because both the seller and buyer hold the shares beneficially, this additional risk for the buyer could adversely affect the price of our shares. Although we currently intend to cause one of our affiliates to pay stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially, our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against our shares on which we have paid stamp duty and any dividends paid on such shares.

Irish law differs from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally

DIRECTORS’ REPORT continued

are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States. In addition, Irish law allows shareholders to authorize share capital which then can be issued by a board of directors without shareholder approval. Also, subject to specified exceptions, Irish law grants statutory pre-emptive rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory pre-emptive rights with respect to any particular allotment of shares. These authorizations must be renewed by the shareholders every five years and we cannot guarantee that these authorizations will always be approved.

Legal Proceedings

In the normal course of business, we are involved in a variety of lawsuits, claims and legal proceedings, including commercial and contract disputes, employment matters, product liability claims, environmental liabilities and intellectual property disputes. In our opinion, pending legal matters are not expected to have a material adverse effect on the results of operations, financial condition, liquidity or cash flows.

Oil for Food Program and Foreign Corrupt Practices Act (FCPA) matters

As previously reported, on 10 November 2004, the SEC issued an Order directing that a number of public companies, including the Company, provide information relating to their participation in transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, the Company undertook a thorough review of its participation in the Oil for Food Program, provided the SEC with information responsive to the Order and provided additional information requested by the SEC. During a 27 March 2007 meeting with the SEC, at which a representative of the DOJ was also present, the Company began discussions concerning the resolution of this matter with both the SEC and DOJ. On 31 October 2007, the Company announced it had reached settlements with the SEC and DOJ relating to this matter. Under the terms of the settlements, the Company paid a total of $6.7 million in penalties, interest and disgorgement of profits. The Company has consented to the entry of a civil injunction in the SEC action and has entered into a three-year deferred prosecution agreement (DPA) with the DOJ. Under both settlements, the Company has implemented and will continue to implement improvements to its compliance program that are consistent with its longstanding policy against improper payments. In the settlement documents, the Government noted that the Company thoroughly cooperated with the investigation, that the Company had conducted its own complete investigation of the conduct at issue, promptly and thoroughly reported its findings to them, and took prompt remedial measures.

Additionally, we have reported to the DOJ and SEC certain matters involving Trane, including one relating to the Oil for Food Program, and which raise potential issues under the FCPA and other applicable anti-corruption laws. With respect to these matters, we have conducted a thorough investigation, which began in earnest promptly after our acquisition of Trane in June 2008. Previously, we had reported to the SEC and DOJ potential FCPA issues relating to one of our businesses in China, and we have reported back to them and shared our audit report, which indicated no FCPA violations. With respect to that same business in China, we have discussed with the DOJ and SEC another matter which raises potential FCPA issues. We have had preliminary discussions concerning the foregoing with the SEC and DOJ, to be followed by further discussions about them and possibly other matters which raise potential FCPA concerns. These matters (and others which may arise or of which we become aware in the future) may be deemed to violate the FCPA and other applicable anti-corruption laws. Such determinations could subject us to, among other things, further enforcement actions by the SEC or the DOJ (if, for example, the DOJ deems us to have violated the DPA), securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our stock.

The European Commission Investigation

In November 2004, Trane was contacted by the European Commission as part of a multi-company investigation into possible infringement of European Union competition law relating to the distribution of bathroom fixtures and fittings in certain European countries. On 28 March 2007, Trane, along with a number of other companies, received a Statement of Objections from the European Commission. The Statement of Objections, an administrative complaint, alleges infringements of European Union competition rules by numerous bathroom fixture and fittings companies, including Trane and certain of its former European subsidiaries engaged in the Bath and Kitchen business. These former subsidiaries were transferred (i) to WABCO on 31 July 2007 as part of a legal reorganization in connection with the spinoff of Trane’s Vehicle Control Systems business and (ii) to Bain Capital Partners LLC on 31 October 2007 in connection with the sale of Trane’s Bath & Kitchen business. Trane and certain of its former European subsidiaries will be jointly and severally liable for any fines that result from the investigation. However, pursuant to an Indemnification and Cooperation Agreement among Trane and certain other parties (Indemnification Agreement), American Standard Europe BVBA (renamed WABCO Europe BVBA) (WABCO Europe), which is a subsidiary of WABCO following the reorganization, will be responsible for, and will indemnify Trane

DIRECTORS’ REPORT continued

and its subsidiaries (including certain subsidiaries formerly engaged in the Bath and Kitchen business) and their respective affiliates against, any fines related to this investigation. Trane and the charged subsidiaries responded to the European Commission on 1 August 2007 and 31 July 2007, respectively. A hearing with the European Commission regarding the response to the Statement of Objections was conducted from 12-14 November 2007, in Brussels. WABCO Europe and other former Trane subsidiaries participated in the hearing. Trane, however, did not participate in the hearing.

In 2006, the European Commission adopted new fining guidelines (2006 Guidelines) and stated its intention to apply these guidelines in all cases in which a Statement of Objections is issued after September 2006. In applying the 2006 Guidelines, the Commission retains considerable discretion in calculating the fine although the European Union regulations provide for a cap on the maximum fine equal to ten percent of Trane’s worldwide revenue attributable to all of its products for the fiscal year prior to the year in which the fine is imposed. If the maximum fine is levied in 2010, the total liability could be as high as $1.1 billion based on Trane’s last full fiscal year of worldwide revenue attributable to all of its businesses owned at the time the Statement of Objections was issued, subject to a probable reduction for leniency of at least 20 percent provided WABCO Europe, as the leniency applicant, fulfilled all conditions set forth in the European Commission’s leniency notice. WABCO has stated in its Annual Report on Form 10-K for the fiscal year ended 31 December 2009 filed with the SEC, that its ability to satisfy its obligations under the Indemnification Agreement is contingent on its funding capability at the time of the fine, which could be affected by, among other things, its ability to access its then existing credit facilities, its ability to obtain alternative sources of financing, its ability to obtain some payment relief from the European Commission or its ability to obtain a suspension of the payment obligation from the European Court of First Instance.

Tax Related Matters

On 20 July 2007, we received a notice from the IRS containing proposed adjustments to our tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of our reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with our reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. The IRS also asserted an alternative argument to be applied if the intercompany debt is respected as debt. In that circumstance, the IRS proposed to ignore the entities that hold the debt and to which the interest was paid, and impose 30% withholding tax on a portion of the interest payments as if they were made directly to a company that was not eligible for reduced U.S. withholding tax under a U.S. income tax treaty. The IRS asserted under this alternative theory that we owe additional taxes with respect to 2002 of approximately $84 million plus interest. If either of these positions were upheld in their entirety, we would be required to record additional charges. We strongly disagreed with the view of the IRS, and filed a protest with the IRS in the third quarter of 2007.

On 12 January 2010, we received an amended notice from the IRS eliminating its assertion that the intercompany debt incurred in connection with our reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert the alternative position described above and proposes adjustments to our 2001 and 2002 tax filings. In addition, the IRS provided notice on 19 January 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

We have and intend to continue to vigorously contest these proposed adjustments. We, in consultation with our outside advisors, carefully considered the form and substance of our intercompany financing arrangements, including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. We believe that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S. income tax treaty benefits claimed.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of our position, we believe that we are adequately reserved for this matter. As we move forward to resolve this matter with the IRS, it is reasonably possible that the reserves established may be adjusted. However, we do not expect that the ultimate resolution will have a material adverse impact on our future results of operations or financial position. At this time, the IRS has not proposed any similar adjustments for years subsequent to 2002. However, if all or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years. For a further discussion of tax matters, see Note 20 to the consolidated financial statements.

Asbestos Related Matters

Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against either Ingersoll Rand Company (IR-New Jersey) or Trane and generally allege

DIRECTORS’ REPORT continued

injury caused by exposure to asbestos contained in certain historical products sold by IR-New Jersey or Trane, primarily pumps, boilers and railroad brake shoes. Neither IR-New Jersey nor Trane was a producer or manufacturer of asbestos, however, some formerly manufactured products utilized asbestos-containing components such as gaskets and packings purchased from third-party suppliers.

Dividends paid

The dividends paid in 2009 to ordinary shareholders and minority interests were $181.0 million. On 30 March 2009, Ingersoll Rand’s Board of Directors authorized a reduction in the quarterly dividend to $0.07 per share from $0.18 per share, effective with the September 2009 dividend payment.

Future Developments

The Group is very focused on achieving margin expansion through pricing and sustained productivity. We aspire to and are working toward growing through customer-driven innovation. Successful execution of all these critical focus areas will be essential for Ingersoll Rand to become a top-tier company, among our peers and across industry lines.

Company Books of Account

The directors are responsible for ensuring that the Company keeps proper books of accounting records and appropriate accounting systems. To achieve this, the directors have appointed a Chief Financial Officer who makes regular reports to the Board of Directors and ensures compliance with the requirements of Section 202 of the Companies Act, 1990. The Chief Financial Officer makes regular reports to the Audit Committee of the Board of Directors. In addition, the head of the Company’s internal audit department make regular reports to the Audit Committee regarding fraud and other financial-related irregularities. The Audit Committee, in turn, briefs the full Board of Directors on significant financial matters arising from reports of the Chief Financial Officer, the head of internal audit and the external auditor.

The measures taken by the directors to secure compliance with the Company’s obligation to keep proper books of account are the use of appropriate systems and procedures and employment of competent persons. The books of account are kept at 170-175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Republic of Ireland.

Significant Events Since Year End

As a result of the Patient Protection and Affordable Care Act (the “Act”) signed into law on March 23, 2010, and the Health Care and Education Reconciliation Bill of 2010 signed into law on March 30, 2010, (together with the Act, the “Healthcare Reform Legislation”) in the United States, effective 2013, the tax benefits available to the Group will be reduced to the extent its drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Although the provisions of the Healthcare Reform Legislation relating to the retiree drug subsidy program do not take effect until 2013, the Group is required to recognize the full accounting impact in its financial statements in the reporting period in which the Healthcare Reform Legislation is enacted. As retiree healthcare liabilities and related tax impacts are already reflected in the Group’s financial statements, the Healthcare Reform Legislation will result in a charge to taxation expense in 2010 of approximately $41 million (approximately $0.12 per diluted share). This charge reflects the anticipated increase in taxes that will occur as a result of the Healthcare Reform Legislation.

Political Donations

There were no political contributions which require disclosure under the Electoral Act, 1997.

Subsidiary Companies and Associates

Information regarding subsidiary undertakings and associates are provided in Note 40 to the consolidated financial statements.

Branches

The Company does not operate any branches outside of the State.

Going Concern

The board has formed a judgment at the time of approving the financial statements that there is a reasonable expectation that the Group and the Company have adequate resources to continue in operational existence for the foreseeable future. In arriving at this conclusion the board has taken account of current and anticipated trading performance, together with the current and anticipated levels of net debt and the availability of the committed borrowing facilities. For this reason, the going concern basis continues to be adopted in the preparation of the Group and the Company financial statements.

DIRECTORS’ REPORT continued

Directors

The names of the persons who were directors at any time during the year ended 31 December 2009 or since 31 December 2009 are set out below.

A Berzin	(Appointed 1 July 2009)
J Bruton	(Appointed 3 February 2010)
J Cohon	(Appointed 1 July 2009)
G Forsee	(Appointed 1 July 2009)
P Godsoe	(Appointed 1 July 2009)
E Hagenlocker	(Appointed 1 July 2009)
H Henkel	(Appointed 1 July 2009)
C Horner	(Appointed 1 July 2009)
M Hoskins	(Appointed 1 April 2009 (date of incorporation) Resigned 1 July 2009)
M Lamach	(Appointed 3 February 2010)
T Martin	(Appointed 1 July 2009)
P Nachtigal	(Appointed 1 July 2009)
O Smith	(Appointed 1 July 2009)
B Santoro	(Appointed 1 April 2009 (date of incorporation) Resigned 1 July 2009)
R Swift	(Appointed 1 July 2009)
T White	(Appointed 1 July 2009)

Directors’ and Secretary’s Interests in Shares

No director, the secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary. Directors’ remuneration is set forth in Note 33 the consolidated financial statements. The interests of the directors and company secretary in the ordinary share capital of Ingersoll-Rand plc at the end of year and at 1 July 2009, the date they first became directors and secretary, are presented in the table below.

	Ordinary shares At 1 July 2009		Ordinary shares At 31 December 2009
Directors	Shares	Options	Shares	Options
A Berzin	10,917	9,000	10,917	9,000
J Cohon	9,455	96,192	20,000	81,792
G Forsee	12,213	—	12,213	—
P Godsoe	6,000	18,000	6,000	—
E Hagenlocker	8,261	40,608	8,261	40,608
H Henkel	16,792	3,485,125	16,629	3,135,125
C Horner	1,791	—	1,791	—
T Martin	13,695	18,000	13,695	18,000
P Nachtigal	79,311	559,652	80,292	503,652
O Smith	34,834	18,000	34,834	13,500
R Swift	11,484	9,000	11,484	9,000
T White	17,260	18,000	17,260	18,000

Secretary
B Santoro	7,155	140,664	7,148	119,664

AGM

The Annual General Meeting of the Company will take place at Dromoland Castle, Co. Clare, Ireland on 3 June 2010. The notice of meeting and a description of the business to be transacted is available on the Company’s website at www.irco.com.

Auditors

PricewaterhouseCoopers (PwC) were appointed as auditors during the year and have expressed their willingness to continue in office in accordance with Section 160 (2) of the Companies Act, 1963.

DIRECTORS’ REPORT continued

On behalf of the Directors

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe

Director	Director

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing the annual report and the financial statements in accordance with applicable law and regulations.

Irish company law requires the directors to prepare financial statements for each financial period. Under that law the directors have prepared the Group financial statements in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder. The directors have elected to prepare the Company financial statements in accordance with Generally Accepted Accounting Principles in Ireland (Irish GAAP), comprising the financial reporting standards issued by the Accounting Standards Board (ASB) and published by the Institute of Chartered Accountants in Ireland (ICAI) together with the Companies Acts, 1963 to 2009. The financial statements are required by law to give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that period.

In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•

state that the Group financial statements comply with U.S. GAAP to the extent that it does not contravene Irish Company Law and that the Company financial statements comply with the accounting standards issued by the Accounting Standards Board and Irish GAAP.

•	prepare the financial statements on the going concern basis, unless it is inappropriate to presume that the Group will continue in business.

The directors confirm that they have complied with the above requirements in preparing the financial statements.

The directors are responsible for keeping proper books of account that disclose with reasonable accuracy at any time the financial position of the Company and the Group and to enable them to ensure that the financial statements comply with the Irish Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations, 1992. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the website (www.irco.com). Legislation in the Republic of Ireland concerning the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

We have audited the group financial statements of Ingersoll-Rand plc for the year ended 31 December 2009 which comprise the Consolidated Balance Sheet, the Consolidated Profit and Loss Account, the Consolidated Reconciliation of Movement in Shareholders’ Funds, the Consolidated Statement of Cash Flows Statement and the related notes. These group financial statements have been prepared under the accounting policies set out therein.

We have reported separately on the parent company financial statements of Ingersoll-Rand plc for the year ended 31 December 2009.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the Annual Report and the group financial statements, in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (US GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, are set out in the Statement of Directors’ Responsibilities on page 25.

Our responsibility is to audit the group financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company’s members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the group financial statements give a true and fair view, in accordance with US GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit. We also report to you our opinion as to whether the directors’ report is consistent with the group financial statements.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited group financial statements. The other information comprises only the Directors’ Report. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the group financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the group financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the group financial statements, and of whether the accounting policies are appropriate to the group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the group financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the group financial statements.

Opinion

In our opinion the group financial statements:

•

give a true and fair view, in accordance with US GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, of the state of the group’s affairs as at 31 December 2009 and of the profit and cash flows of the group for the year then ended; and

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

•	have been properly prepared in accordance with the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992.

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

In our opinion the information given in the directors’ report is consistent with the group financial statements.

/s/ PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin
8 April 2010

Ingersoll-Rand plc

Consolidated Profit and Loss Account

For the year ended 31 December 2009

	Note	2009 $m	2008 $m
Turnover	32	13,195.3	13,227.4

Cost of sales		(9,645.1)	(9,748.1)

Gross profit		3,550.2	3,479.3
Distribution costs		(1,337.5)	(1,274.1)
Administrative expenses		(1,371.1)	(1,069.0)
Asset impairment	9	—	(3,710.0)
Other operating expenses	3	(1.8)	(33.9)

		(2,710.4)	(6,087.0)

Operating profit (loss)		839.8	(2,607.7)

Income from shares in associate undertakings	4	8.1	3.4
Interest receivable and similar income	5	13.3	95.6
Other finance income		0.1	(1.9)
Interest payable and similar charges	6	(302.2)	(245.4)

Profit (loss) on ordinary activities before taxation	7	559.1	(2,756.0)
Taxation	27	(71.3)	208.6

Profit (loss) on ordinary activities after taxation		487.8	(2,547.4)
Discontinued operations net of taxation	28	(11.6)	(57.4)

Profit (loss) after taxation		476.2	(2,604.8)
Minority interest in subsidiary undertaking	35	(24.9)	(20.0)

Profit (loss) for the financial year		451.3	(2,624.8)

Earnings (loss) per share attributable to Ingersoll-Rand plc ordinary shareholders:
Basic:	29
Continuing operations		$1.45	$(8.54)
Discontinued operations		(0.04)	(0.19)

Net earnings (loss)		$1.41	$(8.73)

Diluted:	29
Continuing operations		$1.41	$(8.54)
Discontinued operations		(0.04)	(0.19)

Net earnings (loss)		$1.37	$(8.73)

Approved by the Board of Directors on 8 April 2010 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe

Ingersoll-Rand plc

Consolidated Balance Sheet

At 31 December 2009

	Note	2009 $m	2008 $m
Fixed assets
Intangible assets	12	11,648.8	11,834.2
Tangible assets	13	1,912.8	1,968.5
Financial assets	11	163.6	159.8

		13,725.2	13,962.5

Debtors - Amounts falling due after more than one year	16	1,690.8	1,774.8

Current assets
Stock	14	1,193.2	1,615.1
Debtors	15	2,505.2	3,021.9
Cash at bank and in hand	18	876.7	550.2

		4,575.1	5,187.2

Creditors - Amounts falling due within one year	19	(3,468.9)	(4,967.2)

Net current assets		1,106.2	220.0

Total assets less current liabilities		16,522.2	15,957.3

Creditors - Amounts falling due after more than one year	20	(3,343.3)	(2,876.7)

Net assets excluding provisions for liabilities and charges		13,178.9	13,080.6

Provisions for liabilities and charges	30	(5,973.2)	(6,318.5)

Net assets including provisions for liabilities and charges		7,205.7	6,762.1

Capital and reserves
Called up share capital	25	320.6	318.8
Share premium account	37	30.9	2,246.0
Other reserves	37	(434.3)	(450.8)
Profit and loss account	37	7,184.6	4,547.4

Equity shareholders’ funds		7,101.8	6,661.4

Minority interests	35	103.9	100.7

		7,205.7	6,762.1

Approved by the Board of Directors on 8 April 2010 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe

Ingersoll-Rand plc

Consolidated Reconciliation of Movement in Shareholders’ Funds

	Total Shareholders’ Equity $m	Called up Share Capital		Share Premium Account $m	Profit and Loss Account $m	Other Reserves $m	Minority Interest $m

		Amount $m	Shares No.
Balance at 31 December 2008	6,762.1	318.8	318.8	2,246.0	4,547.4	(450.8)	$100.7
Net earnings	476.2	—	—	—	451.3	—	24.9
Currency translation	67.3	—	—	—	—	67.3	—
Change in value of marketable securities and cash flow hedges, net of tax of $0.8	(0.8)	—	—	—	—	(0.8)	—
Pension and OPEB adjustments, net of tax of ($4.6)	(50.0)	—	—	—	—	(50.0)	—
Shares issued under incentive stock plans	27.9	1.8	1.8	26.1	—	—	—
Issuance of exchangeable notes	38.7	—	—	38.7	—	—	—
Share-based compensation	68.2	—	—	68.2	—	—	—
Acquisition of minority interests	(1.5)	—	—	(0.1)	—	—	(1.4)
Dividends to minority interests	(20.2)	—	—	—	—	—	(20.2)
Cash dividends, declared and paid ($0.50 per share)	(160.8)	—	—	—	(160.8)	—	—
Transfer to profit & loss account	—	—	—	(2,346.7)	2,346.7	—	—
Other	(1.4)	—	—	(1.3)	—	—	(0.1)

Balance at 31 December 2009	7,205.7	320.6	320.6	30.9	7,184.6	(434.3)	103.9

Ingersoll-Rand plc

Consolidated Statement of Cash Flows

For the year ended 31 December 2009

	2009 $m	2008 $m
Cash flows from operating activities:
Profit after taxation	476.2	(2,604.8)
Loss from discontinued operations, net of tax	11.6	57.4
Adjustments to arrive at net cash provided by (used in) operating activities:
Asset impairment charge	—	3,710.0
Depreciation and amortization	424.9	453.1
(Gain)/loss on sale of tangible fixed assets	2.5	(0.1)
Equity earnings, net of dividends	3.2	9.9
Share based compensation	68.3	42.3
Deferred income taxes	(32.0)	(334.0)
Other items	169.5	(35.8)
Changes in other assets and liabilities
(Increase) decrease in:
Debtors	427.2	245.3
Stock	430.8	120.7
Other current and noncurrent assets	271.7	119.9
Increase (decrease) in:
Creditors	28.1	(208.5)
Other current and noncurrent liabilities	(530.5)	(1,201.1)

Net cash (used in) provided by continuing operating activities	1,751.5	374.3
Net cash (used in) provided by discontinued operating activities	(16.9)	(25.9)

Cash flows from investing activities:
Capital expenditures	(204.2)	(306.0)
Proceeds from sale of tangible fixed assets	22.2	77.4
Acquisitions, net of cash acquired	—	(7,107.3)
Proceeds from business dispositions, net of cash	—	52.9
Proceeds from sales and maturities of marketable securities	—	7.8
Other	(0.7)	(31.2)

Net cash (used in) provided by continuing investing activities	(182.7)	(7,306.4)
Net cash (used in) provided by discontinued investing activities	—	—

Cash flows from financing activities:
Proceeds from bridge loan	196.0	2,950.0
Payments of bridge loan	(950.0)	(2,196.0)
Commercial paper program (net)	(998.7)	998.7
Other short-term borrowings (net)	(57.6)	5.8
Proceeds from long-term debt	1,010.3	1,610.4
Payments of long-term debt	(210.5)	(384.5)

Net proceeds (repayments) in debt	(1,010.5)	2,984.4
Settlement of cross currency swap	(26.9)	—
Debt issue costs	(16.1)	(23.0)
Proceeds from exercise of stock options	27.2	18.5
Excess tax benefit from share based compensation	0.7	13.1
Dividends paid to minority interests	(20.2)	(17.5)
Dividends paid to ordinary shareholders	(160.8)	(212.9)
Acquisition of minority interest	(1.5)	—
Repurchase of common shares by subsidiary	—	(2.0)

Net cash (used in) provided by continuing financing activities	(1,208.1)	2,760.6
Net cash (used in) provided by discontinued financing activities	0.0	0.0

Effect of exchange rate changes on cash at bank and in hand	(17.3)	12.3

Net increase (decrease) in cash at bank and in hand	326.5	(4,185.1)
Cash at bank and in hand - beginning of period	550.2	4,735.3

Cash at bank and in hand - end of period	876.7	550.2

Cash paid during the year for:
Interest, net of amounts capitalized	209.8	81.7
Income taxes, net of refunds	71.5	1,058.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

The directors have elected to prepare the consolidated financial statements of Ingersoll-Rand plc (IR-Ireland or the Company) and its consolidated subsidiaries (collectively referred to as the Group) in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

The separate financial statements of the Company have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2009, and the European Communities (Companies: Group Accounts) Regulations, 1992. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

The profit attributable to equity shareholders dealt with in the financial statements of the Company was $36.0 million. In accordance with Section 148(8) of the Companies Act, 1963 and Section 7(1A) of the Companies Amendment Act, 1986, the Company is availing of the exemption from presenting its individual profit and loss account to the Annual General Meeting and from filing it with the Registrar of Companies.

The financial statements are presented in U.S. dollars.

2. SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies used in the preparation of the accompanying financial statements follows:

Reorganization: IR-Ireland is the successor to IR-Limited following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). IR-Limited is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization that occurred on 31 December 2001 (the Bermuda Reorganization). Both the Ireland Reorganization and the Bermuda Reorganization were accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and equity shareholders’ funds.

Accounting Convention: These Financial Statements are prepared under the historical cost convention.

Basis of Consolidation: The consolidated financial statements include all majority-owned subsidiaries of the Company. Partially owned equity affiliates are accounted for under the equity method. The Company is also required to consolidate variable interest entities in which it bears a majority of the risk to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. All intercompany accounts and transactions have been eliminated. The assets, liabilities, results of operations and cash flows of all discontinued operations have been separately reported as discontinued operations and held for sale for all periods presented.

Turnover Recognition: Turnover is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. Delivery generally occurs when the title and the risks and rewards of ownership have substantially transferred to the customer. Turnover from maintenance contracts or extended warranties is recognized on a straight-line basis over the life of the contract, unless another method is more representative of the costs incurred. The Group enters into agreements that contain multiple elements, such as equipment, installation and service revenue. For multiple-element arrangements, the Group recognizes turnover for delivered elements when the delivered item has stand-alone value to the customer, fair values of undelivered elements are known, customer acceptance has occurred, and only customary refund or return rights exist related to the delivered elements. Turnover from certain of our equipment and the related installation sold under construction-type contracts are recorded using the percentage-of-completion method in accordance with U.S. GAAP.

Dividends: Dividend income is recognized when the right to receive the payment is established. Quarterly dividends on ordinary shares are recognized in the financial statements when they are paid.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Some of the more significant estimates include accounting for doubtful accounts, useful lives of property, plant and equipment and intangible assets, purchase price allocations of acquired businesses, valuation of assets including goodwill and other intangible assets, product warranties, sales allowances, pension plans, postretirement benefits other than pensions, taxes, environmental costs, product liability, asbestos matters and other contingencies. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the profit and loss account in the period that they are determined.

Foreign Currency: Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expenses accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the equity section of the balance sheet within Other reserves. Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within net earnings.

Cash at Bank and in Hand: Cash at bank and in hand include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less.

Marketable Securities: The Group has classified its marketable securities as available-for-sale in accordance with U.S. GAAP. Available-for-sale marketable securities are accounted for at market prices, with the unrealized gain or loss, less applicable deferred income taxes, recorded within other reserves. If any of the Group’s marketable securities experience other than temporary declines in value as defined by U.S. GAAP, a loss is recorded in the Consolidated profit and loss account.

Stock: Depending on the business, U.S. stocks are stated at the lower of cost or market using the last-in, first-out (LIFO) method or the lower of cost or market using the first-in, first-out (FIFO) method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method. At 31 December 2009 and 2008, approximately 44% and 45%, respectively, of all inventory utilized the LIFO method.

Allowance for Doubtful Accounts: The Group has provided an allowance for doubtful accounts reserve which represents the best estimate of probable loss inherent in the Group’s account receivables portfolio. This estimate is based upon company policy, derived from knowledge of its end markets, customer base and products. The Group reserved $57.6 million and $52.1 million for doubtful accounts as of 31 December 2009 and 2008, respectively.

Product Warranties: Warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms and historical experience. The Group assesses the adequacy of its liabilities and will make adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

Tangible Fixed Assets: Tangible fixed assets are stated at cost, less accumulated depreciation. Assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset except for leasehold improvements, which are depreciated over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate tangible fixed assets is as follows:

Buildings	10 to 50 years
Machinery and equipment	3 to 15 years
Software	2 to 7 years

Repair and maintenance costs that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements and significant improvements that increase asset values and extend useful lives are capitalized.

The Group assesses the recoverability of the carrying value of its tangible fixed assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Intangible Assets: The Group records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

In accordance with U.S. GAAP, goodwill and other indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and determined using a two step process. The first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

Recoverability of other indefinite-lived intangible assets is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

Intangible assets such as patents, customer-related intangible assets and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Customer relationships	20 years
Trademarks	25 years
Completed technology/patents	10 years
Other	10 years	*

*	Excludes intangibles acquired and fully expensed in the year of acquisition.

Recoverability of intangible assets with finite useful lives is assessed in the same manner as property, plant and equipment as described above.

Research and Development Costs: The Group conducts research and development activities for the purpose of developing and improving new products and services. These expenditures, including qualifying engineering costs, are expensed when incurred. For the years ended 31 December 2009 and 2008, these expenditures amounted to $257.4 million, and $204.6 million, respectively. The Group also incurs engineering costs that are not considered research and development expenditures.

Taxation: Current tax represents the expected tax payable on the taxable income for the year, using tax rates and tax laws enacted or substantially enacted at the balance sheet date, along with any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Group recognizes future tax benefits, such as net operating losses and non-U.S. tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. The Group regularly reviews the recoverability of its deferred tax assets considering its historic profitability, projected future taxable income, timing of the reversals of existing temporary differences and the feasibility of its tax planning strategies. Where appropriate, the Group records a valuation allowance with respect to a future tax benefit.

Treasury Stock: The Company, through one of its consolidated subsidiaries, has repurchased its ordinary shares from time to time in the open market and in privately negotiated transactions as authorized by the Board of Directors. These repurchases are based upon current market conditions and the discretion of management. Amounts are recorded at cost and included within the Shareholders’ equity section. For the year ended 31 December 2008, ordinary shares owned by the Company amounted to 52.0 million. During 2009, the Company cancelled approximately 52.0 million treasury shares in anticipation of the Ireland Reorganization. At 31 December 2009, a subsidiary of the Company held 26,074 ordinary shares in trust for a deferred compensation plan. These ordinary shares have been reflected as treasury shares in the consolidated balance sheet. Refer to Note 25 for further detail of the Company’s share capital.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Environmental Costs: The Group is subject to laws and regulations relating to protecting the environment. Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future revenues, are expensed. Liabilities for remediation costs are recorded when they are probable and can be reasonably estimated, generally no later than the completion of feasibility studies or the Group’s commitment to a plan of action. The assessment of this liability, which is calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies, and is not discounted.

Asbestos Matters: Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. The Group records a liability for its actual and anticipated future claims as well as an asset for anticipated insurance settlements. Although the Group was neither a manufacturer nor producer of asbestos, some of its formerly manufactured components from third party suppliers utilized asbestos related components. As a result, amounts related to asbestos are recorded within Discontinued operations, net of taxation, except for amounts related to Trane asbestos liabilities, which are recorded in continuing operations. Refer to Note 31 for further details of asbestos related matters.

Software Costs: The Group follows the guidance outlined in FASB ASC 350, “Intangibles – Goodwill and Other” (ASC 350) for all software developed or obtained for internal use, which requires companies to capitalize certain internal-use software costs once specific criteria are met and subsequently amortize these costs over the software’s useful life, which ranges from 2 to 7 years.

Employee Benefit Plans: The Group provides a range of benefits to eligible employees and retired employees, including pensions, postretirement and post-employment benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, employee mortality and turnover rates, and health-care cost trend rates. Actuaries perform the required calculations to determine expense in accordance with U.S. GAAP. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized into earnings over future periods. These amounts are generally recognized into Shareholders’ equity on an annual basis. The Group reviews its actuarial assumptions at each measurement date and makes modifications to the assumptions based on current rates and trends, if appropriate. In 2008, the Group changed the measurement date for all defined benefit plans from 30 November to 31 December as required by U.S. GAAP.

Provisions: Provisions are recorded for various liabilities which are uncertain in timing and amount arising in the normal course of business, including litigation and administrative proceedings, environmental matters, product liability, product warranty, worker’s compensation and other claims. The Group has recorded provisions in the financial statements related to these matters, which are developed using input derived from actuarial estimates and historical and anticipated experience data depending on the nature of the provision, and in certain instances with consultation of legal counsel, internal and external consultants and engineers. Subject to the uncertainties inherent in estimating future costs for these types of liabilities, the Group believes its estimated provisions are reasonable and does not believe the final determination of the liabilities with respect to these matters would have a material effect on the financial condition, results of operations, liquidity or cash flows of the Group for any year.

Derivative Instruments: The Group periodically enters into cash flow and other hedge transactions to specifically hedge exposure to various risks related to interest rates, currency rates and commodity pricing. The Group recognizes all derivatives on the consolidated balance sheet at their fair value as either assets or liabilities. For cash flow designated hedges, the effective portion of the changes in fair value of the derivative contract are recorded in other reserves, net of taxes, and are recognized in the profit and loss account at the time earnings are affected by the hedged transaction. For other derivative transactions, the changes in the fair value of the derivative contract are recognized in the Consolidated profit and loss account.

Recently Adopted Accounting Pronouncements:

The Group adopted the FASB’s new standard for accounting for minority interests on 1 January 2009. A minority interest in a subsidiary is considered an ownership interest that should now be reported as equity in the consolidated financial statements. As a result, the Group now includes minority interests as a component of total shareholders’ equity in the consolidated balance sheet and the earnings attributable to minority interests are now presented as an adjustment from profit after taxation used to arrive at profit after taxation attributable to Ingersoll-Rand plc in the consolidated profit and loss account. Prior to the adoption of this new standard, earnings associated with minority interests were reported as a component of other operating expenses.

As discussed in Note 8, the Group acquired Trane Inc. (Trane) at the close of business on 5 June 2008 (the Acquisition Date). The results of operations of Trane have been included in the consolidated statements of profit and loss and cash flows for the year ended 31 December 2009. The consolidated statements of profit and loss account and cash flows for the year ended 31 December 2008 include the results of Trane since the Acquisition Date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FASB ASC 715, “Compensation – Retirement Benefits,” (ASC 715) requires an entity to measure its defined benefit plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position. The measurement date provisions of ASC 715 are effective for the Group for the fiscal year ending 31 December 2008. The Group has adopted the measurement provisions of ASC 715, which resulted in an after-tax charge to the profit and loss account in the amount of $3.7 million ($6.5 million pre-tax) in 2008. Plans acquired during 2008 were not impacted by this change.

In September 2006, the FASB issued revised guidance within FASB ASC 820, “Fair Value Measurements and Disclosures” (ASC 820) to provide a framework for measuring fair value that is based on the assumptions market participants would use when pricing an asset or liability. ASC 820 also establishes a fair value hierarchy that prioritizes the information to develop those assumptions. Additionally, the guidance expands the disclosures about fair value measurements to include disclosing the fair value measurements of assets or liabilities within each level of the fair value hierarchy. These provisions of ASC 820 are effective for the Group starting on 1 January 2008. In accordance with ASC 820, the Group has delayed its implementation of these provisions for the fair value of goodwill, indefinite-lived intangible assets and nonfinancial long-lived assets and liabilities. Refer to Note 24 for a full discussion of these provisions of ASC 820.

In February 2007, the FASB issued revised guidance within FASB ASC 825, “Financial Instruments” (ASC 825) which allows companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the profit and loss account. Additionally, ASC 825 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. These provisions of ASC 825 are effective for the Group starting on 1 January 2008. As of 31 December 2009, the Group has not elected the option available under ASC 825.

In December 2007, the FASB issued revised guidance to address the financial accounting and reporting for business combinations, which can be found in FASB ASC 805, “Business Combinations” (ASC 805). ASC 805 supersedes SFAS 141, “Business Combinations” and retains the fundamental requirements set forth therein regarding the purchase method of accounting. However, it expands the guidance to enable proper recognition and measurement, at fair value, the identifiable assets acquired, liabilities assumed and any minority interest in the acquired business. In addition, ASC 805 introduces new accounting guidance on how to recognize and measure contingent consideration, contingencies, acquisition and restructuring costs. These provisions of ASC 805 are effective for acquisitions occurring after 1 January 2009.

In December 2007, the FASB issued revised guidance within FASB ASC 810, “Consolidations” (ASC 810) which clarifies that a minority interest in a subsidiary represents an ownership interest that should be reported as equity in the consolidated financial statements. In addition, ASC 810 requires expanded profit and loss account presentation and disclosures that clearly identify and distinguish between the interests of the Group and the interests of the non-controlling owners of the subsidiary. ASC 810, as it relates to minority interests in consolidated financial statements, is effective for the Group starting on 1 January 2009.

In March 2008, the FASB issued revised guidance within FASB ASC 815, “Derivatives and Hedging” (ASC 815), which amends and expands the disclosures previously required. ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The expanded disclosure requirements found in ASC 815 as they relate to the modifications made in March 2008 are effective for the Group starting on 1 January 2009. See Note 22 for a discussion of these provisions of ASC 815.

In May 2008, the FASB issued revised guidance within FASB ASC 470, “Debt” (ASC 470) which requires us to allocate between debt and equity the proceeds of the Group’s exchangeable notes, in a manner that reflects the group’s nonconvertible debt borrowing rate. In addition, the Group is required to amortize any discount into earnings over a period of three years. These provisions of ASC 470 became applicable to the Group during the second quarter of 2009, upon issuance of the exchangeable senior notes in April 2009.

Recently Issued Accounting Pronouncements:

In June 2009, the FASB issued revised guidance within ASC 810. These revisions eliminate FASB Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contain new criteria for determining the primary beneficiary, and increase the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. ASC 810 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying FASB Interpretation 46(R)’s provisions. The elimination of the qualifying special-purpose entity concept and its consolidation exceptions means more entities will be subject to consolidation assessments and reassessments. These provisions of ASC 810 are effective as of the beginning of the first fiscal year beginning after 15 November 2009, and for interim periods within that first period, with earlier adoption prohibited. The Group is currently assessing the potential impacts, if any, on its consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued revised guidance within FASB ASC 860, “Transfers and Servicing” (ASC 860). These revisions eliminate the concept of a qualifying special-purpose entity, create more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarify other sale-accounting criteria, and change the initial measurement of a transferor’s interest in transferred financial assets. These provisions of ASC 860 will be effective for transfers of financial assets in fiscal years beginning after 15 November 2009 and in interim periods within those fiscal years with earlier adoption prohibited. The Group is currently assessing the potential impacts, if any, on its consolidated financial statements.

3. OTHER OPERATING EXPENSES

	2009 $m	2008 $m
Net foreign exchange loss	(36.1)	(41.9)
Other miscellaneous income	34.4	8.0

	(1.8)	(33.9)

Included in currency exchange losses above is a $24 million charge recorded in the fourth quarter of 2009, associated with the recent devaluation in the Venezuelan Bolivar. At 31 December 2009, the Group remeasured its foreign currency receivables and payables associated with the Venezuelan Bolivar at the parallel rate of 6.0 Bolivars for each U.S. dollar, based on the Group’s inability to settle certain transactions through the official government channels in an expeditious manner. Previously, the Group remeasured all foreign currency transactions at the official rate of 2.15 Bolivars for each U.S. dollar. In addition, effective 1 January 2010, Venezuela has been designated highly inflationary, as the blended Consumer Price Index/National Consumer Price Index reached cumulative three-year inflation in excess of 100% during the fourth quarter of 2009. As such, all future foreign currency fluctuations will be recorded in income.

In the fourth quarter of 2009, the Group recorded income of approximately $25 million primarily related to a favorable settlement with an insurance carrier associated with a portion of the Group’s asbestos obligation, which is included in other miscellaneous income in the table above.

4. INCOME FROM SHARES IN ASSOCIATED UNDERTAKINGS

	2009 $m	2008 $m
Income from equity investments	8.1	3.4

5. INTEREST RECEIVABLE AND SIMILAR INCOME

	2009 $m	2008 $m
Short term investments	12.6	90.7
Long term investments	0.7	4.9

	13.3	95.6

6. INTEREST PAYABLE AND SIMILAR CHARGES

	2009 $m	2008 $m
Interest on bank debt (Note 21)	(254.9)	(194.1)
Amortization of debt issue costs (Note 21)	(7.2)	(19.7)
Interest on discounted receivables	(0.3)	(0.9)
Interest derivatives (Note 22)	(37.3)	(30.2)
Other	(2.5)	(0.6)

	(302.2)	(245.4)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

	2009 $m	2008 $m
Profit (loss) on ordinary activities before taxation has been arrived at after charging:
Staff costs
Wages & salaries	1,862.5	1,789.1
Social welfare & other pension costs	694.9	591.5

Depreciation	271.7	201.2
Amortisation of intangible assets	156.3	226.3
Auditors’ remuneration	20.6	21.0
Restructuring costs (Note 10)	114.4	90.9
Research and development	257.4	204.6

Fees of the Independent Auditor

The following table shows the fees paid or accrued by the Group for audit and other services provided by PwC for the fiscal years ended 31 December 2009 and 2008:

	2009 $m	2008 $m
Audit Fees (a)	15.5	16.7
Audit-Related Fees (b)	0.5	0.1
Tax Fees (c)	4.6	3.9
All Other Fees (d)	—	0.3

	20.6	21.0

(a)	Audit Fees for the fiscal years ended 31 December 2009 and 2008, respectively, were for professional services rendered for the audits of the annual consolidated financial statements of the Group and include quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC. Audit fees for 31 December 2009 and 31 December 2008, also include fees related to the audit of internal controls.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to performing the audit and review of our financial statements. Audit-Related Fees for the year ended 31 December 2009 include services related to audits of employee benefit plans and certain services associated with abandoned and unclaimed property work. The Audit-Related Fees for the year ended 31 December 2008 include services related to audits performed in connection with dispositions, audits of employee benefit plans and special reports pursuant to agreed-upon procedures.
(c)	Tax Fees for the year ended 31 December 2009 include consulting and compliance services in the U.S. and non-U.S. locations. Tax Fees for the year ended 31 December 2008 include consulting services in the U.S. and non-U.S. locations and tax compliance services primarily in non-U.S. locations.
(d)	All Other Fees for the year ended 31 December 2009 include license fees for technical accounting software. All Other Fees for the year ended 31 December 2008 include consulting services in the U.S. and non-U.S. locations and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Group by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

8. ACQUISITION OF TRANE INC.

At the close of business on 5 June 2008 (the Acquisition Date), the Group completed its acquisition of 100% of the outstanding common shares of Trane. Trane, formerly American Standard Companies Inc., provides systems and services that enhance the quality and comfort of the air in homes and buildings around the world. Trane’s systems and services have leading positions in premium commercial, residential, institutional and industrial markets, a reputation for reliability, high quality and product innovation and a powerful distribution network.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group paid a combination of (i) 0.23 of an IR-Limited Class A common share and (ii) $36.50 in cash, without interest, for each outstanding share of Trane common stock. The total cost of the acquisition was approximately $9.6 billion, including change in control payments and direct costs of the transaction. The Group financed the cash portion of the acquisition with a combination of cash on hand, commercial paper and a 364-day senior unsecured bridge loan facility.

The components of the purchase price were as follows:

In billions
Cash consideration	$7.3
Stock consideration (Issuance of 45.4 million IR-Limited Class A ordinary shares)	2.0
Estimated fair value of Trane stock options converted to 7.4 million IR-Limited stock options	0.2
Transaction costs	0.1

Total	$9.6

The Group allocated the purchase price of Trane to the estimated fair value of assets acquired and liabilities assumed upon acquisition in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (SFAS 141). The following table summarizes the fair values of the Trane assets acquired and liabilities assumed at the Acquisition Date.

5 June 2008 $m
Current assets:
Cash and cash equivalents	317.5
Debtors	1,194.2
Stock	970.5
Other current assets	467.2

Total current assets	2,949.4
Tangible fixed assets	1,035.4
Goodwill	5,525.8
Intangible assets	5,576.0
Other noncurrent assets	764.6

Total assets	15,851.2

Current liabilities:
Creditors	562.9
Accrued compensation and benefits	225.7
Accrued expenses and other current liabilities	1,079.3
Short-term borrowings and current maturities of long-term debt	254.3

Total current liabilities	2,122.2
Long-term debt	476.3
Post employment and other benefit liabilities	313.7
Deferred income taxes	2,308.3
Other noncurrent liabilities	1,012.7
Minority interests	7.7

Total liabilities and minority interests	6,240.9

Net assets acquired	$9,610.3

Cash at bank and in hand, debtors, creditors and accrued compensation and benefits were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stocks were recorded at fair value, based on computations which considered many factors, including the future estimated selling price of the stock, the cost to dispose of the stock, as well as the replacement cost of the stock, where applicable.

The Group recorded intangible assets based on their estimated fair value, and consisted of the following:

In millions	Useful life	Amount
Trade names	Indefinite	$3,418.0
Customer relationships	17 -18 Years	1,871.0
Completed technology/patents	5 - 15 Years	158.0
In-process research and development	Expensed	26.0
License agreement	7 Years	4.0
Backlog	1 - 6 Months	99.0

Total		$5,576.0

The Group has allocated $3,418.0 million to trade names, primarily related to the Trane brand. Management considered many factors in the determination that it will account for the asset as an indefinite lived intangible asset, including the current market leadership position of the brand as well as recognition worldwide in the industry. Therefore, in accordance with ASC 350, indefinite-lived trade names will not be amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

In addition, the Group assigned $26.0 million to in-process research and development assets that were expensed at the date of acquisition in accordance with U.S. GAAP. The expenses are included in administrative expenses.

The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill, and amounted to $5,525.8 million. The premium in the purchase price paid by the Group for the acquisition of Trane reflects the establishment of a business offering high value equipment, systems and services necessary for delivering solutions across the temperature spectrum for indoor, stationary and transport applications worldwide. The Group anticipates realizing significant operational and cost synergies. Anticipated synergies include purchase material savings through supplier rationalization and procurement leverage, improvement in manufacturing costs and lower administrative costs. Longer term, the Group expects to benefit from synergies related to service revenue expansion, leverage of distribution channels and cross selling through certain vertical markets.

In addition, Trane will be able to leverage the Group’s global footprint to enhance their historically U.S. based revenue generation. Lastly, the combined business will improve the Group’s highly regarded Hussmann and Thermo King brands with Trane’s position as a leader in the commercial and residential climate control industry. These combined factors primarily contributed to a purchase price in excess of the fair value of the net tangible assets acquired.

The following unaudited pro forma information for the year ended 31 December 2008 assumes the acquisition of Trane occurred as of the beginning of the period presented:

2008 $m

Turnover	16,356.9
Earnings from continuing operations attributable to Ingersoll-Rand plc ordinary shareholders	(2,590.3)

In addition, for the year ended 31 December 2008, the Group has included $91.8 million as an increase to interest expense associated with the borrowings to fund (a) the cash portion of the purchase price and (b) the out-of-pocket transaction costs associated with the acquisition.

For the year ended 31 December 2008, the Group recognized a pre-tax, non-cash charge of $3.7 billion related to the impairment of goodwill and indefinite-lived assets, which is reflected in the pro forma results presented above. For a further discussion of impairment related matters, see Note 9 in the consolidated financial statements. The unaudited pro forma information does not purport to be indicative of the results that actually would have been achieved had the operations been combined during the periods presented, nor is it intended to be a projection of future results or trends.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. ASSET IMPAIRMENT

The Group has significant goodwill and indefinite-lived intangible assets related to acquisitions. The Group’s goodwill and other indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or when there is a significant change in events circumstances that indicate that the fair value of an asset may be less than the carrying amount of the asset.

2008 Impairment Test

Due to the deterioration in the worldwide equity and credit markets and a tightening of industrial and retail end markets in the fourth quarter of 2008, the Group’s market capitalization declined well below its book value. In addition, the weakening worldwide economic conditions resulted in the Group’s projected 2009 financial performance to decline. As a result, the Group updated its impairment testing through 31 December 2008.

The following table summarizes by reportable segment, the asset impairment charges taken during 2008:

	Goodwill $m	Intangible Assets $m	Marketable Securities $m	Total $m

Climate Solutions	840.0	400.0	—	1,240.0
Residential Solutions	1,656.0	454.0	—	2,110.0
Security Technologies	344.0	6.0	10.0	360.0

Total	2,840.0	860.0	10.0	3,710.0

Goodwill

Recoverability of goodwill impairment is measured at the reporting unit level and determined using a two step process. The first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

The calculation of estimated fair value is based on two valuation techniques, a discounted cash flow model (income approach) and a market adjusted multiple of earnings and revenues (market approach), with each method being equally weighted in the calculation. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The estimated fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit, as determined in the first step of the goodwill impairment test, was the price paid to acquire that reporting unit.

Based on the estimated fair value and book value of our reporting units, the Group recorded an impairment charge to goodwill in the fourth quarter of 2008 of approximately $2,840.0 million.

Indefinite-lived Intangible Assets

Recoverability of other indefinite-lived intangible assets (i.e. trade names) is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

The calculation of estimated fair value is determined on a relief from royalty methodology (income approach), which is based on the implied royalty paid, at an appropriate discount rate, to license the use of an asset rather than owning the asset. The present value of the after-tax cost savings (i.e. royalty relief) indicates the estimated fair value of the asset. Based on the estimated fair value and book value of our trade names, the Group recorded an impairment charge to certain trade names in the fourth quarter of 2008 of approximately $860.0 million.

Marketable Securities

Investments in marketable securities are recorded at cost and subsequently measured at fair value. These assets are periodically reviewed at the individual security level to determine if any decline in value is considered to be other than temporary.

In the fourth quarter of 2008, the Group determined that its investment in certain marketable securities was other than temporarily impaired by approximately $10.0 million. This analysis was based on the current trading value of the publicly listed marketable security in addition to other qualitative factors of the operating business environment in which the security is held.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2009 Impairment Test

In the fourth quarter of 2009, the Group performed its annual impairment test on goodwill and other indefinite-lived intangible assets. As a result, the Group determined that the fair value of the reporting units and indefinite-lived intangible assets exceeded their respective carrying values. Therefore, no impairment charges were recorded during 2009.

10. RESTRUCTURING ACTIVITIES

Restructuring charges recorded during the years ended 31 December 2009 and 2008:

	2009 $m	2008 $m

Climate Solutions	37.7	50.2
Residential Solutions	8.9	11.9
Industrial Technologies	27.1	9.6
Security Technologies	24.5	6.8
Corporate and Other	13.2	12.4

Total	111.4	90.9

Cost of sales	58.3	56.7
Administrative expenses	53.1	34.2

Total	111.4	90.9

The changes in the restructuring reserve were as follows:

	Climate Solutions $m	Residential Solutions $m	Industrial Technologies $m	Security Technologies $m	Corporate and Other $m	Total $m

31 December 2008	41.5	8.0	2.7	6.8	5.5	64.5
Additions	37.7	10.9	27.1	26.3	13.2	115.2
Reversals	—	(2.0)	—	(1.8)	—	(3.8)
Cash and non-cash uses	(59.3)	(9.1)	(25.5)	(13.4)	(10.4)	(117.7)
Currency translation	(3.6)	—	—	0.3	—	(3.3)

31 December 2009	16.3	7.8	4.3	18.2	8.3	54.9

During the first three quarters of 2008, the Group incurred costs of approximately $20 million associated with various restructuring activities as a part of an ongoing effort to increase efficiencies across multiple lines of business. In October 2008, the Group announced an enterprise-wide restructuring program necessitated by the severe economic downturn. This program included streamlining the footprint of manufacturing facilities and reducing the administrative cost base across all sectors of the Group. Projected costs totaled $110 million when the program was announced, of which $71 million was incurred during the fourth quarter of 2008.

During the year ended 31 December 2009, the Group expanded the scope of the restructuring program. Since the beginning of the fourth quarter of 2008, the Group has incurred approximately $182.1 million associated with these restructuring actions. As of 31 December 2009, the Group had $54.9 million accrued for workforce reductions and the consolidation of manufacturing facilities.

Restructuring actions taken in the Climate Solutions sector include the closure of one manufacturing facility in Asia and workforce reductions in all regions. As of 31 December 2009, the Climate Solutions sector had incurred approximately $87 million since the fourth quarter of 2008.

Restructuring actions taken in the Residential Solutions sector include general workforce reductions due to a revised organizational structure within the sector. As of 31 December 2009, the Residential Solutions sector had incurred approximately $19 million since the fourth quarter of 2008.

Restructuring actions taken in the Industrial Technologies sector include the consolidation of manufacturing facilities in the Americas and general workforce reductions across all regions. As of 31 December 2009, the Industrial Technologies sector had incurred approximately $32 million since the fourth quarter of 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Restructuring actions taken in the Security Technologies sector include the consolidation of manufacturing facilities in the Americas region and general workforce reductions in Europe and the Americas. As of 31 December 2009, the Security Technologies sector had incurred approximately $29 million since the fourth quarter of 2008.

Corporate costs primarily related to the consolidation of administrative offices in the U.S. As of 31 December 2009, the corporate costs totaled approximately $15 million since the fourth quarter of 2008.

11. FINANCIAL ASSETS

The Group’s financial assets were comprised of

	2009 $m	2008 $m

Assets held for sale	0.5	—
Investment in associates	22.3	24.9
Capital investments	16.1	10.8
Deposits	11.3	7.0
Long term other investments	82.0	88.3
Long term notes receivable	2.8	2.5
Life insurance cash surrender value	28.6	26.2

	163.6	159.8

At 31 December marketable securities were as follows:

	2009			2008
	Amortized cost or cost $m	Unrealized gains $m	Fair value $m	Amortized cost or cost $m	Unrealized losses $m	Fair value $m

Long-term marketable securities:
Equity securities	6.7	5.1	11.8	6.7	(0.2)	6.5

Total	6.7	5.1	11.8	6.7	(0.2)	6.5

Long-term marketable securities are included within financial assets in the consolidated balance sheet.

During 2008, the Group’s long-term marketable securities experienced other than temporary declines in value as defined by U.S. GAAP. The Group recognized a loss of approximately $10 million related to investments within the Security Technologies segment in the fourth quarter of 2008. The loss is included in Administrative expenses on the consolidated profit and loss account. For a further discussion of impairment related matters, see Note 9 in the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. INTANGIBLE ASSETS

The following table sets forth the gross amount and accumulated amortization of the Group’s intangible assets:

	Goodwill $m	Trademarks & Tradenames $m	Customer Relationships $m	Patents $m	Covenants Not To Compete $m	Installed Service Base $m	Other $m	Total $m

Cost
At 1 January 2009	7,065.7	2,831.7	2,368.2	203.1	5.1	3.4	181.1	12,658.3
Additions	(46.3)	—	3.7	0.2	—	—	1.6	(40.8)
Exchange differences	(5.5)	(1.4)	(13.3)	0.6	—	0.1	(0.1)	(19.6)
Acquisitions	42.0	—	—	—	(1.0)	—	—	41.0
Disposals	—	—	—	—	—	—	—	—
Other	(1.0)	(5.0)	(0.1)	—	(2.1)	—	—	(8.2)

At 31 December 2009	7,054.9	2,825.3	2,358.5	203.9	2.0	3.5	182.6	12,630.7

Accumulated depreciation
At 1 January 2009	445.6	19.4	162.2	36.2	4.8	2.8	153.1	824.1
Charge for the year	—	4.5	121.8	24.0	0.3	0.3	5.4	156.3
Exchange differences	4.5	0.4	0.5	0.2	—	0.1	0.1	5.8
Acquisitions	—	—	—	—	—	—	—	—
Disposals	—	—	—	—	—	—	—	—
Other	(1.2)	—	—	—	(3.1)	—	—	(4.3)

At 31 December 2009	448.9	24.3	284.5	60.4	2.0	3.2	158.6	981.9

Net book amount at
31 December 2009	6,606.0	2,801.0	2,074.0	143.5	—	0.3	24.0	11,648.8

31 December 2008	6,620.1	2,812.3	2,206.0	166.9	0.3	0.6	28.0	11,834.2

The changes in the carrying amount of goodwill are as follows:

	Climate Solutions $m	Residential Solutions $m	Industrial Technologies $m	Security Technologies $m	Total $m

At 31 December 2007	2,613.8	74.9	371.9	932.7	3,993.3
Acquisitions and adjustments*	3,275.8	2,255.2	5.4	20.6	5,557.0
Currency translation	(37.9)	—	(7.5)	(44.8)	(90.2)
Impairment	(839.8)	(1,656.2)	—	(344.0)	(2,840.0)

At 31 December 2008	5,011.9	673.9	369.8	564.5	6,620.1
Acquisitions and adjustments*	(12.5)	8.4	—	—	(4.1)
Currency translation	(21.1)	—	3.1	8.0	(10.0)

At 31 December 2009	4,978.3	682.3	372.9	572.5	6,606.0

*	Includes adjustments related to final purchase price allocation adjustments.

The Group records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

In June 2008, the Group acquired the Trane commercial HVAC business and the Trane residential HVAC businesses and recorded $5.5 billion of goodwill associated with the transaction. The results of the Trane commercial HVAC business are reported within the Climate Solutions segment and the Trane residential HVAC business is reported within the Residential Solutions segment. See Note 8 for a further discussion regarding goodwill associated with the acquisition of Trane.

As a result of the annual impairment testing in the fourth quarter of 2008, the Group recognized a pre-tax, non-cash charge of $2,840.0 million related to the impairment of goodwill. The Group does not have any accumulated impairment losses subsequent to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” other than the amounts recorded in 2008. See Note 9 for a further discussion of impairment related matters.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In the fourth quarter of 2009, the Group reduced its goodwill by approximately $37 million in the Climate Solutions and Residential Solutions segments related to the acquisition of Trane. These adjustments primarily relate to an overstatement of net deferred tax liabilities established during purchase accounting and represent accounting errors. The Group does not believe that the accounting errors are material to any of its previously issued financial statements and therefore, has not adjusted any prior period amounts.

At 31 December 2009, the Group had $5.0 billion of intangible assets. The Group amortizes intangible assets with finite useful lives on a straight-line basis over their estimated economic lives in accordance with U.S. GAAP. Indefinite-lived intangible assets are not subject to amortization, but instead, are tested for impairment at least annually (more frequently if certain indicators are present). The following table sets forth the gross amount and accumulated amortization of the Group’s intangible assets, including goodwill, at 31 December 2009.

	2009 $m	2008 $m

Customer relationships	2,358.4	2,368.2
Completed technologies/patents	204.0	203.1
Other	188.1	189.6
Trademarks (finite-lived)	111.2	109.3

Total gross finite-lived intangible assets	2,861.7	2,870.2
Accumulated amortization	(533.0)	(378.5)

Total net finite-lived intangible assets	2,328.7	2,491.7
Trademarks (indefinite-lived)	2,714.1	2,722.4

Total	5,042.8	5,214.1

Intangible asset amortization expense for 2009 and 2008 was $156.4 million and $226.3 million, respectively. The increase in 2008 is attributable to the Group’s acquisition of Trane on 5 June 2008, which includes $125.0 million of non-recurring amortization expense related to the fair value allocation of purchase price to backlog and in-process research and development costs. The non-recurring amortization expense is included in Accumulated amortization and the associated gross asset is included in Other in the above table. See Note 8 for a further discussion on the acquisition of Trane.

Estimated amortization expense on existing intangible assets is approximately $163 million for each of the next five fiscal years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. TANGIBLE FIXED ASSETS

At 31 December the major classes of tangible fixed assets were as follows:

	Land and Buildings $m	Machinery and Equipment $m	Fleet & Rentals $m	Fixtures and Fittings $m	Software $m	Construction In Progress $m	Total $m

Cost or valuation
At 1 January 2009	845.4	1,438.2	93.6	109.7	345.5	188.1	3,020.5
Exchange differences	8.6	14.3	1.0	2.0	1.0	0.4	27.3
Additions at cost	61.9	186.4	22.9	10.5	104.4	(114.4)	271.7
Transfers	11.2	26.5	0.8	2.2	—	—	40.7
Acquisitions	(32.9)	(5.7)	—	—	(6.7)	—	(45.3)
Disposals	(12.2)	(66.9)	(27.5)	(5.6)	9.0	—	(103.2)

At 31 December 2009	882.0	1,592.8	90.8	118.8	453.2	74.1	3,211.7

Accumulated depreciation
At 1 January 2009	188.7	598.7	35.2	82.4	147.0	—	1,052.0
Exchange differences	2.9	10.7	0.7	1.5	0.3	—	16.1
Charge for the year	43.2	161.8	11.0	8.4	47.3	—	271.7
Transfers	9.4	16.2	0.8	3.9	—	—	30.3
Acquisitions	(14.8)	(5.2)	—	—	—	—	(20.0)
Disposals	(4.7)	(43.5)	(10.1)	(5.2)	12.3	—	(51.2)

At 31 December 2009	224.7	738.7	37.6	91.0	206.9	—	1,298.9

Net book value:
At 31 December 2008	656.7	839.5	58.4	27.3	198.5	188.1	1,968.5

At 31 December 2009	657.3	854.1	53.2	27.8	246.3	74.1	1,912.8

During 2009, the Group purchased tangible fixed assets totaling approximately $39 million, with a corresponding increase in liabilities, which were unpaid at 31 December 2009. This represents a non-cash investing activity and is therefore not included in the statement of cash flows until the tangible fixed assets are paid for.

14. STOCK

At 31 December the major classes of stock were as follows:

	2009 $m	2008 $m

Raw materials	353.6	446.9
Work-in-process	222.4	301.7
Finished goods	700.1	980.0

	1,276.1	1,728.6
LIFO reserve	(82.9)	(113.5)

Total	1,193.2	1,615.1

The estimated replacement cost of stocks did not differ significantly from the figures shown above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. DEBTORS

	2009 $m	2008 $m

Amounts falling due within one year:
Trade debtors	1,982.5	2,278.8
Less: Provision for impairment of receivables	(57.6)	(52.1)
Less: Reserve for customer claims	(23.5)	(25.6)

Trade debtors - net	1,901.4	2,201.04

Trade notes receivable	32.4	34.8
Other debtors	186.3	192.7
Prepayments and accrued income	244.1	341.4
Income tax receivables	141.0	252.0

	2,505.2	3,021.9

16. DEBTORS – AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2009 $m	2008 $m

Other debtors	450.7	459.4
Benefit trust assets	127.6	116.5
Prepayments and accrued income	7.0	7.0
Deferred tax receivable	1,105.5	1,191.9

	1,690.8	1,774.8

17. ACCOUNTS RECEIVABLE PURCHASE AGREEMENTS

In connection with the acquisition of Trane, the Group acquired Trane’s accounts receivable purchase agreement (the Trane Facility) in the U.S. As part of this Facility, Trane formed a special-purpose entity (SPE) for the sole purpose of buying and selling receivables generated by Trane. Trane irrevocably and without recourse, transferred all eligible accounts receivable to the SPE, which, in turn, sold undivided ownership interests in them to a conduit administered by the participating bank. The assets of the SPE were not available to pay the claims of Trane or any of its subsidiaries.

The undivided interests in the receivables sold to the conduit as a part of the Trane Facility were removed from the balance sheet since they met the applicable criteria under U.S. GAAP. Trane’s interests in the receivables retained by the Group were recorded at its allocated carrying amount, less an appropriate reserve for doubtful accounts, in the balance sheet as of 31 December 2008. To the extent that the consideration received was less than the allocated carrying value of the receivables sold, losses were recognized at the time of sale.

On 31 March 2009, the Group entered into new accounts receivable purchase agreements (the Expanded IR Facility), to expand the existing accounts receivable purchase agreement. The Expanded IR Facility superseded the Trane Facility. As of 31 December 2009, there are no interests in the receivables retained by the Group related to the Trane Facility.

Under the Expanded IR Facility, the Group continuously sold, through certain consolidated special purpose vehicles, designated pools of eligible trade receivables to an affiliated master special purpose vehicle (MSPV) which, in turn, sold undivided ownership interests to three conduits administered by unaffiliated financial institutions.

The maximum purchase limit of the three conduits was $325.0 million. The Group paid commitment fees on the aggregate amount of the liquidity commitments of the financial institutions under the facility (which was 102% of the maximum purchase limit) and an additional program fee on the aggregate amounts purchased under the facility by the conduits to the extent funded through the issuance of commercial paper or other securities.

The MSPV was not designed to be a qualifying SPE since the MSPV transferred assets representing undivided ownership interests in the accounts receivables it held to the conduits. The Company concluded that the MSPV was a variable interest entity (VIE) whereby the Company was deemed the primary beneficiary and subsequently consolidated the MSPV. Accordingly, accounts receivable balances were not removed from the balance sheet until the undivided ownership interests were sold to the conduits. The remaining trade receivables transferred into the MSPV but not sold to the conduits remained in debtors. The interests in the receivables retained by the Group were exposed to the first risk of loss for any uncollectible

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

amounts in the receivables sold under the facility. The Group provided no other forms of continued financial support related to the undivided interests transferred to the conduits. Although the special purpose vehicles were consolidated by the Group, they were separate corporate entities with their assets legally isolated from the Group and thus not available to satisfy claims of the Group.

The following is a summary of receivables sold to the financing facilities:

	2009 $m	2008 $m

Outstanding balance of receivables sold to SPE	544.2	149.5
Net balance of interest in the receivables retained	544.2	83.6
Net interests sold to conduits	—	62.8

At 31 December 2009, the outstanding balance of eligible trade receivables sold to the MSPV was $544.2 million. However, no net interests have been sold to any of the three conduits administered by unaffiliated financial institutions.

The Group serviced, administered and collected the receivables on behalf of the MSPV and the conduits and received a servicing fee of 0.75% per annum on the outstanding balance of the serviced receivables. As the Group estimated that the fee it received from the conduits, including other ancillary fees received, were adequate compensation for its obligation to service these receivables, the fair value was zero and no servicing assets or liabilities were recognized.

During the year ended 31 December 2009, the Group recorded a cash outflow of approximately $63 million within cash flow from operations, which represented the decrease in the net interests in the receivables sold to the conduits. The Group records as a loss on sale the difference between the receivables sold and net cash proceeds received. The loss on sale recorded for the years ended 31 December 2009 and 2008 were as follows:

	2009 $m	2008 $m

Loss on sale of receivables	4.0	2.0

18. CASH AT BANK AND IN HAND

	2009 $m	2008 $m

Cash at bank and in hand	876.7	550.2

19. CREDITORS – AMOUNTS FALLING DUE WITHIN ONE YEAR

	2009 $m	2008 $m

Loans and overdrafts (Note 21)	876.7	2,350.4
Payments received on account	156.6	166.0
Trade creditors	1,074.9	1,036.5
Other creditors	689.5	708.6
Corporation tax	74.5	73.4
Other taxes	36.5	26.4
Value added tax	26.9	33.4
Income taxes	22.9	36.3
Excise duty	41.9	39.7
Derivatives payable	7.9	40.5
Accruals and deferred income	460.6	456.0

	3,468.9	4,967.2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Creditors for taxation and social welfare included in the table above:

	2009 $m	2008 $m

Irish PAYE	0.7	1.7
Other income tax	22.2	34.7
Corporation tax	74.5	73.4
Value added tax	26.9	33.4
Other tax	36.5	26.4

	160.8	169.5

Other creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The directors consider that the carrying amount of trade creditors approximates their fair value.

20. CREDITORS – AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2009 $m	2008 $m

Long term debt	3,219.9	2,773.7
Accruals and deferred income	123.4	92.9
Derivatives payable	—	10.1

	3,343.3	2,876.7

21. DEBT AND CREDIT FACILITIES

At 31 December short-term borrowings and current maturities of long-term debt consisted of the following:

	2009 $m	2008 $m

Commercial paper program	—	998.7
Senior unsecured bridge loan facility	—	754.0
Debentures with put feaure	343.6	345.7
Current maturities of long-term debt	526.5	200.4
Other short-term borrowings	6.6	51.6

Total	876.7	2,350.4

The weighted-average interest rate for total short-term borrowings and current maturities of long-term debt at 31 December 2009 and 2008 was 5.4% and 4.8%, respectively.

At 31 December long-term debt excluding current maturities consisted of:

	2009 $m	2008 $m
Senior floating rate notes due 2010	—	250.0
7.625% Senior notes due 2010	—	261.2
4.50% Exchangeable senior notes due 2012	315.0	—
6.000% Senior notes due 2013	599.8	599.8
9.50% Senior notes due 2014	655.0	—
5.50% Senior notes due 2015	199.7	199.6
4.75% Senior notes due 2015	299.3	299.2
6.875% Senior notes due 2018	749.1	749.0
9.00% Debentures due 2021	125.0	125.0
7.20% Debentures due 2010-2025	112.5	120.0
6.48% Debentures due 2025	149.7	149.7
Other loans and notes, at end-of-year average interest rates of 5.85% in 2009 and 5.68% in 2008, maturing in various amounts to 2017	14.8	20.2

Total	3,219.9	2,773.7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the Group’s debt at 31 December 2009 and 2008 was $4,459.6 million and $4,927.4 million, respectively. The fair value of long-term debt was primarily based upon quoted market values.

At 31 December 2009, long-term debt retirements are as follows:

2009 $m
2010	870.1
2011	19.7
2012	324.2
2013	607.8
2014	661.8
Thereafter	1,606.4

Total	4,090.0

Commercial Paper Program

The Group uses borrowings under our commercial paper program for general corporate purposes. As of 31 December 2009, the Group had no outstanding commercial paper borrowings after paying down $998.7 million during 2009. The Group funded these payments primarily using cash generated from operations.

Senior Unsecured Bridge Loan Facility

In connection with the Trane acquisition, the Group entered into a $3.9 billion senior unsecured bridge loan facility, with a 364-day term. The Group drew down $2.95 billion against the bridge loan facility in June 2008. The proceeds, along with cash on hand and the issuance of $1.5 billion of commercial paper, were used to fund the cash component of the consideration paid for the acquisition as well as to pay related fees and expenses incurred in connection with the acquisition.

In addition, the Group repaid $2.0 billion of the outstanding balance of the bridge loan facility during the third quarter of 2008. The Group used a combination of cash flows from operations and cash on hand, in addition to the $1.6 billion in proceeds received from the issuance of long-term debt. As of 31 December 2008, the outstanding balance of the senior unsecured bridge loan facility was $754 million after a $196 million payment in the fourth quarter of 2008. In the first quarter of 2009, the Group borrowed an additional $196 million under the facility, increasing the outstanding balance to $950.0 million as of 31 March 2009. The Group repaid the outstanding balance in April 2009 with proceeds from the long-term debt issuance as discussed below and terminated the facility.

Debentures with Put Feature

At 31 December 2008, the Group had outstanding $345.7 million of fixed rate debentures which only requires early repayment at the option of the holder. These debentures contain a put feature that the holders may exercise on each anniversary of the issuance date. If exercised, the Group is obligated to repay in whole or in part, at the holder’s option, the outstanding principal amount (plus accrued and unpaid interest) of the debentures held by the holder. If these options are not exercised, the final maturity dates would range between 2027 and 2028.

In 2009, holders of these debentures chose to exercise the put feature on $2.1 million of the remaining debentures. As a result, the Group had $343.6 million debentures outstanding at 31 December 2009.

Senior Notes Due 2014

In April 2009, the Company issued $655 million of 9.5% Senior Notes through its wholly owned subsidiary, IR-Global. The notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and IR-International, another wholly owned indirect subsidiary of IR-Limited. Interest on the fixed rate notes will be paid twice a year in arrears. The Group has the option to redeem them in whole or in part at any time, and from time to time, prior to their stated maturity date at redemption prices set forth in the indenture agreement. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to the Group’s operations.

Exchangeable Senior Notes Due 2012

In April 2009, the Company issued $345 million of 4.5% Exchangeable Senior Notes through its wholly owned subsidiary, IR-Global. The notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and IR-International. Interest on the exchangeable notes will be paid twice a year in arrears. Holders may exchange their notes at their option prior to November 15, 2011 in accordance with specified circumstances set forth in the indenture agreement or anytime on or after November 15, 2011 through their scheduled maturity in April 2012. Upon exchange, the notes will be paid in cash up to the aggregate principal amount of the notes to be exchanged, the remainder due on the option feature, if any, will be paid in cash, the Company’s ordinary shares or a combination thereof at the option of the Group. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to the Group’s operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group allocated approximately $305 million of the gross proceeds to debt, with the remaining discount of approximately $40 million (approximately $39 million after allocated fees) recorded within equity. Additionally, the Group will amortize the discount into earnings over a three-year period.

Other Debt

In August 2008, the Group filed a universal shelf registration statement with the SEC for an indeterminate amount of securities for future issuance and issued $1.6 billion of long-term debt pursuant to the shelf registration statement. This issuance consisted of $250 million Senior Floating Rate Notes due in 2010, $600 million 6.000% Senior Notes due in 2013 and $750 million 6.875% Senior Notes due in 2018. These notes are fully and unconditionally guaranteed by IR-Limited, which directly owns 100% of the subsidiary issuer, IR-Global. The net proceeds from the offering were used to partially reduce the amount outstanding under the senior unsecured bridge loan facility.

At 31 December 2008, the Group’s committed revolving credit facilities totaled $3.0 billion, of which $750 million expired in June 2009, and was not renewed. At 31 December 2009, the Group’s committed revolving credit facilities totaled $2.25 billion, of which $1.25 billion expires in August 2010 and $1.0 billion expires in June 2011. These lines are unused and provide support for the Group’s commercial paper program as well as for other general corporate purposes. In addition, other available non-U.S. lines of credit were $993.3 million, of which $823.9 million were unused at 31 December 2009. These lines provide support for bank guarantees, letters of credit and other general corporate purposes.

Modifications Relating to the Reorganization

In connection with the Ireland Reorganization discussed in Note 2, on 1 July 2009 at 12:01 A.M. (the Transaction Time), IR-Limited completed the transfer of all the outstanding shares of IR-Global to IR-International, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures. IR-Ireland and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and Ingersoll-Rand Company (IR-New Jersey), a wholly owned indirect subsidiary of IR-Limited incorporated in New Jersey, as the case may be, as the issuers of debt securities under these indentures. Neither IR-Ireland nor IR-Limited intends to issue guarantees in respect of any indebtedness incurred by Trane. In addition, any securities issued by the Group that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited became convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR-Ireland.

On 1 July 2009, IR-Global amended and restated its commercial paper program (the Commercial Paper Program) pursuant to which IR-Global may issue, on a private placement basis, unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $2.25 billion. Under the Commercial Paper Program, IR-Global may issue notes from time to time, and the proceeds of the financing will be used for general corporate purposes. Each of IR-Ireland, IR-Limited and IR-International has provided an irrevocable and unconditional guarantee for the notes issued under the Commercial Paper Program.

Pursuant to the terms of the credit facility entered into on 12 August 2005 and our credit facility entered into on 27 June 2008 (the Credit Facilities), at the Transaction Time, IR-Ireland and IR-International became guarantors to such Credit Facilities. In connection therewith, IR-Ireland and IR-International entered into Addendums on 1 July 2009 to become parties to the Credit Facilities.

22. FINANCIAL INSTRUMENTS

In the normal course of business, the Group uses various financial instruments, including derivative instruments, to manage risks associated with interest rate, currency rate, commodity price and share-based compensation exposures. These financial instruments are not used for trading or speculative purposes.

On the date a derivative contract is entered into, the Group designates the derivative instrument either as a cash flow hedge of a forecasted transaction, a cash flow hedge of a recognized asset or liability, or as an undesignated derivative. The Group formally documents its hedge relationships, including identification of the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivative instruments that are designated as hedges to specific assets, liabilities or forecasted transactions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group also assesses both at the inception and at least quarterly thereafter, whether the derivatives used in cash flow hedging transactions are highly effective in offsetting the changes in the cash flows of the hedged item. Any ineffective portion of a derivative instrument’s change in fair value is recorded in the profit and loss account in the period of change. If the hedging relationship ceases to be highly effective, or it becomes probable that a forecasted transaction is no longer expected to occur, the hedging relationship will be undesignated and any future gains and losses on the derivative instrument would be recorded in the profit and loss account.

The fair market value of derivative instruments are determined through market-based valuations and may not be representative of the actual gains or losses that will be recorded when these instruments mature due to future fluctuations in the markets in which they are traded.

Currency and Commodity Hedging Instruments

The notional amounts of the Group’s currency derivatives, excluding the cross currency swap described below, were $884.8 million and $920.4 million at 31 December 2009 and 2008, respectively. At 31 December 2009 and 2008, a loss of $1.5 million and a gain of $7.6 million, net of tax, respectively, were included in other reserves related to the fair value of the Group’s currency derivatives designated as accounting hedges. The amount expected to be reclassified into the profit and loss account over the next twelve months is $1.5 million. The actual amounts that will be reclassified to the profit and loss account may vary from this amount as a result of changes in market conditions. Gains and losses associated with the Group’s currency derivatives not designated as hedges are recorded in the profit and loss account as changes in fair value occur. At 31 December 2009, the maximum term of the Group’s currency derivatives was 12 months.

As a result of the acquisition of Trane in June 2008, the Group assumed a cross currency swap that fixed in U.S. dollars, the currency cash flows on the £60.0 million 8.25% senior notes. These notes matured on June 1, 2009 along with the cross currency swap. The cross currency swap met the criteria to be accounted for as a foreign currency cash flow hedge, which allowed for deferral of any associated gains or losses within other reserves until settlement. The deferred gain remaining in other reserves related to the cross currency swap was released into the profit and loss account upon maturity.

The Group had no commodity derivatives outstanding as of 31 December 2009. The notional amount of the Group’s commodity derivatives was $21.3 million at 31 December 2008. During 2008, the Group discontinued the use of hedge accounting for the commodity hedges at which time the Group recognized into the profit and loss account all deferred gains and losses related to the commodity hedges at the time of discontinuance. All further gains and losses associated with the Group’s commodity derivatives were recorded in the profit and loss account as changes in fair value occurred.

Other Hedging Instruments

During the third quarter of 2008, the Group entered into interest rate locks for the forecasted issuance of approximately $1.4 billion of Senior Notes due in 2013 and 2018. These interest rate locks met the criteria to be accounted for as cash flow hedges of a forecasted transaction. Consequently, the changes in fair value of the interest rate locks were deferred in other reserves.

No further gain or loss will be deferred in other reserves related to these interest rate locks as the contracts were effectively terminated upon issuance of the underlying debt. However, the amount of other reserves associated with these interest rate locks at the time of termination will be recognized into interest expense over the term of the notes. At 31 December 2009 and 2008, $12.6 million and $14.4 million, respectively, of deferred losses remained in other reserves related to these interest rate locks. The amount expected to be reclassified into interest expense over the next twelve months is $1.8 million.

In March 2005, the Group entered into interest rate locks for the forecasted issuance of $300 million of Senior Notes due 2015. These interest rate locks met the criteria to be accounted for as cash flow hedges of a forecasted transaction. Consequently, the changes in fair value of the interest rate locks were deferred in other reserves. No further gain or loss will be deferred in other reserves related to these interest rate locks as the contracts were effectively terminated upon issuance of the underlying debt. However, the amount of other reserves associated with these interest rate locks at the time of termination will be recognized into interest expense over the term of the notes. At 31 December 2009 and 2008, $6.5 million and $7.6 million, respectively, of deferred losses remained in other reserves related to these interest rate locks. The amount expected to be reclassified into interest expense over the next twelve months is $1.1 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of derivative instruments included within the consolidated balance sheet as of 31 December 2009:

	Asset derivatives $m	Liability derivatives $m
Derivatives designated as accounting hedges:
Currency derivatives	0.3	2.7
Derivatives not designated as accounting hedges:
Currency derivatives	7.0	5.2

Total derivatives	7.3	7.9

Asset and liability derivatives included in the table above are recorded within debtors and creditors, respectively, on the consolidated balance sheet.

The following table represents the amounts associated with derivatives designated as hedges affecting the consolidated profit and loss account and other reserves for the year ended 31 December 2009:

	Amount of gain (loss) deferred $m	Location of gain (loss) reclassified and recognized into earnings	Amount of gain (loss) reclassified and recognized into earnings $m
Currency derivatives	(7.1)	Other operating expenses	5.3
Interest rate locks	—	Interest payable	(2.8)

Total	(7.1)		2.5

The following table represents the amounts associated with derivatives not designated as hedges affecting the consolidated profit and loss account for the year ended 31 December 2009:

	Location of gain (loss)	Amount of gain (loss) $m

Currency derivatives	Other operating expenses	64.2	*
Commodity derivatives	Other operating expenses	1.8

Total		66.0

*	The gains and losses associated with the Group’s undesignated currency derivatives are materially offset in the consolidated profit and loss account by changes in the fair value of the underlying transactions.

Concentration of Credit Risk

The counterparties to the Group’s forward contracts consist of a number of investment grade major international financial institutions. The Group could be exposed to losses in the event of nonperformance by the counterparties. However, credit ratings of and concentration of risk in these financial institutions is monitored on a continuous basis and present no significant credit risk to the Group.

Fair Value of Financial Instruments

The carrying value of cash at bank and in hand, debtors, short-term borrowings and creditors are a reasonable estimate of their fair value due to the short-term nature of these instruments.

23. PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Pension Plans

The Group has noncontributory pension plans covering substantially all non-Trane U.S. employees and maintains a pension plan for non-collectively bargained U.S. employees of Trane, whereby eligible employees may elect to participate and receive a credit equal to 3% of eligible pay. Effective 1 January 2010, non-collectively bargained U.S. employees of Trane began to participate in the Group’s main pension plan for U.S. non-collectively bargained employees. In addition, the Group maintains pension plans for Trane U.S. collectively bargained employees. Certain non-U.S. employees in other countries, including Trane employees, are covered by pension plans.

Most of the Group’s pension plans for U.S. non-collectively bargained employees provided benefits on a final average pay formula. The Group’s U.S. collectively bargained pension plans, including those covering employees of Trane, generally provide benefits based on a flat benefit formula. Generally, non-U.S. plans provide benefits based on earnings and years of service. The Group maintains additional other supplemental benefit plans for officers and other key employees.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group utilizes qualified actuaries to value its pension plans. For plans which require funding, the most recent valuations for funding purposes were at 1 January 2009 or in accordance with local statutory requirements and are available for inspection by the scheme members but not for public inspection.

Full actuarial valuations, on which the amounts recognized in the financial statements are based, were carried out at 31 December 2009.

In 2008, the Group adopted the measurement date provision of ASC 715 which required the measurement of plan assets and benefit obligations as of the date of the year-end financial statements. The Group recorded a one-time after-tax pension charge of $1.2 million to profit and loss account ($1.8 million pre-tax) as a result of changing the measurement date from 30 November to 31 December.

As a result of the acquisition of Trane in the second quarter of 2008, the Group assumed net obligations of $67.7 million, which consisted of noncurrent pension assets of $1.4 million and current and noncurrent pension benefit liabilities of $69.1 million.

The following table details information regarding the Group’s pension plans at 31 December:

	2009 $m	2008 $m
Change in benefit obligations:
Benefit obligation at beginning of year	3,217.3	2,572.4
Service cost	65.4	58.5
Interest cost	197.2	182.8
Employee contributions	2.8	2.6
Acquisitions	—	799.2
Amendments	9.2	12.0
Actuarial (gains) losses	290.1	(9.6)
Benefits paid	(227.9)	(232.7)
Currency translation	63.1	(200.7)
Curtailments and settlements	(21.6)	(1.1)
Adjustment due to adoption of ASC 715 measurement date provisions	—	2.6
Other, including expenses paid	3.3	31.3

Benefit obligation at end of year	3,598.9	3,217.3

Change in plan assets:
Fair value at beginning of year	2,363.1	2,500.9
Actual return on assets	403.6	(523.2)
Company contributions	113.5	64.1
Employee contributions	2.8	2.6
Acquisitions	—	731.5
Benefits paid	(227.9)	(232.7)
Currency translation	49.4	(165.8)
Settlements	(11.9)	(0.9)
Adjustment due to adoption of ASC 715 measurement date provisions	—	(42.5)
Other, including expenses paid	3.3	29.1

Fair value of assets end of year	2,695.9	2,363.1

Funded status:
Plan assets less than the benefit obligations	(903.0)	(854.2)

Amounts included in the balance sheet:
Long-term prepaid expenses in other assets	1.1	0.2
Accrued compensation and benefits	(11.7)	(26.0)
Postemployment and other benefit liabilities	(892.4)	(828.4)

Net amount recognized	(903.0)	(854.2)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

It is the Group’s objective to contribute to the pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. However, certain plans are not or cannot be funded due to either legal or tax requirements in certain jurisdictions. As of 31 December 2009, approximately six percent of our projected benefit obligation relates to plans that cannot be funded.

The pretax amounts recognized in other reserves were as follows:

	Net transition obligation $m	Prior service cost $m	Net actuarial losses $m	Total $m

31 December 2008	(0.3)	(42.7)	(1,105.7)	(1,148.7)
Current year changes recorded to Other reserves	—	(9.3)	(65.3)	(74.6)
Amortization reclassified to earnings	0.2	8.5	59.4	68.1
Settlements/curtailments reclassified to earnings	—	1.8	9.9	11.7
Currency translation and other	—	—	(26.5)	(26.5)

31 December 2009	(0.1)	(41.7)	(1,128.2)	(1,170.0)

Weighted-average assumptions used:

Benefit obligations at 31 December	2009	2008
Discount rate:
U.S. plans	5.75%	6.25%
Non-U.S. plans	5.50%	6.50%
Rate of compensation increase:
U.S. plans	4.00%	4.00%
Non-U.S. plans	4.75%	4.50%

The accumulated benefit obligation for all defined benefit pension plans was $3,442.2 million and $3,082.7 million at 31 December 2009 and 2008, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations more than plan assets were $3,529.6 million, $3,382.7 million and $2,629.8 million, respectively, as of 31 December 2009, and $3,194.8 million, $3,066.0 million and $2,345.0 million, respectively, as of 31 December 2008.

Pension benefit payments are expected to be paid as follows:

$m
2010	230.9
2011	230.7
2012	220.7
2013	228.5
2014	235.9
2015 - 2019	1,276.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of the Group’s pension related costs for the years ended 31 December include the following:

	2009 $m	2008 $m
Service cost	65.4	58.5
Interest cost	197.2	182.8
Expected return on plan assets	(178.4)	(230.1)
Net amortization of:
Prior service costs	8.5	8.8
Transition amount	0.2	0.7
Plan net actuarial losses	59.4	10.3

Net periodic pension benefit cost	152.3	31.0
Net curtailment and settlement (gains) losses	2.0	2.3

Net periodic pension benefit cost after net curtailment and settlement (gains) losses	154.3	33.3

Amounts recorded in continuing operations	142.9	44.8
Amounts recorded in discontinued operations	11.4	(11.5)

Total	154.3	33.3

The curtailment and settlement losses in 2009 are associated with restructuring of operations. The curtailment and settlement losses in 2008 are associated with lump sum distributions under supplemental benefit plans for officers and other key employees.

Pension expense for 2010 is projected to be approximately $167 million, utilizing the assumptions for calculating the pension benefit obligations at the end of 2009. The amounts expected to be recognized in net periodic pension cost during the year ended 2010 for the net transition obligation, prior service cost and plan net actuarial losses are $0.1 million, $8.8 million and $56.9 million, respectively.

Weighted-average assumptions used:

Net periodic pension cost for the year ended 31 December	2009	2008
Discount rate:
U.S. plans
For the period 1 January to 31 December	6.25%	6.25%
Non-U.S. plans
For the period 1 January to 31 December	6.50%	6.00%
Rate of compensation increase:
U.S. plans	4.00%	4.00%
Non-U.S. plans
For the period 1 January to 31 December	4.50%	4.50%
Expected return on plan assets:
U.S. plans	7.75%	8.50%
Non-U.S. plans	7.25%	7.25%

*	Trane plans were valued at acquisition date assuming 6.75% for the discount rate, 4.00% for the rate of compensation increase and 8.25% for the expected return on plan assets

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy, the types of assets held and target asset allocations. The expected long-term rate of return is determined as of the measurement date. The Group reviews each plan and its historical returns and target asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used.

The Group’s investment objectives in managing its defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long-term, minimizes required Group contributions, at the appropriate levels of risk; and to meet any statutory and regulatory requirements. Key investment management decisions reviewed regularly are asset allocations and investment manager performance. Asset/liability modeling (ALM) studies are used as the basis for global asset allocation decisions and are updated as required.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Based on ALM studies, the Group has set its target strategic global asset allocations for its plans to be broadly 40% equities and 60% debt and real estate. Asset allocations are reviewed at least quarterly and appropriate adjustments are made as necessary.

The fair values of the Group’s pension plan assets at 31 December 2009 by asset category were as follows:

	Fair Value Measurements			Total
	Level 1 $m	Level 2 $m	Level 3 $m	Fair Value $m
Cash at bank and in hand	28.1	23.3	—	51.4
Equity investments:
Common and preferred stocks (a)	94.9	—	—	94.9
Commingled funds - equity specialty (b)	—	1,141.2	—	1,141.2

	94.9	1,141.2	—	1,236.1
Fixed income investments:
U.S. government and agency obligations (c)	—	405.8	—	405.8
Corporate and non-U.S. bonds	—	497.2	—	497.2
Asset-backed and mortgage-backed securities	—	230.3	—	230.3
Commingled funds - fixed income specialty (d)	21.5	233.4	—	254.9
Other fixed income (e)	—	—	21.3	21.3

	21.5	1,366.7	21.3	1,409.5
Derivatives	—	(1.0)	—	(1.0)
Real estate (f)	—	—	25.0	25.0
Other (g)	—	—	35.4	35.4
Total assets at fair value	144.5	2,530.2	81.7	2,756.4

Receivables and payables, net				(60.5)

Net assets available for benefits				2,695.9

(a)	This class represents developed market equities of actively managed funds. Investment holdings include common stocks, preferred stocks and American Depository Receipts.
(b)	This class includes commingled funds managed by investment managers that focuses on equity investments. It includes both indexed and actively managed funds.
(c)	This class represents U.S. treasuries and state and municipal bonds.
(d)	This class comprises commingled funds actively managed by investment managers that focuses on fixed income securities.
(e)	This class includes insurance contracts with guaranteed income portion as well as sovereign debts.
(f)	This class includes several private equity funds that invest in real estate. It includes both direct investment funds and funds-of-funds.
(g)	This investment comprises the Group’s non-significant foreign pension plan assets. It mostly includes insurance contracts.

See Note 24 for additional information related to the fair value hierarchy defined by FASB ASC 820, “Fair Value Measurements and Disclosures” (ASC 820).

The Group made contributions to its pension plans of $113.5 million in 2009 and $64.1 million in 2008. The Group currently projects that it will contribute approximately $85 million to its plans worldwide in 2010. The Group’s policy allows it to fund an amount, which could be in excess of or less than the pension cost expensed, subject to the limitations imposed by current tax regulations. The Group anticipates funding the plans in 2010 in accordance with contributions required by funding regulations or the laws of each jurisdiction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Most of the Group’s U.S. employees are covered by savings and other defined contribution plans. Employer contributions are determined based on criteria specific to the individual plans and amounted to approximately $86.0 million (including $50.6 million for Trane plans) and $78.8 million (including $43.5 million for Trane plans) in 2009 and 2008, respectively. The Group’s contributions relating to non-U.S. defined contribution plans and other non-U.S. benefit plans were $19.5 million (including $1.7 million for Trane plans), $16.3 million (including $3.8 million for Trane plans) in 2009 and 2008, respectively.

Postretirement Benefits Other Than Pensions

The Group sponsors several postretirement plans that cover certain eligible employees, including certain Trane employees since the Acquisition Date. These plans provide for health-care benefits, and in some instances, life insurance benefits. Postretirement health plans generally are contributory and contributions are adjusted annually. Generally, life insurance plans for retirees are primarily noncontributory. The Group funds the postretirement benefit costs principally on a pay-as-you-go basis.

In 2008, the Group adopted the measurement date provision of ASC 715 which required the measurement of plan assets and benefit obligations as of the date of the year-end financial statements. The Group recorded a one-time after-tax charge for postretirement benefits of $2.5 million to the profit and loss account ($4.7 million pre-tax) as a result of changing the measurement date from 30 November to 31 December.

As a result of the acquisition of Trane in the second quarter of 2008, the Group assumed unfunded obligations for retirement benefits other than pensions in the amount of $268.9 million.

The following table details information regarding the Group’s postretirement plans at December 31:

	2009 $m	2008 $m

Change in benefit obligations:
Benefit obligation at beginning of year	946.2	649.8
Service cost	9.0	7.3
Interest cost	55.8	49.7
Plan participants’ contributions	21.5	14.9
Actuarial (gains) losses	32.6	16.6
Benefits paid, net of Medicare Part D subsidy *	(87.4)	(69.9)
Settlements/curtailments	(3.7)	—
Adjustments due to adoption of ASC 715 measurement date provision	—	3.6
Acquisition	—	268.9
Amendments	3.0	—
Other	2.4	5.3

Benefit obligations at end of year	979.4	946.2

* Amounts are net of Medicare Part D subsidy of $5.5 and $9.5 million in 2009 and 2008, respectively

Funded status:
Plan assets less than benefit obligations	(979.4)	(946.2)

Amounts included in the balance sheet:
Creditors - Amounts falling due within one year	(77.1)	(70.4)
Creditors - Amounts falling due after more than one year	(902.3)	(875.8)

Total	(979.4)	(946.2)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The pretax amounts recognized in Other reserves were as follows:

	Prior service gains $m	Net actuarial losses $m	Total $m
Balance at 31 December 2008	10.8	(192.7)	(181.9)
Current year changes recorded to Other reserves	(3.0)	(32.6)	(35.6)
Amortization reclassified to earnings	(3.2)	11.6	8.4
Settlements/curtailments reclassified to earnings	(0.4)	3.6	3.2
Currency translation and other	(0.1)	(0.2)	(0.3)

Balance at 31 December 2009	4.1	(210.3)	(206.2)

The components of net periodic postretirement benefit (income) cost for the years ended 31 December were as follows:

	2009 $m	2008 $m
Service cost	9.0	7.3
Interest cost	55.8	49.7
Net amortization of prior service gains	(3.2)	(3.4)
Net amortization of net actuarial losses	11.6	16.2

Net periodic postretirement benefit cost	73.2	69.8
Net curtailment and settlement (gains) losses	(0.5)	—

Net periodic postretirement benefit (income) cost after net curtailment and settlement (gains) losses	72.7	69.8

Amounts recorded in continuing operations	43.9	38.4
Amounts recorded in discontinued operations	28.8	31.4

Total	72.7	69.8

The curtailment and settlement gains and losses in 2009 are associated with the restructuring of U.S. operations. Postretirement cost for 2010 is projected to be $76 million. Amounts expected to be recognized in net periodic postretirement benefits cost in 2010 for prior service gains and plan net actuarial losses are $2.9 million and $16.6 million, respectively.

Assumptions:	2009	2008
Weighted-average discount rate assumption to determine:
Benefit obligations at 31 December	5.50%	6.25%
Net periodic benefit cost For the period 1 January to 31 December	6.25%	6.00%
Assumed health-care cost trend rates at 31 December:
Current year medical inflation	9.25%	11.00%
Ultimate inflation rate	5.00%	5.25%
Year that the rate reaches the ultimate trend rate	2021	2015

*	Trane plans were valued assuming a 6.50% discount rate at the acquisition date.

A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at 31 December

	1% Increase $m	1% Decrease $m
Effect on total of service and interest cost components	2.0	(1.8)
Effect on postretirement benefit obligation	40.9	(34.9)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Benefit payments for postretirement benefits, which are net of expected plan participant contributions and Medicare Part D subsidy, are expected to be paid as follows:

$m
2010	79.2
2011	82.8
2012	82.6
2013	82.2
2014	84.4
2015 - 2019	410.4

24. FAIR VALUE MEASUREMENTS

ASC 820 establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The Group adopted this provision of ASC 820 on 1 January 2008. However, the Group has delayed its implementation of the provision of ASC 820 for the fair value of goodwill, indefinite-lived intangible assets and nonfinancial long-lived assets as allowed under U.S. GAAP. The fair value hierarchy outlined in ASC 820 is comprised of three levels that are described below:

•	Level 1 – Inputs based on quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and liabilities measured at fair value on a recurring basis at 31 December 2009 were as follows:

	Fair Value Measurements			Total Fair Value $m
	Level 1 $m	Level 2 $m	Level 3 $m
Assets:
Cash at bank and in hand	876.7	—	—	876.7
Marketable securities	11.8	—	—	11.8
Derivative instruments	—	7.3	—	7.3
Benefit trust assets	17.6	147.7	—	165.3

Total	906.1	155.0	—	1,061.1

Liabilities:
Derivative instruments	—	7.9	—	7.9
Benefit liabilities	18.6	178.5	—	197.1

Total	18.6	186.4	—	205.0

See Note 23 for disclosure of fair value measurements related to the Group’s pension assets.

ASC 820 defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Group determines the fair value of its financial assets and liabilities using the following methodologies:

•

Cash at bank and in hand – These amounts include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less and are held in U.S and non-U.S. currencies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•

Marketable securities – These securities include investments in publically traded stock of non-U.S. companies held by non-U.S. subsidiaries of the Group. The fair value is obtained for the securities based on observable market prices quoted on public stock exchanges.

•

Derivatives instruments – These instruments include forward contracts related to non-U.S. currencies. The fair value of the derivative instruments are determined based on a pricing model that uses inputs from actively quoted currency markets that are readily accessible and observable.

•

Benefit trust assets – These assets include money market funds and insurance contracts that are the underlying for the benefit assets. The fair value of the assets is based on observable market prices quoted in a readily accessible and observable market.

•

Benefit liabilities – These liabilities include deferred compensation and executive death benefits. The fair value is based on the underlying investment portfolio of the deferred compensation and the specific benefits guaranteed in a death benefit contract with each executive.

Effective 1 January 2008, the Group also adopted the provisions of FASB ASC 825, “Financial Instruments” (ASC 825) that allow companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, ASC 825 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. As of 31 December 2009, the Group has not elected to utilize the fair value option on any of its financial assets or liabilities.

25. SHARE CAPITAL

Ingersoll-Rand Company Limited, a Bermuda Company (IR-Limited), was the successor to Ingersoll-Rand Company, a New Jersey Company (IR-New Jersey) following a corporate reorganization that became effective on 31 December 2001 (the Bermuda Reorganization). Upon consummation, the shares of IR-New Jersey common stock were cancelled and all previous holders were issued IR-Limited Class A common shares. The Bermuda Reorganization was accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

Ingersoll-Rand plc, an Irish public limited company (IR-Ireland), is the successor to IR-Limited, following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). Upon consummation, the shares of IR-Limited Class A common shares were cancelled and all previous holders were issued IR-Ireland ordinary shares. The Ireland Reorganization was accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity. See Note 2 for a further discussion of the Ireland Reorganization.

Called up share capital

The authorized share capital of IR-Ireland is $1,175,010,000, consisting of (1) 1,175,000,000 ordinary shares, par value $1.00 per share, and (2) 10,000,000 preference shares, par value $0.001 per share. No preference shares were outstanding at 31 December 2009 or 2008. Ordinary shares issued at 31 December 2009 and 2008 were 320,616,056 and 370,813,037, respectively, net of 26,074 and 52,020,439 shares owned by a subsidiary at 31 December 2009 and 2008, respectively.

At 31 December 2009, a reconciliation of ordinary shares is as follows:

Total $m
31 December 2008	318.8
Shares issued under incentive plans	1.8

31 December 2009	320.6

Treasury Stock

The Group treats ordinary shares of the parent owned by a subsidiary as treasury stock. These shares are recorded at cost and included in the shareholders’ equity section. As a result of the acquisition of Trane in June 2008, the Group issued 45.4 million IR-Limited Class A common shares to fund the equity portion of the consideration. In June 2009, IR-Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

cancelled the remaining 52.0 million shares (representing 14% of outstanding shares at the time of cancellation) in anticipation of the Ireland Reorganization that became effective on 1 July 2009. At 31 December 2009, a subsidiary of the Company held 26,074 ordinary shares in trust for a deferred compensation plan. These ordinary shares have been reflected as treasury shares in the consolidated balance sheet.

26. SHARE-BASED COMPENSATION

The Group records share-based compensation awards using a fair value method and recognizes compensation expense for an amount equal to the fair value of the share-based payment issued in its consolidated financial statements.

On 3 June 2009, the shareholders of the Company approved the amendment and restatement of the Incentive Stock Plan of 2007, which authorizes the Company to issue stock options and other share-based incentives. As a result, the total number of shares authorized by the shareholders was increased to 27.0 million, of which 15.0 million remains available as of 31 December 2009 for future incentive awards.

Modifications Relating to the Reorganization

In connection with the Ireland Reorganization discussed in Note 2, on 1 July 2009, IR-Ireland assumed the existing obligations of IR-Limited under the equity incentive plans and other similar employee award plans of Ingersoll Rand (collectively, the Plans), including all awards issued thereunder. Furthermore, the Plans were amended by IR-Limited to provide (1) that ordinary shares of IR-Ireland will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of the Class A common shares of IR-Limited, including upon exercise of any options or share appreciation rights or upon the vesting of restricted stock units or performance units issued under those Plans; and (2) for the appropriate substitution of IR-Ireland for IR-Limited in those Plans. There were no other changes to the terms of the Incentive Plans relating to the Reorganization.

Stock Options / Restricted Stock Units

On 12 February 2009, the Compensation Committee of the Company’s Board of Directors approved a change to the Group’s equity grant approach whereby options are no longer used as the predominant equity vehicle for eligible participants; instead a mix of options and restricted stock units (RSUs) are utilized. The RSUs vest ratably over three years and any accrued dividends will be paid in cash at the time of vesting. As a result of this change, eligible participants received (i) stock options, (ii) RSUs or (iii) a combination of both stock options and RSUs under the Company’s Incentive Stock Plan of 2007.

The average fair value of the stock options granted for the year ended 31 December 2009 and 2008 was estimated to be $5.82 per share and $11.56 per share, respectively, using the Black-Scholes option-pricing model. The following assumptions were used:

	2009	2008
Dividend yield	1.97%	1.58%
Volatility	43.19%	31.48%
Risk-free rate of return	1.76%	2.95%
Expected life	5.10 years	5.36 years

The fair value of each of the Company’s stock option awards is expensed on a straight-line basis over the required service period, which is generally the three-year vesting period of the options. However, for options granted to retirement eligible employees, the Group recognizes expense for the fair value of the options at the grant date. Expected volatility is based on the historical volatility from traded options on the Company’s stock. The risk-free rate of return is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Historical data is used to estimate forfeitures within the Group’s valuation model. The Group’s expected life of the stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Changes in options outstanding under the plans for the years 2008 and 2009 are as follows:

	Shares subject to option	Weighted- average exercise price	Aggregate intrinsic value (millions)	Weighted- average remaining life
31 December 2007	16,424,891	34.25
Granted	5,088,599	40.48
Trane options exchanged for IR options	7,408,134	18.50
Exercised	(685,508)	26.56
Cancelled	(1,020,889)	39.84

31 December 2008	27,215,227	31.11
Granted	4,165,032	17.34
Exercised	(1,543,323)	21.45
Cancelled	(1,978,853)	31.99

Outstanding 31 December 2009	27,858,083	$29.54	$232.8	5.2

Exercisable 31 December 2009	20,030,794	$29.68	$159.7	4.0

As part of the acquisition of Trane, 7.4 million Trane options were converted at the option of the holders into options to acquire shares of IR-Limited Class A common shares based on the option exchange ratio set forth in the merger agreement.

The following table summarizes information concerning currently outstanding and exercisable options:

	Options outstanding			Options exercisable
Range of exercise price	Number outstanding at 31 December 2009	Weighted- average remaining life	Weighted- average exercise price	Number exercisable at 31 December 2009	Weighted- average remaining life	Weighted- average exercise price
$0.00 - $10.00	111,804	0.7	$8.62	111,804	0.7	$8.62
$10.01 - 20.00	8,273,001	5.4	14.57	4,420,993	2.3	12.63
$20.01 - 30.00	3,502,277	3.7	22.89	3,495,277	3.7	22.89
$30.01 - 40.00	11,759,090	5.0	37.24	9,777,400	4.4	36.93
$40.01 - 50.00	4,047,245	6.9	43.20	2,143,322	6.4	43.08
$50.01 - 60.00	164,666	6.9	52.50	81,998	6.2	53.39

$4.76 - $55.22	27,858,083	5.2	$29.54	20,030,794	4.0	$29.68

At 31 December 2009, there was $28.2 million of total unrecognized compensation cost from stock option arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees. This compensation will be recognized over the required service period, which is generally the three-year vesting period. The aggregate intrinsic value of options exercised during the year ended 31 December 2009 and 2008 was $16.5 million and $9.2 million, respectively.

Generally, stock options vest ratably over a three-year period from their date of grant and expire at the end of ten years.

On 12 February 2009, the Company granted annual RSU awards. The fair value of each of the Company’s RSU awards is measured as the grant-date price of the Company’s shares and is expensed on a straight-line basis over the three year vesting period. For RSUs granted to retirement eligible employees, the Group recognizes expense for the fair value of the RSUs at the grant date. RSUs vest ratably over a three-year period.

The following table summarizes RSU activity during the year ended 31 December 2009:

	RSUs	Weighted- average grant date fair value
Outstanding and unvested at 31 December 2008	—	$—
Granted	921,182	16.85
Vested	(6,521)	16.85
Cancelled	(49,905)	16.85

Outstanding and unvested at 31 December 2009	864,756	$16.85

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At 31 December 2009, there was $7.9 million of total unrecognized compensation cost from RSU arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees. This compensation will be recognized over the required service period, which is generally the three-year vesting period.

SARs

All SARs outstanding as of 31 December 2009 are vested and expire ten years from the date of grant. All SARs exercised are settled with the Company’s ordinary shares.

The following table summarizes the information for currently outstanding SARs:

	Shares subject to exercise	Weighted- average exercise price	Aggregate intrinsic value (millions)	Weighted- average remaining life
31 December 2007	1,169,977	33.99
Granted	—	—
Exercised	(40,636)	27.98
Cancelled	(55,869)	37.85

31 December 2008	1,073,472	34.02
Granted	—	—
Exercised	(29,038)	22.73
Cancelled	(73,662)	36.18

Outstanding 31 December 2009	970,772	$34.19	$3.4	3.4

Exercisable 31 December 2009	970,772	$34.19	$3.4	3.4

Note: The Group did not grant SARS during 2008 and 2009 and does not anticipate further granting in the future.

Performance Shares

The Group has a Performance Share Program (PSP) for key employees. The program provides awards based on performance against pre-established objectives. The target award level is expressed as a number of the Company’s ordinary shares. All PSP awards are settled in the form of ordinary shares.

On 12 February 2009, the Compensation Committee determined the PSP awards for the performance year 2008. In doing so, primary emphasis was placed on financial objectives in light of the current economic environment. The 2008 PSP awards have a one-year vesting period.

On 4 October 2008, the Compensation Committee approved certain changes to the Group’s long-term incentive compensation programs to be implemented beginning with the 2009 performance year. Under these changes, the performance period under the Group’s PSP Program was changed from one year to three years starting with year 2009 in order to increase the long-term nature of incentive compensation for PSP participants. In addition, these PSP awards are based on the Company’s relative EPS growth as compared to the industrial group of companies in the S&P 500 Index over the three-year performance period. To transition between the previous one-year PSP program and the revised three year PSP program, there is a one-time PSP award with a two-year performance period for 2009 through 2010, which is based on the Company’s EPS growth relative to the industrial group of companies in the S&P 500 Index and the publicly announced Trane acquisition synergy savings.

Deferred Compensation

The Group allows key employees to defer a portion of their eligible compensation into a number of investment choices, including ordinary share equivalents. Any amounts invested in ordinary share equivalents will be settled in ordinary shares at the time of distribution.

Other Plans

The Group maintains a shareholder-approved Management Incentive Unit Award Plan. Under the plan, participating key employees were awarded incentive units. When dividends are paid on ordinary shares, phantom dividends are awarded to unit holders, one-half of which is paid in cash, the remaining half of which is credited to the participants’ accounts in the form of ordinary share equivalents. The value of the actual incentive units is never paid to participants, and only the fair value of accumulated ordinary share equivalents is paid in cash upon the participants’ retirement. The number of ordinary share equivalents credited to participants’ accounts at 31 December 2009 is 109,480.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has issued stock grants as an incentive plan for certain key employees, with varying vesting periods. All stock grants are settled with the Company’s ordinary shares. At 31 December 2009, there were 278,802 stock grants outstanding, all of which were vested.

Compensation Expense

Share-based compensation expense is included in administrative expenses. The following table summarizes the expenses recognized:

	2009 $m	2008 $m
Stock options	36.8	39.5
RSUs	6.6	—
Performance shares	22.4	2.1
Deferred compensation	2.7	2.1
SARs and other	2.4	1.5

Pre-tax expense	70.9	45.2
Tax benefit	(27.1)	(17.3)

After tax expense	43.8	27.9

Amounts recorded in continuing operations	43.8	27.9
Amounts recorded in discontinued operations	—	—

Total	43.8	27.9

27. TAXATION

Profits/(losses) on ordinary activities before taxation for the years ended 31 December were taxed within the following jurisdictions:

	2009 $m	2008 $m
United States	(305.5)	(3,564.5)
Non-U.S.	864.6	808.5

Total	559.1	(2,756.0)

The taxation components for income taxes for the years ended 31 December were as follows:

	2009 $m	2008 $m
Current tax expense (benefit):
United States	(110.2)	(4.9)
Non U.S.	127.5	130.3

Total:	17.3	125.4

Deferred tax expense (benefit):
United States	93.8	(312.4)
Non U.S.	(39.8)	(21.6)

Total:	54.0	(334.0)

Total tax expense (benefit):
United States	(16.4)	(317.3)
Non U.S.	87.7	108.7

Total	71.3	(208.6)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Taxation expense differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

	Percent of pretax income
	2009	2008
Statutory U.S. rate	35.0%	35.0%
Increase (decrease) in rates resulting from:
Non-U.S. operations	(21.4)	9.4
State and local income taxes, net of U.S. tax	9.7	(0.3)
Non-deductible impairment charge	—	(35.1)
Tax reserves (including uncertain tax position reserves)	(3.5)	(2.5)
Provision to return and other true-up adjustments	(6.4)	1.0
Other adjustments	(0.6)	—

Effective tax rate	12.8%	7.5%

Tax incentives, in the form of tax holidays, have been granted in certain jurisdictions to encourage industrial development. The expiration of these tax holidays varies by country. The most significant tax holiday relates to the Group’s qualifying locations in Ireland, which were granted a 10% tax rate through 2010. The benefit for the tax holidays for the year ended 31 December 2009 and 2008 was $1.4 million and $4.1 million, respectively.

At 31 December a summary of the deferred tax accounts is as follows:

	2009	2008
Deferred tax assets:
Inventory and accounts receivable	$40.1	$29.3
Fixed assets and intangibles	16.0	23.5
Postemployment and other benefit liabilities	928.4	833.8
Product liability	293.0	324.8
Other reserves and accruals	269.4	198.4
Net operating losses and credit carry forwards	954.7	750.2
Other	100.5	248.8

Gross deferred tax assets	2,602.1	2,408.8
Less: deferred tax valuation allowances	(346.8)	(247.8)

Deferred tax assets net of valuation allowances	$2,255.3	$2,161.0

Deferred tax liabilities:
Inventory and accounts receivable	$(54.6)	$(60.0)
Fixed assets and intangibles	(2,360.2)	(2,368.4)
Postemployment and other benefit liabilities	(2.5)	(7.5)
Other reserves and accruals	(13.5)	(5.8)
Other	(99.6)	(77.5)

Gross deferred tax liability	(2,530.4)	(2,519.2)

Net deferred tax assets (liabilities)	$(275.1)	$(358.2)

At 31 December 2009, no deferred taxes have been provided for any portion of the $6.0 billion of undistributed earnings of the Company’s subsidiaries, since these earnings have been, and under current plans will continue to be, permanently reinvested in these subsidiaries, and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

At 31 December 2009, the Group had the following operating loss and tax credit carry forwards available to offset taxable income in prior and future years:

In millions	Amount	Expiration Period

U.S. Federal net operating loss carry forwards	$1,381.6	2010-2029
U.S. Federal credit carry forwards	70.1	2014-2029
U.S. State net operating loss carry forwards	3,312.3	2010-2029
Non-U.S. net operating loss carry forwards	1,251.6	2010 - Unlimited
Non-U.S. credit carry forwards	9.5	Unlimited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The U.S. state net operating loss carry forwards were incurred in various jurisdictions. The non-U.S. net operating loss carry forwards were incurred in various jurisdictions, predominantly in Belgium, Brazil, Germany, the Netherlands, Spain, Switzerland and the United Kingdom.

Activity associated with the Group’s valuation allowance is as follows:

In millions	2009	2008
Beginning balance	$247.8	$210.1
Increase to valuation allowance	167.1	66.7
Decrease to valuation allowance	(17.8)	(7.5)
Other deductions	(4.9)	—
Write off against valuation allowance	(41.3)	—
Acquisition and purchase accounting	(38.9)	12.3
Translation	41.7	(33.8)

Ending balance	$353.7	$247.8

The Group has total unrecognized tax benefits of $525.1 million and $589.6 million as of 31 December 2009 and 2008, respectively. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate are $453.4 million as of 31 December 2009. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In millions	2009	2008
Beginning balance	$589.6	$379.8
Additions based on tax positions related to the current year	25.2	28.8
Additions based on tax positions related to acquisitions	—	190.4
Additions based on tax positions related to prior years	80.5	60.6
Reductions based on tax positions related to prior years	(121.8)	(55.4)
Reductions related to settlements with tax authorities	(33.4)	(1.3)
Reductions related to lapses of statute of limitations	(18.9)	(3.8)
Translation (gain)/loss	3.9	(9.5)

Ending balance	$525.1	$589.6

In connection with Trane’s spin-off of WABCO, Trane and WABCO entered into a tax sharing agreement for the allocation of pre spin-off taxes. Of the total unrecognized tax benefit of $525.1 million at 31 December 2009, WABCO has agreed to indemnify Trane for $28.3 million, which is reflected in another long-term receivable account.

The Group records interest and penalties associated with the uncertain tax positions within its Taxation expense. The Group had provisions associated with interest and penalties, net of tax, of $80.3 million and $91.3 million at 31 December 2009 and 2008, respectively. For the years ended 31 December 2009 and 2008, the Group recognized $6.3 million and $20.7 million, respectively, in interest and penalties net of tax related to these uncertain tax positions.

It is reasonably possible that the total amount of unrecognized tax benefits could change within 12 months as a result of settlements of ongoing tax examinations resulting in a decrease of approximately $8.2 million in the unrecognized tax benefits.

The provision for income taxes involves a significant amount of management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Group operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by the Group. In addition, tax authorities periodically review income tax returns filed by the Group and can raise issues regarding its filing positions, timing and amount of income or deductions, and the allocation of income among the jurisdictions in which the Group operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business the Group is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Brazil, Canada, Germany, Ireland, Italy, the Netherlands and the United States. In general, the examination of the Group’s material tax returns is completed for the years prior to 2000, with certain matters being resolved through appeals and litigation.

The U.S. Internal Revenue Service (IRS) has completed the examination of the Group’s federal income tax returns through the 2000 tax year and has issued a notice proposing adjustments. The principal proposed adjustment relates to the disallowance of certain capital losses. In order to reduce the potential interest expense associated with this matter, the Group

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

made a payment of $217 million in the third quarter of 2007, which reduced the Group’s total liability for uncertain tax positions by $141 million. Similarly, during the third quarter of 2008, the Group made an additional payment of $55.1 million related to a potential penalty assessment plus accrued interest on this matter. During the fourth quarter of 2009, the Group reached a settlement of this matter with the IRS which resulted in no additional payments or charges.

On 20 July 2007, the Group received a notice from the IRS containing proposed adjustments to the Group’s tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of the Group’s reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with the Group’s reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. The IRS also asserted an alternative argument to be applied if the intercompany debt is respected as debt. In that circumstance the IRS proposed to ignore the entities that hold the debt and to which the interest was paid and impose 30% withholding tax on a portion of the interest payments as if they were made directly to a company that was not eligible for reduced U.S withholding tax under a U.S income tax treaty. The IRS asserted under this alternative theory that the Group owes additional taxes with respect to 2002 of approximately $84 million plus interest. If either of these positions were upheld in their entirety the Group would be required to record additional charges. The Group strongly disagreed with the view of the IRS and filed a protest with the IRS in the third quarter of 2007.

On 12 January 2010, the Group received an amended notice from the IRS eliminating its assertion that the intercompany debt incurred in connection with the Group’s reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert the alternative position described above and proposes adjustments to the Group’s 2001 and 2002 tax filings. In addition, the IRS provided notice on 19 January 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

The Group has and intends to continue to vigorously contest these proposed adjustments. The Group, in consultation with its outside advisors, carefully considered the form and substance of the Group’s intercompany financing arrangements including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. The Group believes that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S income tax treaty benefits claimed.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of its position, the Group believes that it is adequately reserved for this matter. As the Group moves forward to resolve this matter with the IRS, it is reasonably possible that the provisions established may be adjusted within the next 12 months. However, the Group does not expect that the ultimate resolution will have a material adverse impact on its future results of operations or financial position. At this time, the IRS has not proposed any similar adjustments for years subsequent to 2002. However, if all or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

The Group believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its provisions if events so dictate in accordance with U.S. GAAP. To the extent that the ultimate results differ from the original or adjusted estimates of the Group, the effect will be recorded in the provision for income taxes.

During 2009, the Group identified certain accounting errors associated with its previously reported income tax balance sheet accounts. The Group corrected these errors in 2009, which resulted in a tax benefit for the year of $13 million recorded to continuing operations, of which $10 million was recorded in the fourth quarter, and a tax charge for the year of $29 million recorded to discontinued operations. The Group does not believe that the accounting errors are material to 2009 or to any of its previously issued financial statements. As a result, the Group did not adjust any prior period amounts.

In addition, during the fourth quarter of 2009, the Group recorded to continuing operations a tax charge of approximately $54 million (net of federal benefit) associated with increasing its deferred tax asset valuation allowances for state net operating losses. In addition, the Group wrote-off foreign tax credit carry forwards and recorded a tax charge of $42 million in the third quarter of 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28. DIVESTITURES AND DISCONTINUED OPERATIONS

The components of discontinued operations for the years ended December 31 were as follows:

	2009 $m	2008 $m
Turnover	—	15.3

Pre-tax earnings (loss) from operations	(60.5)	(50.3)
Pre-tax gain (loss) on sale	1.6	(5.2)
Tax benefit (expense)	47.3	(1.9)

Discontinued operations, net	(11.6)	(57.4)

During 2009, the Group recorded a tax benefit of $28 million primarily associated with reducing its liability for unrecognized tax benefits, and a tax charge of $29 million associated with correcting immaterial accounting errors. See Note 27 for a further description of these tax matters.

Discontinued operations by business for the years ended 31 December were as follows:

	2009 $m	2008 $m
Compact Equipment, net of tax	(30.6)	(11.7)
Road Development, net of tax	9.0	(29.8)
Other discontinued operations, net of tax	10.0	(15.9)

Total discontinued operations, net of tax	(11.6)	(57.4)

Compact Equipment Divestiture

On 29 July 2007, the Group agreed to sell its Bobcat, Utility Equipment and Attachments businesses (collectively, Compact Equipment) to Doosan Infracore for gross proceeds of approximately $4.9 billion, subject to post-closing purchase price adjustments. The sale was completed on 30 November 2007. We are currently in the process of resolving the final purchase price adjustments with Doosan Infracore.

Compact Equipment manufactured and sold compact equipment, including skid-steer loaders, compact track loaders, mini-excavators and telescopic tool handlers; portable air compressors, generators and light towers; general-purpose light construction equipment; and attachments. The Group accounted for Compact Equipment as discontinued operations within the consolidated profit and loss account.

Turnover and after-tax earnings of Compact Equipment for the years ended 31 December were as follows:

	2009 $m	2008 $m
Turnover	—	15.3

After-tax earnings (loss) from operations	7.2	(0.6)
Gain (loss) on sale, net of tax	(37.8)	(11.1)

Total discontinued operations, net of tax	(30.6)	(11.7)

Road Development Divestiture

On 27 February 2007, the Group agreed to sell its Road Development business unit to AB Volvo (publ) for cash proceeds of approximately $1.3 billion. The sale was completed on 30 April 2007.

The Road Development business unit manufactured and sold asphalt paving equipment, compaction equipment, milling machines and construction-related material handling equipment. The Group accounted for the Road Development business unit as discontinued operations within the consolidated profit and loss account.

Turnover and after-tax earnings of the Road Development business unit for the years ended 31 December were as follows:

	2009 $m	2008 $m
Turnover	—	—

After-tax earnings (loss) from operations	0.8	(0.4)
Gain (loss) on sale, net of tax	8.2	(29.4)

Total discontinued operations, net of tax	9.0	(29.8)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other Discontinued Operations

The Group also has retained costs from previously sold businesses that mainly include costs related to postretirement benefits, product liability and legal costs (mostly asbestos-related). The components of other discontinued operations for the years ended 31 December were as follows:

	2009 $m	2008 $m
Retained costs, net of tax	4.4	(16.7)
Net gain (loss) on disposals, net of tax	5.6	0.8

Total discontinued operations, net of tax	10.0	(15.9)

29. EARNINGS PER SHARE (EPS)

Basic EPS is calculated by dividing profit for the financial year attributable to Ingersoll-Rand plc by the weighted-average number of ordinary shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the denominator of the basic EPS calculation for the effect of all potentially dilutive ordinary shares, which in the Group’s case, includes shares issuable under share-based compensation plans and the effects of the Exchangeable Senior Notes issued in April 2009. The following table summarizes the weighted-average number of ordinary shares outstanding for basic and diluted earnings per share calculations:

In millions	2009	2008
Weighted-average number of basic shares	321.1	300.6
Shares issuable under incentive stock plans	2.9	3.1
Exchangeable Senior Notes	5.1	—

Weighted-average number of diluted shares	329.1	303.7

Anti-dilutive shares	17.6	27.7

As the Group experienced a net loss in 2008, the Group did not include the impact of shares issuable under incentive stock plans in the calculation of diluted EPS as the result would have an antidilutive effect on EPS.

30. PROVISIONS FOR LIABILITIES AND CHARGES

	2009 $m	2008 $m
Pensions & similar obligations	1,973.7	1,902.7
Taxation including deferred taxation	1,936.9	2,220.0
Other provisions	2,062.6	2,195.8

	5,973.2	6,318.5

Current	509.4	544.2
Non-current	5,463.8	5,774.3

	5,973.2	6,318.5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Movement on other provisions is as follows:

	Asbestos liability $m	Warranty $m	Environmental $m	Restructuring $m	Insurance $m	Other $m	Total $m
At 1 January 2009	1,195.2	640.7	100.9	64.5	179.4	15.1	2,195.8
Arising during the year	—	258.0	3.2	115.2	14.5	15.7	406.6
Utilised in the year	(82.1)	(287.7)	(10.8)	(117.7)	(40.2)	(9.6)	(548.1)
Changes in pre-existing accruals		11.9	—	(3.8)	—		8.1
Currency translation		3.4		(3.3)	—		0.1

At 31 December 2009	1,113.1	626.3	93.3	54.9	153.7	21.2	2,062.5

Current	103.3	245.1	31.9	54.9	29.7	21.2	486.1
Non-current	1,009.8	381.2	61.4	—	124.0	—	1,576.4

At 31 December 2009	1,113.1	626.3	93.3	54.9	153.7	21.2	2,062.5

Refer to Note 31 for a detailed description of these provisions.

31. COMMITMENTS AND CONTINGENCIES

The Group is involved in various litigations, claims and administrative proceedings, including those related to environmental and product liability matters. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that the liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Group.

Environmental Matters

The Group continues to be dedicated to an environmental program to reduce the utilization and generation of hazardous materials during the manufacturing process and to remediate identified environmental concerns. As to the latter, the Group is currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

The Group is sometimes a party to environmental lawsuits and claims and has received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. It has also been identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, the Group’s involvement is minimal.

In estimating its liability, the Group has assumed it will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During 2009, we spent $10.8 million for environmental remediation at sites presently or formerly owned or leased by us. As of 31 December 2009 and 2008, the Group has recorded provisions for environmental matters of $93.3 million and $100.9 million, respectively. The Group believes that these expenditures and accrual levels will continue and may increase over time. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Asbestos Matters

Certain wholly owned subsidiaries of the Group are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against either IR-New Jersey or Trane and generally allege injury caused by exposure to asbestos contained in certain historical products sold by IR-New Jersey or Trane, primarily pumps, boilers and railroad brake shoes. Neither IR-New Jersey nor Trane was a producer or manufacturer of asbestos, however, some formerly manufactured products utilized asbestos-containing components such as gaskets and packings purchased from third-party suppliers.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Prior to the fourth quarter of 2007, the Group recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The Group did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its provision because such costs previously were not reasonably estimable for the reasons detailed below.

In the fourth quarter of 2007, the Group again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. This determination was based upon the Group’s analysis of developments in asbestos litigation, including the substantial and continuing decline in the filing of non-malignancy claims against the Group, the establishment in many jurisdictions of inactive or deferral dockets for such claims, the decreased value of non-malignancy claims because of changes in the legal and judicial treatment of such claims, increasing focus of the asbestos litigation upon malignancy claims, primarily those involving mesothelioma, a cancer with a known historical and predictable future annual incidence rate, and the Group’s substantial accumulated experience with respect to the resolution of malignancy claims, particularly mesothelioma claims, filed against it.

Accordingly, in the fourth quarter of 2007, the Group retained Dr. Thomas Vasquez of Analysis, Research & Planning Corporation (collectively, “ARPC”) to assist it in calculating an estimate of the Group’s total liability for pending and unasserted future asbestos-related claims. ARPC is a respected expert in performing complex calculations such as this. ARPC has been involved in many asbestos-related valuations of current and future liabilities, and its valuation methodologies have been accepted by numerous courts.

The methodology used by ARPC to project the Group’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors, among others:

•	ARPC’s interpretation of a widely accepted forecast of the population likely to have been occupationally exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases such as mesothelioma and lung cancer;

•	the Group’s historical experience with the filing of non-malignancy claims against it and the historical ratio between the numbers of non-malignancy and lung cancer claims filed against the Group;
•

ARPC’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Group based on such epidemiological and historical data and the Group’s most recent three-year claims history;

•	an analysis of the Group’s pending cases, by type of disease claimed;

•	an analysis of the Group’s most recent three-year history to determine the average settlement and resolution value of claims, by type of disease claimed;

•

an adjustment for inflation in the future average settlement value of claims, at a 2.5% annual inflation rate, adjusted downward to 1.5% to take account of the declining value of claims resulting from the aging of the claimant population;

•	an analysis of the period over which the Group has and is likely to resolve asbestos-related claims against it in the future.

Based on these factors, ARPC calculated a total estimated liability of $755 million for the Group to resolve all pending and unasserted potential future claims through 2053, which is ARPC’s reasonable best estimate of the time it will take to resolve asbestos-related claims. This amount is on a pre-tax basis, not discounted for the time-value of money, and excludes the Group’s defense fees (which will continue to be expensed by the Group as they are incurred). After considering ARPC’s analysis and the factors listed above, in the fourth quarter of 2007, the Group increased its recorded liability for asbestos claims by $538 million, from $217 million to $755 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In addition, during the fourth quarter of 2007, the Group recorded an $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. This represents amounts due to the Group for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount, the Group used the estimated asbestos liability for pending and projected future claims calculated by ARPC. It also considered the amount of insurance available, gaps in coverage, allocation methodologies, solvency ratings and creditworthiness of the insurers, the amounts already recovered from and the potential for settlements with insurers, and the terms of existing settlement agreements with insurers.

During the fourth quarter of 2007, the Group recorded a non-cash charge to earnings of discontinued operations of $449 million ($277 million after-tax), which is the difference between the amount by which the Group increased its total estimated liability for pending and projected future asbestos-related claims and the amount that the Group expects to recover from insurers with respect to that increased liability.

In connection with our acquisition of Trane, the Group requested ARPC to assist in calculating Trane’s asbestos-related valuations of current and future liabilities. As required by U.S. GAAP the Group is required to record the assumed asbestos obligations and associated insurance-related assets at their fair value at the Acquisition Date. The Group estimated that the assumed asbestos obligation and associated insurance-related assets at the Acquisition Date to be $494 million and $249 million, respectively. These amounts were estimated based on certain assumptions and factors consistent with those described above.

Trane continues to be in litigation against certain carriers whose policies it believes provide coverage for asbestos claims. The insurance carriers named in this suit have challenged Trane’s right to recovery. Trane filed the action in April 1999 in the Superior Court of New Jersey, Middlesex County, against various primary and lower layer excess insurance carriers, seeking coverage for environmental claims (the “NJ Litigation”). The NJ Litigation was later expanded to also seek coverage for asbestos-related liabilities from twenty-one primary and lower layer excess carriers and underwriting syndicates. The environmental claims against the insurers in the NJ Litigation have been resolved or dismissed without prejudice for later resolution. On 19 September 2005, the court granted Trane’s motion to add claims for insurance coverage for asbestos-related liabilities against 16 additional insurers and 117 new insurance policies to the NJ Litigation. The court also required the parties to submit all contested matters to mediation. Trane engaged in its first mediation session with the NJ Litigation defendants on 18 January 2006 and has engaged in active discussions since that time.

Trane has now settled with the majority of the insurers in the NJ Litigation, collectively accounting for approximately 95% of its recorded asbestos-related liability insurance receivable as of 31 January 2010. Most, although not all, of Trane’s settlement agreements constitute “coverage-in-place” arrangements, in which the insurer signatories agree to reimburse Trane for specified portions of its costs for asbestos bodily injury claims and Trane agrees to certain claims-handling protocols and grants to the insurer signatories certain releases and indemnifications.

More specifically, effective 26 August 2008, Trane entered into a coverage-in-place agreement (“August 26 Agreement”) with the following five insurance companies or groups: 1) Hartford; 2) Travelers; 3) Allstate (solely in its capacity as successor-in-interest to Northbrook Excess & Surplus Insurance Company); 4) Dairyland Insurance Company; and 5) AIG. In addition, on 12 September 2008, Trane entered into a settlement agreement with Mt. McKinley Insurance Company and Everest Reinsurance Company, both members of the Everest Re group, resolving all claims in the NJ Litigation involving policies issued by those companies (“Everest Re Agreement”). The Everest Re Agreement contains a number of elements, including policy buy-outs and partial buy-outs in exchange for a cash payment along with coverage-in-place features similar to those contained in the 26 August Agreement, in exchange for certain releases and indemnifications by Trane. Further, on 26 January 2009, Trane entered into a coverage-in-place agreement with Columbia Casualty Company, Continental Casualty Company, and Continental Insurance Company (“CNA Agreement”), and agreed to a dismissal without prejudice of its environmental claims against CNA. Trane also has reached a coverage-in-place agreement, effective 15 December 2009, with Century Indemnity Company and International Insurance Company (“Century-International Agreement”). The Century-Indemnity Agreement has an initial term of three years, which renews automatically for successive three year terms unless either Trane or the insurer signatories elect to forward to the other party a notice of non-renewal. Most recently, effective 4 February 2010, Trane reached an agreement with certain London market insurance companies (“LMC Agreement”) that resolved all claims against the policies at issue. The LMC Agreement provides for the periodic reimbursement by the insurer signatories of a portion of Trane’s costs for asbestos bodily injury claims based on the attainment of certain aggregate indemnity and defense payment thresholds, and in exchange for certain releases and indemnifications from Trane. Trane also reached agreement on 31 December 2009 with Harper Insurance Company (“Harper”), a party to the LMC Agreement, for the buy-out of Harper’s obligations to Trane under the LMC Agreement and for certain releases and indemnifications from Trane in exchange for a one-time cash payment by Harper. Trane remains in settlement negotiations with the few insurer defendants in the NJ Litigation not encompassed within the 26 August Agreement, the Everest Re Agreement, the CNA Agreement, the Century-International Agreement and the LMC Agreement. In addition to its pursuit of coverage from its solvent insurers as outlined above, Trane also is pursuing claims against the estates of insolvent insurers in connection with its costs for asbestos bodily injury claims.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The amounts recorded by the Group for asbestos-related liabilities and insurance-related assets are based on currently available information. The Group’s actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Group’s or ARPC’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims to be filed each year, the average cost of resolution of each such new claim, the resolution of coverage issues with insurance carriers, and the solvency risk with respect to the Group’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Group’s liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The aggregate amount of the stated limits in insurance policies available to the Group for asbestos-related claims acquired over many years and from many different carriers, is substantial. However, limitations in that coverage, primarily due to the considerations described above, are expected to result in the projected total liability to claimants substantially exceeding the probable insurance recovery.

From receipt of its first asbestos claims more than twenty five years ago to 31 December 2009, the Group has resolved (by settlement or dismissal) approximately 256,000 claims arising from the legacy Ingersoll Rand businesses. The total amount of all settlements paid by the Group (excluding insurance recoveries) and by its insurance carriers is approximately $410 million, for an average payment per resolved claim of $1,595. The average payment per claim resolved during the year ended 31 December 2009 was $12,136. Because claims are frequently filed and settled in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

The table below provides additional information regarding asbestos-related claims filed against the legacy Ingersoll Rand businesses, excluding those filed against Trane, reflecting updated information for the last two years.

	2009	2008
Open claims - 1 January	63,309	104,296
New claims filed	4,821	4,567
Claims settled	(2,514)	(3,693)
Claims dismissed *	(1,729)	(41,861)

Open claims - 31 December	63,887	63,309

*	The significant increase in dismissals in 2008 is attributed to the dismissal of large numbers of dormant and/or inactive cases in Mississippi and New York. This amount reflects the Group’s emphasis on resolution of higher value malignancy claims, particularly mesothelioma claims, rather than lower value non-malignancy claims, which are more heavily represented in the Group’s historical settlements.

From receipt of the first asbestos claim more than twenty years ago through 31 December 2009, the Group has resolved approximately 86,646 (by settlement or dismissal) claims arising from the legacy Trane business. The Group and its insurance carriers have paid settlements of approximately $148 million on these claims, which represent an average payment per resolved claim of $1,710. At 31 December 2009, there were 92,298 open claims pending against Trane. Because claims are frequently filed and settled in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

The table below provides additional information regarding asbestos-related claims filed against the legacy Trane businesses, reflecting updated information for the last two years.

	2009	2008
Open claims - 1 January	100,309	111,211
New claims filed	2,343	3,705
Claims settled	(1,042)	(677)
Claims dismissed	(9,312)	(13,930)

Open claims - 31 December	92,298	100,309

At 31 December 2009, over 91 percent of the open claims against the Group are non-malignancy claims, many of which have been placed on inactive or deferral dockets and the vast majority of which have little or no settlement value against the Group, particularly in light of recent changes in the legal and judicial treatment of such claims.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At 31 December 2009, the Group’s liability for asbestos related matters and the asset for probable asbestos-related insurance recoveries totaled $1,113.1 million and $424.2 million, respectively, compared to $1,195.2 million and $423.8 million at 31 December 2008.

The (costs) income associated with the settlement and defense of asbestos related claims after insurance recoveries were as follows:

	2009 $m	2008 $m

Continuing operations	13.8	(1.5)
Discontinued operations	(1.5)	(5.9)

Total	12.3	(7.4)

The Group records certain income and expenses associated with its asbestos liabilities and corresponding insurance recoveries within discontinued operations, as they relate to previously divested businesses, primarily Ingersoll-Dresser Pump, which was sold in 2000. Income and expenses associated with Trane’s asbestos liabilities and corresponding insurance recoveries are recorded within continuing operations.

The European Commission Investigation

In November 2004, Trane was contacted by the European Commission as part of a multi-company investigation into possible infringement of European Union competition law relating to the distribution of bathroom fixtures and fittings in certain European countries. On 28 March 2007, Trane, along with a number of other companies, received a Statement of Objections from the European Commission. The Statement of Objections, an administrative complaint, alleges infringements of European Union competition rules by numerous bathroom fixture and fittings companies, including Trane and certain of its former European subsidiaries engaged in the Bath and Kitchen business. These former subsidiaries were transferred (i) to WABCO on 31 July 2007 as part of a legal reorganization in connection with the spinoff of Trane’s Vehicle Control Systems business and (ii) to Bain Capital Partners LLC on 31 October 2007 in connection with the sale of Trane’s Bath & Kitchen business. Trane and certain of its former European subsidiaries will be jointly and severally liable for any fines that result from the investigation. However, pursuant to an Indemnification and Cooperation Agreement among Trane and certain other parties (Indemnification Agreement), American Standard Europe BVBA (renamed WABCO Europe BVBA) (WABCO Europe), which is a subsidiary of WABCO following the reorganization, will be responsible for, and will indemnify Trane and its subsidiaries (including certain subsidiaries formerly engaged in the Bath and Kitchen business) and their respective affiliates against, any fines related to this investigation. Trane and the charged subsidiaries responded to the European Commission on 1 August 2007 and 31 July 2007, respectively. A hearing with the European Commission regarding the response to the Statement of Objections was conducted from 12-14 November 2007, in Brussels. WABCO Europe and other former Trane subsidiaries participated in the hearing. Trane, however, did not participate in the hearing.

In 2006, the European Commission adopted new fining guidelines (2006 Guidelines) and stated its intention to apply these guidelines in all cases in which a Statement of Objections is issued after September 2006. In applying the 2006 Guidelines, the Commission retains considerable discretion in calculating the fine although the European Union regulations provide for a cap on the maximum fine equal to ten percent of Trane’s worldwide revenue attributable to all of its products for the fiscal year prior to the year in which the fine is imposed. If the maximum fine is levied in 2010, the total liability could be as high as $1.1 billion based on Trane’s last full fiscal year of worldwide revenue attributable to all of its product lines owned at the time the Statement of Objections was issued, subject to a probable reduction for leniency of at least 20 percent provided WABCO Europe, as the leniency applicant, fulfilled all conditions set forth in the European Commission’s leniency notice. WABCO has stated in its Annual Report on Form 10-K for the fiscal year ended 31 December 2009 filed with the SEC, that its ability to satisfy its obligations under the Indemnification Agreement is contingent on its funding capability at the time of the fine, which could be affected by, among other things, its ability to access its then existing credit facilities, its ability to obtain alternative sources of financing, its ability to obtain some payment relief from the European Commission or its ability to obtain a suspension of the payment obligation from the European Court of First Instance.

Oil for Food Program

As previously reported, on 10 November 2004, the SEC issued an Order directing that a number of public companies, including the Company, provide information relating to their participation in transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, the Group undertook a thorough review of its participation in the Oil for Food Program, provided the SEC with information responsive to the Order and provided additional information requested by the SEC. During a 27 March 2007 meeting with the SEC, at which a representative of the DOJ was also present, the Group began discussions concerning the resolution of this matter with both the SEC and DOJ. On 31 October 2007, the Group announced it had reached settlements with the SEC and DOJ relating to this matter. Under the terms of the settlements, the Group paid a total of $6.7 million in penalties, interest and disgorgement of profits. The Group has consented to the entry of a civil injunction in the SEC action and has entered into a three-year deferred prosecution agreement (“DPA”) with the DOJ.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under both settlements, the Group has implemented and will continue to implement improvements to its compliance program that are consistent with its longstanding policy against improper payments. In the settlement documents, the Government noted that the Group thoroughly cooperated with the investigation, that the Group had conducted its own complete investigation of the conduct at issue, promptly and thoroughly reported its findings to them, and took prompt remedial measures.

Additionally, we have reported to the DOJ and SEC certain matters involving Trane, including one relating to the Oil for Food Program, and which raise potential issues under the FCPA and other applicable anti-corruption laws. With respect to these matters, we have conducted a thorough investigation, which began in earnest promptly after our acquisition of Trane in June 2008. Previously, we had reported to the SEC and DOJ potential FCPA issues relating to one of our businesses in China, and we have reported back to them and shared our audit report, which indicated no FCPA violations. With respect to that same business in China, we have discussed with the DOJ and SEC another matter which raises potential FCPA issues. We have had preliminary discussions concerning the foregoing with the SEC and DOJ, to be followed by further discussions about them and possibly other matters which raise potential FCPA concerns. These matters (and others which may arise or of which we become aware in the future) may be deemed to violate the FCPA and other applicable anti-corruption laws. Such determinations could subject us to, among other things, further enforcement actions by the SEC or the DOJ (if, for example, the DOJ deems us to have violated the DPA), securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our stock.

Warranty Liability

The following represents the changes in the Group’s product warranty liability for 2009 and 2008:

	2009 $m	2008 $m

Balance at beginning of year	640.7	146.9
Reductions for payments	(287.7)	(207.7)
Accruals for warranties issued during the current period	258.0	246.7
Changes for accruals related to preexisting warranties	11.9	(22.9)
Acquisitions	—	483.3
Translation	3.4	(5.6)

Balance at end of the year	626.3	640.7

Other Commitments and Contingencies

Certain office and warehouse facilities, transportation vehicles and data processing equipment are leased by the Group. Total rental expense was $194.9 million in 2009 and $144.8 million in 2008. Minimum lease payments required under non-cancelable operating leases with terms in excess of one year for the next five years and thereafter, are as follows: $169.9 million in 2010, $137.6 million in 2011, $104.4 million in 2012, $76.8 million in 2013, $61.4 million in 2014 and $123.9 million thereafter.

Trane has commitments and performance guarantees, including energy savings guarantees, totaling $157.5 million extending from 2010-2030. These guarantees are provided under long-term service and maintenance contracts related to its air conditioning equipment and system controls. Through 2009, the Group has experienced one insignificant loss under such arrangements and considers the probability of any significant future losses to be remote.

The Group also has other contingent liabilities of $3.6 million. These liabilities primarily result from performance bonds, guarantees and stand-by letters of credit associated with the prior sale of products from divested businesses as well as existing loan guarantees and residual values of equipment.

As part of the reorganization of IR-New Jersey in 2001, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any, and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey. In addition, public debt securities issued by IR-Global are fully and unconditionally guaranteed by IR-Limited.

As a part of the reorganization of IR-Limited in 2009, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of IR-International, IR-Global and IR-New Jersey. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

32. BUSINESS SEGMENT INFORMATION

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the operating segments’ results are prepared on a management basis that is consistent with the manner in which the Group disaggregates financial information for internal review and decision making. The Group largely evaluates performance based on operating income and operating margins. Intercompany sales between segments are considered immaterial.

The Group has divested various businesses over the past few years as it moves to being a leading global diversified industrial enterprise. Each reportable segment is based primarily on the types of products it generates. The operating segments have been aggregated as required by U.S. GAAP.

In the fourth quarter of 2009, the Group realigned its external reporting structure to more closely reflect our corporate and business strategies and to promote additional productivity and growth. The Group’s segments are now as follows: Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies. As part of the change, the Group eliminated the Air Conditioning Systems and Services segment which represented the acquired Trane business and created two new reportable segments, the Climate Solutions segment and the Residential Solutions segment.

A description of the Group’s reportable segments is as follows:

The Climate Solutions segment delivers energy-efficient refrigeration and Heating, Ventilation and Air Conditioning (HVAC) solutions throughout the world. Encompassing the transport and stationary refrigeration markets as well as the commercial HVAC markets, this segment offers customers a broad range of products, services and solutions to manage controlled temperature environments. This segment includes the market leading brands of Hussmann, Thermo King and Trane.

The Residential Solutions segment provides safety, comfort and efficiency to homeowners throughout North America and parts of South America. It offers customers a broad range of products, services and solutions including mechanical and electronic locks, energy-efficient HVAC systems, indoor air quality solutions, advanced controls, portable security systems and remote home management. This segment is comprised of well-known brands like American Standard, Schlage and Trane.

The Industrial Technologies segment provides products, services and solutions that enhance energy efficiency, productivity and operations. It offers our global customers a diverse and innovative range of products including compressed air systems, tools, pumps, fluid handling systems, golf and utility vehicles in addition to environmentally friendly micro turbines. This segment includes the Club Car and Ingersoll Rand market leading brands.

The Security Technologies segment is a leading global provider of products and services that make environments safe, secure and productive. The segment’s market-leading products include electronic and biometric access control systems, locks and locksets, door closers, floor closers, exit devices, steel doors and frames, portable security devices, decorative hardware, cabinet hardware as well as time, attendance and personnel scheduling systems. These products serve a wide range of markets including the commercial and residential housing market, healthcare, retail, maritime, transport industries as well as educational and governmental facilities. This segment includes the CISA, LCN, Schlage and Von Duprin brands.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of operations by reportable segments for the years ended 31 December were as follows:

	2009 $m	2008 $m
Climate Solutions
Turnover	7,293.7	6,750.6
Operating profit (loss)	406.9	(771.8)
Operating profit (loss) as a percentage of turnover	5.6%	-11.4%
Depreciation and amortization	211.0	265.2
Capital expenditures	93.6	146.9

Residential Solutions
Turnover	2,001.5	1,473.7
Operating profit (loss)	122.9	(2,037.0)
Operating profit (loss) as a percentage of turnover	6.1%	-138.2%
Depreciation and amortization	108.4	65.3
Capital expenditures	43.5	59.4

Industrial Technologies
Turnover	2,181.0	2,938.3
Operating profit	171.8	353.7
Operating profit as a percentage of turnover	7.9%	12.0%
Depreciation and amortization	43.3	41.6
Capital expenditures	23.0	52.9

Security Technologies
Turnover	1,719.1	2,064.8
Operating profit	323.7	42.4
Operating profit as a percentage of turnover	18.8%	2.1%
Depreciation and amortization	39.3	42.3
Capital expenditures	25.9	25.8

Total turnover	13,195.3	13,227.4

Operating profit (loss) from reportable segments	1,025.3	(2,412.7)
Unallocated corporate expense	(185.5)	(161.1)

Total operating profit (loss)	839.8	(2,573.8)

Total operating profit (loss) as a percentage of turnover	6.4%	-19.5%

Depreciation and amortization from reportable segments	402.0	414.4
Unallocated depreciation and amortization	22.9	38.7

Total depreciation and amortization	424.9	453.1

Capital expenditures from reportable segments	186.0	285.0
Corporate capital expenditures	18.2	21.0

Total capital expenditures	204.2	306.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Turnover by destination and long-lived assets by geographic area for the years ended 31 December were as follows:

	2009 $m	2008 $m
Turnover
United States	8,227.8	7,709.4
Non-U.S.	4,967.5	5,518.0

Total	13,195.3	13,227.4

	2009 $m	2008 $m
Long-lived assets
United States	3,302.8	3,706.3
Non-U.S.	941.7	753.9

Total	4,244.5	4,460.2

33. EMPLOYEE COSTS

Employee numbers

The average number of persons employed in the Group, including directors, during the year were as follows:

Business segment	2009	2008
Climate Solutions	32,746	26,618
Residential Solutions	9,142	10,653
Industrial Technologies	6,559	5,523
Security Technologies	9,382	10,437
Enterprise Services	320	288
Corporate	939	760

	59,089	54,279

Employee costs

	2009 $m	2008 $m
Wages & salaries	1,862.5	1,789.1
Social welfare & other pension costs	694.9	591.5

	2,557.4	2,380.6

Directors’ emoluments

	2009 $m	2008 $m
Aggregate directors’ fees	2.4	2.0
Aggregate emoluments	5.3	4.4

	7.7	6.4

34. GUARANTOR INFORMATION

Ingersoll-Rand plc, an Irish public limited company (IR-Ireland), is the successor to Ingersoll-Rand Company Limited, a Bermuda company (IR-Limited), following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). IR-Limited is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization that occurred on 31 December 2001 (the Bermuda Reorganization). Both the Ireland Reorganization and the Bermuda Reorganization were accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

As a part of the Bermuda Reorganization, IR-Limited issued non-voting, Class B common shares to IR-New Jersey and certain IR-New Jersey subsidiaries in exchange for a $3.6 billion note and shares of certain IR-New Jersey subsidiaries. The note, which is due in 2011, has a fixed rate of interest of 11% per annum payable semi-annually and imposes certain

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

restrictive covenants upon IR-New Jersey. At 31 December 2009, $1.0 billion of the original $3.6 billion note remains outstanding. In 2002, IR-Limited contributed the note to a subsidiary, which subsequently transferred portions of the note to several other subsidiaries. Accordingly, the subsidiaries of IR-Limited remain creditors of IR-New Jersey.

In addition, as part of the Bermuda Reorganization, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities of IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any, and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in the aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey.

During 2008, the Group revised the guarantor financial statements for all periods presented in order to reflect Ingersoll-Rand Global Holding Company Limited (IR-Global) as a stand-alone subsidiary. IR-Global issued public debt that is guaranteed by IR-Limited.

As part of the Ireland Reorganization, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of Ingersoll-Rand plc and its subsidiaries, IR-International, IR-Global and IR-New Jersey. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane. Also as part of the Ireland Reorganization, IR-Limited transferred all the shares of IR-Global to IR-International in exchange for a note payable that initially approximated $15.0 billion, which was then immediately reduced by the settlement of net intercompany payables of $4.1 billion. At 31 December 2009, $10.8 billion remains outstanding.

35. MINORITY INTERESTS

	2009 $m	2008 $m
At 1 January	100.7	97.5
Share of profit for the financial year	24.9	20.0
Dividends to minorities	(20.2)	(17.5)
Acquistions	(1.5)	7.7
Currency translation differences	—	(7.0)

	103.9	100.7

36. LOANS TO DIRECTORS

Under Section 31, Companies Act 1990 the Company is prohibited from making a loan or quasi-loan to a director of the Company. The directors confirm that they are in compliance with the legislation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

37. MOVEMENT ON RESERVES

	Share Premium 2009 $m	Other Reserves 2009 $m	Profit and Loss Account 2009 $m	Total 2009 $m
At 1 January 2009	2,246.0	(450.8)	4,547.4	6,342.6
Currency translation	—	67.3	—	67.3
Change in value of marketable securities and cash flow hedges	—	(0.8)	—	(0.8)
Pension and OPEB adjustments	—	(50.0)	—	(50.0)
Shares issued under incentive stock plans	26.1	—	—	26.1
Issuance of exchangeable notes	38.7	—	—	38.7
Share-based compensation	68.2	—	—	68.2
Unrealized loss on marketable securities	(0.1)	—	—	(0.1)
Transfer to profit and loss account	(2,346.7)	—	2,346.7	—
Dividends	—	—	(160.8)	(160.8)
Profit for the period	—	—	451.3	451.3
Other	(1.3)	—	—	(1.3)

At 31 December 2009	30.9	(434.3)	7,184.6	6,781.2

38. RELATED PARTY DISCLOSURES

The principal related party relationships requiring disclosure in the consolidated financial statements pertain to the existence of subsidiaries and associates and transactions with these entities entered into by the Group and the identification of key management personnel as addressed in greater detail below.

Subsidiaries and Associates

The consolidated financial statements include the financial statements of the Company and its subsidiaries and associates. A listing of the principal subsidiaries and associates is provided in Note 40 of the consolidated financial statements.

Terms and Conditions if Transactions with Subsidiaries and Associates

Transactions with related parties are made at arm’s length. Outstanding balances at year-end are unsecured and settlement occurs in cash. There are no bad debt provisions for related party transactions as at 31 December 2009.

Compensation of Key Management Personnel of the Group

The term “key management personnel” refers to the Board of Directors which manages the business and affairs of the Company. The directors, other than the non-executive directors, serve as executive officers of the Company.

	2009 $m	2008 $m
Aggregate directors’ fees	2.4	2.0
Aggregate emoluments	5.3	4.4

	7.7	6.4

39. CAPITAL EXPENDITURE COMMITMENTS

	2009 $m	2008 $m
Capital expenditure that has been authorised by the Directors but not yet been contracted	—	25.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

40. PRINCIPAL SUBSIDIARIES AND ASSOCIATES

The principal subsidiary and associate undertakings at 31 December 2009, all of which are included in the consolidated financial statements, are listed below:

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
A.B.S. - R.I.C.A.	Trading Company	10, Rue de Fontenay, Chatillon, 92320, France	100%
A /S Parts Limited	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Administradora Lockey CA	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	50%
Airco Limited	Trading Company	7th Floor, Ploenchit Centre, No. 2 Sukhumvit Road, Kwaeng Klongtoey, Khet Klonftoey, Bangkok, Thailand	50%
Airside Manufacturing Limited	Manufacturing & Distribution	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Europe	100%
Airtec Limited	Manufacturing & Distribution	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Alimenterics Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Alimenterics International Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Alliance Compressors Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Alliance Compressors LLC	Manufacturing & Distribution	100 Industrial Drive, Natchitoches, LA 71457, United States	25%
Amair Limited	Trading Company	No. 999/1 Moo 9, Bangna-Trad KM. 19 Road, Tambon Bang Chaloong, Amphoe Bang Plee, Samutprakarn Province, Thailand	50%
American Refrigeration Products S.A.(Almacenes Refrigerantes, S.A. De C.V.)	Manufacturing & Distribution	Arroz 166, Col. Sta. Isabel Indus trial, Mexico City, D.F., 09820, Mexico	100%
American Standard Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
American Standard Philippine Holdings Inc.	Holding Company	2nd Floor Felisa Bldg., 108 Herrera Street, Legaspi Village, Makati, Metro Manila, 1200, Philippines	100%
Armoro, Inc.	Non-operating	7345 Orangewood Avenue, Garden Grove, California, United States	100%
Aro De Venezuela, C.A.	Manufacturing & Distribution	Edificio Aldemo, 6 Piso, Avenida Venezuela, El Rosal, Caracas, Venezuela	100%
A-S Air Conditioning System (Shanghai) Co. Ltd.	Trading Company	10F Raffles City, No. 268 XiZang Road Central, Shanghai, China	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
A-S Energy, Inc.	Trading Company	6200 Troup Highway, Tyler, Smith, Texas, 75707, United States	100%
Asi Receivables Funding LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Astrum Gesellschaft Für Angewandte Informatik Mbh	Trading Company	Am Wolfsmantel 2, 91058, Erlangen, Germany	100%
B&K Credit Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
B&K Manufacturing Corporation	Manufacturing & Distribution	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Beijing Bocom Video Communication Systems Co., Ltd.	Trading Company	7F, Bld A, Wentelai Center, Xidawang Rd, Beijing, China	80%
Beijing Metal Door Co. Ltd.	Manufacturing & Distribution	No. 6, Caiyuan Road, Nancai Town, Shunyi District, Beijing, China	17%
Best Matic International Limited	Trading Company	Paragon Business Park, Chorley New Road. Horwich, Bolton BL6 6JN Lancashire, England	100%
Best Matic Vermogensverwaltungs Gmbh	Trading Company	Am Nauheimer Bach 24 West, 6350 Bad Neuheim, Germany	100%
BMM, Inc.	Non-operating	810 West 3rd Avenue, Columbus, Ohio, 43212, United States	100%
Bricard S.A.	Manufacturing & Distribution	1, Rue Paul-Henri Spaak, Saint Thibault de Vignes, 77463, France	100%
C.A.P. Sales Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Cacir, S.A.S.	Manufacturing & Distribution	72, Z1, Rue Jacquard, Lagny Sur Marne, 77400, France	100%
Capital Metalworks Limited	Trading Company	Suite 1/1 The Skypark 3, 14 Elliot Place, Glasgow, G3 8EP, England	100%
Capsule Trane Connecticut Inc.	Non-operating	P. O. Box 977, Farmington, Connecticut, 06034, United States	100%
Cardwell Trane Greenville Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States, North America	100%
Checker Flag Parts, Inc.	Trading Company	2003 W. Rose Garden Lane, Phoenix, Arizona, 85027, United States	100%
Chesley Industries, Inc.	Trading Company	20775 Chesley Drive, Farmington, Michigan, 48024, United States	100%
Cielle B.V.	Non-operating	World Trade Center, Tower B, Strawiskylaan 1725, 1077XX, Amsterdam	100%
Cisa (Uk) PLC.	Non-operating	Lordswood Revenge Road, Kent, Chatham, ME58UK, England	100%
Cisa Cerraduras S.A.	Manufacturing & Distribution	Poligono Industrial de Coslada, Avenida de Fuentemar 26-28, 28820 Coslada, Madrid, Spain	100%
Cisa S.p.A.	Manufacturing & Distribution	n. 6, Via Oberdan, Faenza, Italy	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Clean Air, Inc.	Manufacturing & Distribution	2711, Centerville Road, Suite 400, Wilmington, New Castle, Delaware, 19801, United States	100%
Club Car Limited	Trading Company	c/o Cst Nexia Limited, Chartered Accounts, L3, Cst Nexia Centre, 22 Amersham Way, Manukua City, New Zealand	100%
Club Car, Inc.	Manufacturing & Distribution	4125 Washington Road, Evans, Columbia, Georgia, 30809, United States	100%
Comercial Ingersoll-Rand (Chile) Limitada	Trading Company	El Cortijo Enterprises Ctr, Av. Amerio Vespucio 2568, Conchali, Santiago, Chile	100%
Comingersoll-Comercio E Industria De Equipamentos, S.A.R.L.	Trading Company	Linda-a-Velha, Carnaxide, Estrado, Rue A, 9-A, Portugal, Spain	21%
Commercial Refrigeration Co.	Trading Company	1700 North Soto Street, Los Angeles, California, 90033, United States	100%
Compagnie Ingersoll-Rand S.A.S.	Trading Company	Zone du Chene Sorcier, Boite Postale 62, 78346, Les Clayes-sous-Bois, Cedex, France	100%
Compressed Air Parts Limited	Trading Company	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, England	100%
Compressed Air Parts, Inc.	Trading Company	Village of Painted Post, County of Chemung, New York, United States	100%
Contract Refrigeration Ltd.	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%
Crystal Refrigeration, Inc.	Trading Company	710 E. 59th Street, Davenport, Iowa, 52807, United States	100%
D. Purdue & Sons Ltd.	Trading Company	44 3rd Avenue, Cape Town, Western Cape 7490, South Africa	100%
Dfm Trane Oklahoma Corp.	Holding Company	6000 N. W. 2nd Street, Oklahoma City, Oklahoma, 73127, United States	100%
Diasorin International B. V.	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%
Diasorin International Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Dor-O-Matic (Illinois) LLC	Non-operating	111, Congressional Blvd., Suite 200, Carmel, Indiana, 46032, United States	100%
Dor-O-Matic Of Mid Atlantic States, Inc.	Trading Company	6505 S. Crescent Blvd., Pennsauken, New Jersey, 08110, United States	100%
D-R Acquisition, LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Dr Holding Corp.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Dradnats Inc.	Non-operating	1990 Industrial Boulevard, Stillwater, Minnesota, 55082, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Earthforce America, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ebb Holdings Limited	Holding Company	c/o ABG Secretary Inc., Parker House, Wildey Business Park, Wildey Road, St. Michaels, Barbados	100%
Eco Kompressoren B.V.	Trading Company	10 Lange Dreef, Vianen, Zoetermeer, 4131 NH, Netherlands	100%
Editions Cam	Trading Company	5-7 Avenue Albert Einstein, 78190, Trappes, France	99%
Electronic Technologies Corporation USA	Trading Company	11819 North Pennsylvania Street, Carmel, Indiana, 46032, United States	100%
Emerson Electric, S.R.O.	Trading Company	1528 Praha 9, Ostroveskeho 34, Prague, Czech Republic	10%
Facservices, LLC	Non-operating	1400 Vallwoord Parkway Suite 101, Carrollton, TX 75006, United States	100%
Filairco Inc.	Manufacturing & Distribution	L-1 D-3 Ninoy Aquino Avenue, Brgy, San Dionisio, The Philippines	100%
Filairco Technical Services Co. Inc.	Trading Company	6th Floor, King’s Court II, Building 2129, Pasong Tamo Street, Makati City, Philippines	25%
Fincisa B.V.	Trading Company	Produktieweg 10, Zoeterwoude 2382PB, Netherlands	100%
Fu Hsing Industrial (Shanghai) Co., Ltd.	Manufacturing & Distribution	Xiwang Rd., Malu Town, Jiading, Shanghai 201801, China	51%
Fu Jia Hardware Products (Shanghai) Co., Ltd.	Trading Company	Xiwang Rd., Malu Town, Jiading, Shanghai 201801, China	51%
Fu Yang Investment Company Limited	Holding Company	Building 2, 336 Changsheng Rd., Gushan District, Kaohsiung City 804, Taiwan	100%
Fwj Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ghh-Rand Schraubenkompressoren Gmbh	Manufacturing & Distribution	Steinbrinkstr. 1, D-46145 Oberhausen, Germany	100%
Guangzhou Hussmann Refrigeration Company, Ltd.	Trading Company	Dong Feng Dong Rd.,Bldg 1, Ste 804,836 Dong Fun Plaza, 510080 Guangzhou, China	100%
Guerville Riquier Serrurerie Sarl	Manufacturing & Distribution	Z.A. Du Vimeu Vert, Feuquieres en Vimeu, 80210, France	100%
Hang Zhou A-S Air Conditioning Technical Service Co. Ltd.	Manufacturing & Distribution	Room 2619, No. 528 Yan’An Road, Xia Cheng District, Zhejiang Province, Hangzhou City, China	70%
Harrow Industries Llc	Manufacturing & Distribution	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States, North America	100%
Harrow Products (Delaware) LLC	Trading Company	155 Chestnut Ridge Road, Montvale, NJ 07645, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Harrow Products LLC	Trading Company	155 Chestnut Ridge Road, Montvale, NJ 07645, United States	100%
Hermann Trane Harrisburg Inc.	Holding Company	2570 Interstate Drive, Harrisburg, Pennsylvania, 17110-9601, United States	100%
Hibon Inc.	Manufacturing & Distribution	12055, Côte de Liesse, Dorval, Quebec, H9P 1B4, Canada	100%
Houston Trane, Inc.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Hussmann (Europe) Limited	Trading Company	Suite 1/1 The Skypark 3, 14 Elliot Place, Glasgow, G3 8EP, England	100%
Hussmann (Thailand) Company Limited	Trading Company	7 1/2 Moo 1, Sethakit 1 Road, Tambol Suanluang, Samutsakorn Province, Amphur Kratoomban, Thailand	75%
Hussmann Australasia Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%
Hussmann Canada Holdings Limited	Holding Company	51 Worcester Road, Toronto, Ontario, M9W 4K2, Canada	100%
Hussmann Canada Inc.	Trading Company	5 Cherry Blossom Road, Unit #3, Cambridge, Ontario, N3H 4R7, Canada	100%
Hussmann Chile S.A.	Trading Company	Av. Americo Vespucio D1260, Quilicura, Santiago, Chile	100%
Hussmann Corporation	Manufacturing & Distribution	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%
Hussmann Do Brasil Ltda.	Trading Company	Avenida Esperanto, 443,Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%
Hussmann Holdings Limited	Holding Company	Suite 1/1 The Skypark 3, 14 Elliot Place, Glasgow, G3 8EP, England	100%
Hussmann Holdings, Inc.	Holding Company	12999 St. Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%
Hussmann International, Inc.	Holding Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%
Hussmann Koxka Italia S.R.L.	Trading Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
Hussmann Koxka Poland, Spzoo	Trading Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
Hussmann Koxka, S.L.	Manufacturing & Distribution	Poligono Industrial de Landaben, Calle A, s/n, Apdo./P.O. Box 378, PAMPLONA, 31080, SPAIN, Spain	100%
Hussmann Mechanical Corporation	Non-operating	NRS, Atlanta, Georgia, United States	100%
Hussmann Netherlands B.V.	Non-operating	140, Teleportboulevard, 1043 EJ, Amsterdam, Netherlands	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Hussmann Refrigeration (Hungary) Kft.	Trading Company	9024 Gyor, Orgona U. 10, Hungary	60%
Hussmann Service Do Brasil Ltda.	Trading Company	Avenida Esperanto, 443,Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%
Hussmann Services Corporation	Trading Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%
Hussmann Tempcool (Hong Kong) Limited	Holding Company	Unit 12, 9/F Well Fung Industrial Centre, 58-76 Ta Chuen Ping Street, Kwai Chung, New Territories, Hong Kong	100%
Hussmann Tempcool (Malaysia) Limited	Holding Company	No. 30 Jalan TSB 2, Taman Perindustrian Sungai Buloh, 47000 Petaling Jaya, Selangor Darul Ehsan, Malaysia	100%
Hussmann Tempcool (Singapore) Pte. Ltd.	Trading Company	121 Genting Lane, 349572, Singapore	100%
Hussmann Tempcool Holdings Pte. Ltd.	Holding Company	121 Genting Lane, 349572, Singapore	50%
Hussmann-American, S. De R.L. De C.V.	Trading Company	Arroz 166, Sta. Isabel Industrial, Iztapalpan 09820, Mexico	100%
Hussmann-Mexico, S. De R.L. De C.V.	Trading Company	Arroz 166, Santa Isabel Industrial, Iztapalapa, D.F., 09820, Mexico	100%
Hussmann-Servicios, S. De R.L. De C.V.	Trading Company	Nuevo Leon, Monterrey, Mexico	100%
Hussmann-Thai Holding Co., Ltd.	Holding Company	21/147-150, Thai Wah Tower II, 24th Floor, South Sathorn Road, Khwaeng Tungmahamek, Khet Sathorn, Bangkok Metropolis, Thailand	100%
Ideal-Standard Trane Inc.	Trading Company	2480 Stanfield Road, Mississauga, Ontario, L4Y 1S2, Canada	100%
Idp Acquisition, LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Improved Machinery, Inc.	Non-operating	150 Burke Street, Nashua, New Hampshire, 03061, United States	100%
Industrial Chill Servicing Private Ltd.	Holding Company	c/o Multiconsult Ltd., Rogers House, 5 President John Kennedy Street, Port Louis, Mauritius	100%
Industrial Y Minera Norteña S. A.	Non-operating	Felix Guzman No. 21, Col. El Parque, Naucalpan je Juarez, Estaedo de Mexico, Mexico	49%
Industrias Frigorificas, S.A. De C.V.	Trading Company	Carretera Mexico Laredo KM 1009, Nuevo Leon, Cienega de Flores, 65550, Mexico	100%
Ingersoll-Rand (Australia) Ltd.	Trading Company	Landmark Building, Level 2, 454 Nepean Highway, Victori, Frankston, 3199, Australia	100%
Ingersoll-Rand (Barbados) Corporation	Non-operating	c/o Corporate Managers (Barbados) Ltd., First Floor, Trident House, Lower Broad Street, Bridgetown, Barbados	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand (Barbados) Holding Incorporated	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
Ingersoll-Rand (Chang Zhou) Tools Co., Ltd.	Trading Company	Region A, Jintan Huacheng, Changzhou, China	100%
Ingersoll-Rand (China) Industrial Equipment Manufacturing Co., Ltd.	Manufacturing & Distribution	Pangjin Road, Wujiang Economics Development Zone, Jiangsu Province, Wujiang, China	100%
Ingersoll-Rand (China) Investment Company Limited	Non-operating	468, Wenjing Road, Minhang, Shanghai, China	100%
Ingersoll-Rand (Gibraltar) Holding Limited	Non-operating	57/63, Line Wall Road, Gibraltar	100%
Ingersoll-Rand (Gibraltar) International Holding Limited	Holding Company	57/63 Line Wall Road, PO Box 99, Gibraltar	100%
Ingersoll-Rand (Gibraltar) International Limited	Non-operating	57/63, Line Wall Road, Gibraltar	100%
Ingersoll-Rand (Gibraltar) International United Limited	Non-operating	57/63 Line Wall Road, PO Box 99, Gibraltar	100%
Ingersoll-Rand (Gibraltar) Limited	Non-operating	57/63, Line Wall Road, Gibraltar	100%
Ingersoll-Rand (Gibraltar) United Limited	Non-operating	57/63, Line Wall Road, Gibraltar	100%
Ingersoll-Rand (Guilin) Tools Company Limited	Manufacturing & Distribution	Qimashan, Chaoyang Road, Guilin Municipality, Guangxi Zhang Autonomous Region, China	90%
Ingersoll-Rand (Hong Kong) Holding Company Limited	Holding Company	Unit 1506, 15/F, Wing On House, 71 Des Voeux Road, Central Hong Kong	100%
Ingersoll-Rand (Hong Kong) Limited	Trading Company	23F/625 King’s Road, North Point, Hong Kong	100%
Ingersoll-Rand (India) Limited	Trading Company	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	74%
Ingersoll-Rand (Linzhou) Renewable Energy Company Limited	Trading Company	No. 4335 Yindu Road, Xinzhuang Industrial Zone, 200231, Shanghai, China	100%
Ingersoll-Rand (Shanghai) Trading Co., Ltd.	Trading Company	4355, Yindu Road, Xinzhuang Industrial Zone, Shanghai, China	100%
Ingersoll-Rand AB	Trading Company	5L, Krossverksgatan, Limhamn, 216 16, Sweden	100%
Ingersoll-Rand Acceptance Company S.A.	Non-operating	Route des Arsenaux 9, 1700 Fribourg, Switzerland	100%
Ingersoll-Rand Air Solutions Hibon SARL	Manufacturing & Distribution	2, avenue Jean-Paul Sartre 59447 Wasquehal Cedex, France	100%
Ingersoll-Rand Architectural Hardware (Australia) Pty. Limited	Manufacturing & Distribution	437 Rosebank Road, Avondale Box 19034, Avondale, Auckland, New Zealand	100%
Ingersoll-Rand Architectural Hardware Limited	Manufacturing & Distribution	437 Rosebank Road, Avondale Box 19034, Avondale, Auckland, New Zealand	100%
Ingersoll-Rand Argentina S.A.I.C.	Non-operating	c/o Brons & Salas, Marcelo T. de Alvear, 624 Piso, 1058 Buenos Aires, Argentina	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Asia Pacific Inc.	Non-operating	139, Hennessy Road, Unit A-E, 15/F, China Overseas Building, Wanchai, Hong Kong	100%
Ingersoll-Rand Best-Matic AB	Trading Company	5L, Krossverksgatan, Limhamn, 216 16, Sweden	100%
Ingersoll-Rand Beteiligungs Und Grundstucksverwaltungs Gmbh	Holding Company	Kuhbrueckenstr. 18, Hameln, D-31785, Germany	100%
Ingersoll-Rand Canada, Inc.	Trading Company	51 Worcester Road, Rexdale, Ontario, M9W 4K2, Canada	100%
Ingersoll-Rand China Limited	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Climate Control Holding Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Company	Manufacturing & Distribution	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Company (Chile) Y Cia Ltda.	Trading Company	Avenida el Bosque Norte 0107, Of. 41, Las Condes, Santiago, Chile	100%
Ingersoll-Rand Company Limited	Trading Company	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, England	100%
Ingersoll-Rand Company Limited (Bermuda)	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Ingersoll-Rand Company Of Peru S.A.	Non-operating	Barrios Fuentes Urquiaga, Julian Arias Araguez 250, Lima, Peru	100%
Ingersoll-Rand Company South Africa (Pty.) Limited	Trading Company	Michele Ferrero Business Park, Innes Road, Jet Park, Gauteng, Witfield, 1467, South Africa	100%
Ingersoll-Rand Construction Services, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Cz S.R.O.	Manufacturing & Distribution	Sumperska No. 1345, Unicov, 78391, Czech Republic	100%
Ingersoll-Rand De Puerto Rico, Inc.	Non-operating	Avenida FDR No. 132, Marginal, Office 3B, Hato Rey, 00918, Puerto Rico	100%
Ingersoll-Rand Do Brasil Ltda.	Trading Company	Alameda Caiapos, 311 - Tamboré, Barueri, São Paulo, 06460-110, Brazil	100%
Ingersoll-Rand Energy Systems Corporation	Manufacturing & Distribution	32 Exeter Street, Portsmouth, New Hampshire, 03801, United States	100%
Ingersoll-Rand Energy Technologies LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%
Ingersoll-Rand Energy Techologies (Aviara) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%
Ingersoll-Rand Energy Techologies (Project Ddi) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Energy Techologies (Project East) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%
Ingersoll-Rand Energy Techologies (Project Horton) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%
Ingersoll-Rand Enhanced Recovery Company	Non-operating	2320 One Williams Center, Tulsa, Oklahoma, 74172, United States	100%
Ingersoll-Rand Equipements De Production S.A.	Trading Company	Sin Le Noble 59450, 111, Avenue Roger Salengro, Douai, France	100%
Ingersoll-Rand Equipment And Consulting S.A.R.L.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll- Rand S.A., Fribourg, CH-1700, Switzerland	100%
Ingersoll-Rand Equipment Manufacturing Czech Republic S.R.O.	Manufacturing & Distribution	Havirska 202, Kolin IV, PSC 28059, Czech Republic	100%
Ingersoll-Rand European Financial Services plc.	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Ingersoll-Rand European Holding Company B.V.	Holding Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%
Ingersoll-Rand European Sales Limited	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Ingersoll-Rand Finance Islandi Slf.	Non-operating	Stórhöfða 21, 110 Reykjavík, Iceland	100%
Ingersoll-Rand Financial Services Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Financial Services Limited	Non-operating	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, England	100%
Ingersoll-Rand Fu Hsing Holdings Limited	Holding Company	Codan Managements (BVI) Ltd., Romasco Place, Wichams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands	51%
Ingersoll-Rand Fu Hsing Limited	Trading Company	139, Hennessy Road, Unit A-E, 15/F, China Overseas Building, Wanchai, Hong Kong	51%
Ingersoll-Rand Funding Ltd.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Ingersoll-Rand Global Holding Company Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Ingersoll-Rand Gmbh	Non-operating	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%
Ingersoll-Rand Government Solutions Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Holdings & Finance International S.A.R.L	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Holdings Limited	Holding Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Ingersoll-Rand Hungary Central Europe Group Financing LLC	Non-operating	Dohany u. 12, Budapest, H-1074, Hungary	100%
Ingersoll-Rand Iberica, S.L.	Trading Company	Calle Tierra de Barros, 2, Poligono Industrial de Coslada, 28820 Coslada (Madrid), Spain	100%
Ingersoll-Rand Industrial Products Pvt. Ltd.	Manufacturing & Distribution	37-A, Site 4, Sahibabad Industrial Area, Ghaziabad, 201 010, India	100%
Ingersoll-Rand Industrial Refrigeration, Inc.	Trading Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%
Ingersoll-Rand Industrial Solutions Holding Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Infrastructure Holding Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand International (India) Limited	Manufacturing & Distribution	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	100%
Ingersoll-Rand International Finance Limited	Non-operating	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%
Ingersoll-Rand International Holding Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand International Holding Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Ingersoll-Rand International Limited	Trading Company	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%
Ingersoll-Rand International Sales LLC	Non-operating	Ingersoll-Rand International Sales SA, 9, Route des Arsenaux, CH-1705 Fribourg, Switzerland	100%
Ingersoll-Rand International Sales S.A.	Non-operating	Route des Arsenaux 9, Fribourg, Switzerland	100%
Ingersoll-Rand International, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Investment Company S.A.	Non-operating	Route des Arsenaux 9, 1700 Fribourg, S59096, Switzerland	100%
Ingersoll-Rand Investments Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Ingersoll-Rand Irish Holdings	Holding Company	Monivea Road, Mervue, Galway, Ireland	100%
Ingersoll-Rand Italia S.R.L.	Non-operating	Strada Provinciale Cassanese, Milan, 20060 Vignate, Italy	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Italian Holding LLC	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%
Ingersoll-Rand Italiana S.p.A.	Non-operating	Strada Provinciale Cassanese, 108, 20060 Vignate, Milan, Italy	100%
Ingersoll-Rand Its Japan Ltd.	Trading Company	LS Building, 1-17, Kami Ohsaki 1 chome, Tokyo, Shinagawa-ku, Japan	100%
Ingersoll-Rand Japan, Ltd.	Trading Company	LS Building 2F, 1-1-17 Kami-Osaki, Tokyo, Shinagawa-ku, 141-0021, Japan	100%
Ingersoll-Rand Klimasysteme Deutschland Gmbh	Trading Company	Friedrich-Ebert Street 134, Duisburg, 47229, Germany	100%
Ingersoll-Rand Korea Limited	Trading Company	395-152 Seogyo-dong, Mapo-ku, 121- 840, Seoul, Korea	100%
Ingersoll-Rand Liability Management Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Limited (Zambia)	Non-operating	c/o Martin & Co., Permanent House, Cairo Road, Lusake, Zambia	100%
Ingersoll-Rand Lux Euro Financing S.ar.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Lux Finance Holding S.AR.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Lux Holdings S.Ar.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Lux International S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Lux Roza Iii S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Lux Roza S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand Luxembourg United S.A.RL.	Non-operating	69A, Boulevard de la Petrusse, L-2320, Luxembourg	100%
Ingersoll-Rand Machinery (Shanghai) Company Limited	Trading Company	Waigaoqiao Free Trade Zone, 301 Xi Ya Road, 200121, Shanghai, China	100%
Ingersoll-Rand Machinery And Services S.A.R.L.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll- Rand S.A., Fribourg, CH-1700, Switzerland	100%
Ingersoll-Rand Malaysia Co. Sdn. Bhd.	Trading Company	Level 41 Suite, Menara Masix, City Centre, Kuala Lumpur, 40088, Malaysia	100%
Ingersoll-Rand Netherlands B.V.	Trading Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%
Ingersoll-Rand Philippines, Inc.	Trading Company	Km 22 East Service Road, South Superhighway, Cupang, 1771, Muntinlupa City, Philippines	100%
Ingersoll-Rand Plus, LP	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Polska Sp.Zo.O	Trading Company	Rondo ONZ-1, Warsaw, 00-124, Poland	100%
Ingersoll-Rand Rodamientos Holding, S.L.	Holding Company	Calle Tierra de Barros 2, Poligono Industrial de Coslada, Coslada, 28820, Madrid, Spain	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Roza Ii S.AR.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%
Ingersoll-Rand S.A.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll- Rand S.A., Fribourg, CH-1700, Switzerland	100%
Ingersoll-Rand S.A. De C.V.	Trading Company	Boulevard Centro Industrial #11, Fracc. Industrial Puente de Vigas, Edo. de, Tlalnepantla, Mexico	100%
Ingersoll-Rand Sales Company, LLC	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%
Ingersoll-Rand Security And Safety Holding Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Security Technologies A/S	Manufacturing & Distribution	3, Mirabellevej, Randers, 8900, Denmark	100%
Ingersoll-Rand Security Technologies B.V.	Non-operating	Havenweg 24a, NL-4131, New Mexico, Vianen, Netherlands	100%
Ingersoll-Rand Security Technologies Limited	Holding Company	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
Ingersoll-Rand Security Technologies Nv	Non-operating	Industrielaan 36, Ternat, B-1730, Belgium	100%
Ingersoll-Rand Service B.V.	Trading Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%
Ingersoll-Rand Service Gmbh	Trading Company	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%
Ingersoll-Rand Services & Engineering Company	Non-operating	Boulevard de Perolles 55, c/o Ingersoll- Rand S.A., Fribourg, CH-1700, Switzerland	100%
Ingersoll-Rand Services And Trading LLC	Trading Company	Derbenevskaya Plaza, 1-st Derbenevski Pereulok, 5, Office 602, Moscow, 115114, Russia	100%
Ingersoll-Rand Services Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Servicios, S.A.	Trading Company	Tierra de Barros, 2, Poligono Industrial de Coslada, Madrid, 28820, Spain	100%
Ingersoll-Rand South East Asia (Pte.) Ltd.	Non-operating	42 Benoi Road, Singapore 2262, Singapore	100%
Ingersoll-Rand Spanish Holding LP	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%
Ingersoll-Rand Superay Holdings Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
Ingersoll-Rand Svenska AB	Trading Company	Box 145, V Gotalands Lan, Goteborg kommun, Hisings, Karra, 42502, Sweden	100%
Ingersoll-Rand Technical And Services Limited	Non-operating	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Technical And Services S.A.R.L.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll- Rand S.A., Fribourg, CH-1700, Switzerland	100%
Ingersoll-Rand Tool Holdings Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
Ingersoll-Rand Transportation Services Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Treasury Ltd.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%
Ingersoll-Rand Uk Ltd.	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Ingersoll-Rand Us Trane Holdings Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Us United, LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Western Hemisphere Trade Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand World Trade Limited	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Ingersoll-Rand Worldwide Capital S.A.R.L.	Non-operating	69A, Boulevard de la Petrusse, L-2320, Luxembourg	100%
Ingersoll-Rand Worldwide, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Ingersoll-Rand Zimbabwe (Private) Ltd.	Non-operating	c/o Pearl Assurance House, Samara Machel Avenue, Harare, Zimbabwe	100%
Ingersoll-Rand, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Integrated Access Systems, Inc.	Manufacturing & Distribution	2 Cranberry Road, Parsippany, Morris, New Jersey, 07054, United States	100%
Interflex Ag	Manufacturing & Distribution	Tafernhof, Mellingerstrasse 207, Baden- Dattwil, CH-5405, Switzerland	100%
Interflex Datensysteme AG	Trading Company	Tafernhof, Mellingerstraße 207, CH-5405 Baden-Dättwil, Switzerland	50%
Interflex Datensysteme Gesmbh	Manufacturing & Distribution	Hietzinger Haupstrasse 74, A-1130, Wien, Austria	100%
Interflex Datensysteme Gmbh & Co. Kg	Manufacturing & Distribution	Interflex Datensysteme GmbH, Zettachring 16, D-70567, Stuttgart, Germany	100%
Interflex N.A., Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Interflex Time & Access Ltd.	Trading Company	Interflex Time and Access Ltd., 26 Brindley Road, City Park Business, M16 9HQ, Village Manchester, England	100%
Inversora Lockey De Venezuela Ca	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	56%
Inversora Lockey Ltda.	Trading Company	Edificio Bachue, Interior 137, Carrera 10 127-27 of 807, Bogota, Colombia	100%
IR Climate Receivables Funding Inc.	Non-operating	One Centennial Avenue, Suite 3001, Piscataway, Middlesex, New Jersey, 08855, United States	100%
IR Deutsche Holding Gmbh	Holding Company	Schwarzwaldstrasse 15, 77871 Renchen, Germany	100%
I-R E-Medical, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	70%
IR Emniyet Ve Guvenlik Sistemleri Sanayi A.S.	Manufacturing & Distribution	No: 45 Kar Plaza Kat 12, Kayisdagi Cad. Karaman Ciftlik Yolu, Icerenkoy, Istanbul, 34752, Turkey	100%
IR Industrial Receivables Funding LLC	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%
IR Investment Holding Co. Ltd.	Holding Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
IR Receivables Funding Trust	Non-operating	Wilmington Trust Company 1100 North Market Streeet, Wilmington, DE 19890, United States	100%
IR Security & Safety Gmbh	Trading Company	Schwarzwaldstrasse 15, Postfach 1261, Renchen, D-77871, Germany	100%
IR Security And Safety (South East) Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
IR Security And Safety (Tayforth) Limited	Trading Company	Bescot Crescent, Walsall, West Midlands WS1 4DL, England	100%
IR Security And Safety Architectural Hardware Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
IR Security And Safety Thomson Group Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
IR Security Receivables Funding LLC	Non-operating	One Centennial Avenue, Suite 3001, Piscataway, Middlesex, New Jersey, 08855, United States	100%
IR Services S.A.R.L.	Trading Company	5-7 Avenue Albert Einstein, 78190, Trappes, France	100%
IR Techno Holding Company Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%
I-R Trading S.A.	Non-operating	Route des Arsenaux 9, CH-1700 Fribourg, Switzerland	100%
Itargila Mineracao Ltda.	Trading Company	Rua Honorato Spiandorin 189 - Portao 02, City of Jundiai, State of Sao Paulo, City of Jundiai, Brazil	80%
Ives Trane Ny, Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Jado Italia S.R.L.	Manufacturing & Distribution	Viale Europa, 30/C/2, 20090 Cusago, Milano, Italy	100%
Jta China Import Limited	Trading Company	908 - 909A, 9th Floor, AIA Tower, 183 Electric Road, North Point, Hong Kong	100%
Klemm Bohrtechnik AG	Trading Company	Grenzweg 10, 5040 Sch÷ftland, Switzerland	100%
Koxka Belgium, S.A.	Trading Company	Mercuriusstraat, 24B 1930 Zaventem, Belgium	100%
Koxka France SARL	Trading Company	Batiment Clemencia, 196 rue Houdan, Sceaux, 92330, France	100%
Koxka Levante S.A.	Trading Company	59 Comunidad Valenciana Silla 46460, Spain	60%
Krack Corporation	Trading Company	1300 North Arlington Heights Road, Suite 130, Itasca, Illinois, 50143, United States	100%
Lockey Corp.	Trading Company	717 Ponce de Leon Blvd., Coral Gables, Florida, 33134, United States	100%
Luoyang Hussmann Refrigeration Company Ltd.	Manufacturing & Distribution	4 A Sha Chang East Road, Henan, P. R. China, Luoyang, 471009, China	100%
Maltaitech Corporation Sdn. Bhd.	Non-operating	Lot 5A and 5B Bentong Industrial Estate, 28700 Bentong, Pahang, Malaysia	51%
Marlorch, Inc.	Non-operating	59 Field Street, Torrington, Connecticut, 06790, United States	100%
Mcalpine Australia Pty Limited	Trading Company	Units 1 and 2, 171- 175 Newton Road, Wetherill Park, New South Wales, Australia	100%
Mcalpine Hussmann (Australia) Pty Limited	Trading Company	Units 1 and 2, 171- 175 Newton Road, Wetherill Park, New South Wales, Australia	100%
Mcalpine Hussmann Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%
Mcalpine Hussmann Pty Limited	Trading Company	Units 1 and 2, 171- 175 Newton Road, Wetherill Park, New South Wales, Australia	100%
Mcalpine Industries Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%
Minera Industrial Regiomontana, S.A.	Non-operating	Via Morelos No. 330, Col. Santa Clara Coatitla, Ecatepec Edo. de Mex., Mexico	100%
Mjm Hong Kong Ltd.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Mongrue Trane Massachusetts, Inc.	Holding Company	81 Bay State Road, Wakefield, Massachusetts, 01880, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Nanjing Ingersoll-Rand Compressor Co., Ltd.	Manufacturing & Distribution	No. 88 Jiang Dong Nan Lu, Nanjing Municipality, Jiangsu Province, 21002, China	80%
Nelson Refrigeration Inc.	Trading Company	12110 Cary Circle, La Vista, Nebraska, 68128, United States	100%
Newman Tonks (Amersham) Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
Newman Tonks (Overseas Holdings) Limited	Holding Company	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
Newman Tonks Brussels N.V.	Trading Company	Marcel Thirylaan 216, 1200 Brussels, Belgium	100%
Newman-Tonks Management Services Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
Normbau Beschlage Und Ausstattungs Gmbh	Manufacturing & Distribution	Schwarzwaldstrasse 15, Postfach 1261, Renchen, D-77871, Germany	100%
Normbau France S.A.S.	Manufacturing & Distribution	Chemin de la Chartreuse, Bischwiller, 67240, France	100%
North West Compressed Air Company Ltd.	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
NT Group Properties Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
NT Leamington Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
NT Legge Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
NT Sittingbourne Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
NT South Africa	Manufacturing & Distribution	P.O. Box 123720, Liebenberg Road, Alrode, 1451, South Africa	100%
NWCA Ltd.	Manufacturing & Distribution	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Officina Meccaniche Industriali SRL	Manufacturing & Distribution	via Dell’ Artigianato 34, 34070 Fogliano Redipuglia, Gorizia, Italy	100%
Perfect Pitch, L.P.	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%
Pinko Palino Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Plurifilter D.O.O.	Manufacturing & Distribution	Obrtna Cona 6, 1370 Logatec, Slovenia	100%
Prime Air Limited	Manufacturing & Distribution	7th Floor, Ploenchit Centre, No. 2 Sukhumvit Road, Kwaeng Klongtoey, Khet Klonftoey, Bangkok, Thailand	100%
PT Ingersoll-Rand Indonesia	Trading Company	Bandung, West Java, indonesia	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
PT Trane Indonesia	Trading Company	Landmark Centre I, Lt. 16, Jl., Jend. Sudirman, No. 1, Setiabudi, Jakarta, 12910, Indonesia	100%
R&O Immobilien Gmbh	Holding Company	Keniastraße, 38, Duisburg, 47269, Germany	100%
Rand Trane Dallas Inc.	Holding Company	13821 Diplomate, Dallas, Texas, 75234, United States	100%
Recognition Systems, LLC	Manufacturing & Distribution	1520 Dell Avenue, Campbell, California, 95008, United States	100%
Refrigeration Engineering, Inc.	Trading Company	3123 Wilson Drive, Grand Rapids, Michigan, 49534, United States	100%
Refrigeration Service & Design, Inc.	Trading Company	511 East 4th Street, Marshfield, Wisconsin, 54449, United States	100%
Reftrans, S.A.	Manufacturing & Distribution	Calle San Jose 140-142, Apartado de Correos 97, Poligono Industrial El Pla,Sant Feliu de Llobregat, 08980 Barcelona, Spain	85%
Roconeco Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%
Rogers Refrigeration Co., Inc.	Trading Company	1918 Northwood Drive, Salisbury, Maryland, 21801, United States	100%
Sbg Holding Corp.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Schlage De Mexico S.A. De C.V.	Non-operating	9654 Siempre Viva Road, Suite # 3, San Diego, California, 92154, United States	100%
Schlage Lock Company	Manufacturing & Distribution	2720 Tobey Drive, Indianapolis, Indiana, 46219, United States	100%
Schlage Lock Company LLC	Manufacturing & Distribution	2720 Tobey Drive, Indianapolis, Indiana, 46219, United States	100%
Security One Systems Of Jacksonville, Inc.	Trading Company	5747, N. Andrews Way, Ft. Lauderdale, Florida, 33309, United States	100%
Security One Systems, Inc.	Trading Company	5747, N. Andrews Way, Ft. Lauderdale, Florida, 33309, United States	100%
Separal B.V.	Trading Company	Marcel Thirylaan 216, 1200 Brussels, Belgium	100%
Servicefirst Aircon Private Ltd.	Trading Company	1003 Alpha, Hiranandani Business Park, Hiranandani Garden Powai, Mumbai, 400076, India	100%
Shanghai Air-Tec Compressor Solutions Co., Ltd.	Manufacturing & Distribution	No.5209 South Hongmei Road, Minhang, Shanghai, China	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Shanghai Bocom Video Communication System Co., Ltd.	Trading Company	Unit B, 9th Floor, Bldg C, Qinghua Tongfang Information Center, 11 Langshan Road, North High Tech Industrial Zone, Shenzhen, Shenzhen, China	100%
Shanghai Ingersoll-Rand Compressor Limited	Manufacturing & Distribution	Minhang Economic and Technology Zone, Shanghai	100%
Shenzhen Bocom System Engineering Co. Ltd.	Trading Company	Unit B, 9th Floor, Bldg C, Qinghua Tongfang Information Center, 11 Langshan Road, North High Tech Industrial Zone, Shenzhen, China	80%
Silver Holding Corp.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Société Trane SAS	Manufacturing & Distribution	1 rue des Ameriques, Golbey, 88190, France	100%
Spanashview	Non-operating	Mervue Industrial Est., Monivea Rd., Galway, Mervue, Ireland	100%
Standard Centennial Property LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Standard Compressors Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Standard Industrial Mineral Products Corp.	Non-operating	Purok 2, Calaboso Road, Sto. Tomas, Binan, Laguna, Philippines	40%
Standard Resources And Development Corp	Non-operating	Unit 304, 3rd Floor, Jovan Condominium, Shaw Boulevard, Mandaluyong City, Metro Manila, Philippines	40%
Standard Trane Insurance Company	Non-operating	c/o Paul, Frank & Collins, Attorney’s At Law, P. O. Box 1307, One Church Street, Burlington, Vermont, 05402-1307, United States	100%
Standard Trane Insurance Ireland Limited	Non-operating	38/39 Fitzwilliam Square, Dublin 2, Ireland	100%
Standard Trane Warranty Company	Non-operating	6200 Troup Hwy, Tyler, Texas, 75707, United States	100%
T.I. Solutions (Israel) Ltd.	Trading Company	27 Leshanki Street, New Industrial Zone, Rishon Le Zion, Israel	100%
Tac Distribution Pte. Ltd.	Trading Company	No. 9 Tuns Link 1, Singapore, 638587, Singapore	100%
Taiwan Fu Hsing Industrial Co. Ltd.	Manufacturing & Distribution	55-10 Been Chou Rd, Kangshan, Kaohsiung Tsien, Taiwan	10%
Tast Limited	Holding Company	Charn Issara Tower, 9th Floor, 942/142-3 Rama IV Rroad, Kwaeng Suriyawongse, Khet Bangrak, Bangkok Metropolis, Thailand	30%
Tavant Technologies, Inc.	Non-operating	3114 Scott Blvd., Santa Clara, California, 95054, United States	20%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Taylor Industries, Inc.	Trading Company	4360 112th Street, Urbandale, Iowa, 50322, United States	100%
Temperature Consultants Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%
Terry D. Carter Service Co., Inc.	Trading Company	11536 Commonwealth Drive, Louisville, Kentucky, 40299, United States	100%
The Trane Company	Non-operating	5595 Equity Avenue, Reno, Nevada, 89502, United States	100%
Thermo King Belgium N.V.	Trading Company	Eurolaan 3, 2690 Temse, Belgium	100%
Thermo King Container Temperature Control (Suzhou) Corporation Ltd.	Manufacturing & Distribution	Suzhou Industrial Park, 2A & 2B Suchun Industrial Square, Suchun East Road, Jiangsu Province, Suzhou, 215021, China	90%
Thermo King Container-Denmark A/S	Trading Company	Industrivej 2, DK-5550 Langeskov, Denmark	100%
Thermo King Corporation	Manufacturing & Distribution	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%
Thermo King Dalian Transport Refrigeration Company, Limited	Manufacturing & Distribution	No. 5 District, Che Gong Miao Industrial Zone, Shenzhen, Guang dong Province, 51808, China	75%
Thermo King De Puerto Rico, Inc.	Manufacturing & Distribution	Zeno Gandia Industrial Area, P.O. Box 144060, Arecibo, 00613, Puerto Rico	100%
Thermo King Do Brasil, Ltda.	Manufacturing & Distribution	Avenida Esperanto, 443, Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%
Thermo King Enterprises Company	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Thermo King European Manufacturing Limited	Trading Company	Mervue Industrial Est., Monivea Rd., Galway, Mervue, Ireland	100%
Thermo King India Private Limited	Trading Company	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	100%
Thermo King Ireland Limited	Manufacturing & Distribution	Monivea Road, Mervue, Galway, Ireland	100%
Thermo King Japan, Ltd.	Trading Company	LS Bldg, 2Fl, 1-1-17, Kami Ohsaki, Shinagawa-ku, Tokyo, 141-0021, Japan	100%
Thermo King Services Limited	Non-operating	Monivea Road, Galway, Mervue, Ireland	100%
Thermo King Svc, Inc.	Trading Company	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%
Thermo King Total Kare Limited	Trading Company	Thermo King Europe, Monivea Road, Galway, Mervue, Ireland	100%
Thermo King Trading Company	Trading Company	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%
Thermo King Transportkoeling B.V.	Trading Company	Driemanssteeweg 60, Rotterdam, 3084CB, Netherlands	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
TJ Technical Services Limited	Trading Company	World Standard Limited, Unit 1, 3/F, Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong	100%
TM Air Conditioning Sdn. Bhd.	Trading Company	2047 Lorong Perusahaan 10, Perai, 13600, Malaysia	100%
Torrington Sales Limited	Non-operating	c/o Bar & Karrer, Brandschenckenstrasse 90, Zurich, CH-8027, Switzerland	100%
Touch-Plate International, Inc.	Trading Company	4 Embarcadero Center, San Francisco, CA 94111, United States	100%
Trane (Colchester) Ltd.	Manufacturing & Distribution	Halifax Way, Earls Colne Business, Earls Colne, Colchester, Essex, CO6 2NS, England	100%
Trane (Ireland) Limited	Trading Company	F7 Centrepoint Business Park, Oak Road, Dublin, 12, Ireland	100%
Trane (Malaysia) Sdn. Bhd.	Trading Company	Suite 18.01, 18th Floor, MWE Plaza No. 8, Lebuh, Farquhar, Penang, Malaysia	100%
Trane (Schweiz) Gmbh / Trane (Suisse) S.À.R.L.	Trading Company	Lerzenstrasse 8, Dietikon, CH-8953, Switzerland	100%
Trane (Thailand) Ltd.	Non-operating	Charn Issara Tower, 9th Floor, 942/142-3 Rama IV Road, Kwaeng Suriyawongse, Khet Bangrak, Bangkok Metropolis, Thailand	100%
Trane (Uk) Ltd.	Trading Company	Harrow House, Bessemer Road, Basingstroke, Europe, Hampshire, RG21 3NB, England	100%
Trane Air Conditioning Products Limited	Non-operating	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%
Trane Air Conditioning System (Jiangsu) Co. Ltd.	Trading Company	No. 88 Suzhou Road East Jiangsu Province, China	100%
Trane Air Conditioning Systems (China) Co. Ltd.	Manufacturing & Distribution	No. 88 Suzhou Road East Jiangsu Province, China	100%
Trane Air Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Airconditioning Bv	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%
Trane Airconditioning Pte. Ltd.	Trading Company	c/o Arfat Selvam & Gunasingham, 30 Raffles Place # 12-00, Caltex House, 947622, Singapore	100%
Trane Aire Acondicionado S.L.	Trading Company	Avenido Andalucia, KM. 10,300, P. A. E. Neisa Sur, Madrid, 28021, Spain	100%
Trane America LLC	Non-operating	3650 Highpoint P.O. Box 34597, San Antonio, TX 78217, United States	100%
Trane Asia Pacific Ltd.	Non-operating	908-909A, 9th Floor, AIA Tower, 183 Electric Road, Asia Pacific, North Point, Hong Kong	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Aviation LLC	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%
Trane Bahamas Ltd.	Holding Company	c/o LENNOX PATON, Fort Nassau Centre, Marlborough Street, P.O. Box N- 4875, Nassau, Bahamas	100%
Trane Bermuda Ltd.	Non-operating	Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda	100%
Trane Brands, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane BVBA	Trading Company	1932 St-Stevens- Woluwe Bruxelles/Brussel, Belgium	100%
Trane Canada Co.	Trading Company	4051 Gordon Baker Road, Suite 200, Scarborough, Ontario, M1W 2P3, Canada	100%
Trane Canada LP	Non-operating	2840 Stanfield Road, Mississauga, Ontario, L4Y 1S2, Canada	100%
Trane Central America, Inc.	Trading Company	7650 NW 19th Street, Suite 270, Miami, Florida, 33126, United States	100%
Trane Central Plant I, LLC	Non-operating	4833 White Bear Parkway, St. Paul, Minnesota, 55110, United States	100%
Trane China Holdings Limited	Holding Company	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%
Trane Comfort Solutions Inc.	Trading Company	111 Lott Court, West Columbia, South Carolina, 29169, United States	100%
Trane Cr Spol sro.	Trading Company	Thamova 183/11, 18600 Praha 8, Karlin, Czech Republic	100%
Trane Credit Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane De Argentina S.A.	Trading Company	c/o Brons & Salas Abogados, Maipú 1210, 5to Piso, Buenos Aires, C1006ACT, Argentina	100%
Trane De Chile S.A.	Manufacturing & Distribution	Calle Nueva 1820, Huechuraba, Santiago, Chile	100%
Trane De Colombia S. A.	Trading Company	Edificio Elite Center, Carrera 14 N. 98-73 of 402-403-404, Bogota, Colombia	100%
Trane Design Centre Private Ltd.	Non-operating	No. 3, Vijayaraghava Road, 2nd Floor, T. Nagar, Chennai, India	100%
Trane Deutschland Gmbh	Trading Company	Keniastr, 38, Bonn, D-47269, Germany	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Do Brasil Industria E Comercio De Productos Para Condicionamento De Ar Ltda.	Trading Company	Rua Pinheirinho, 144, Jabaquara, State of São Paulo, City of São Paulo, 04321-170, Brazil	100%
Trane Dominicana, C. Por A.	Trading Company	c/o Jorge Mera & Villegas, Calle Pablo Casals # 12, Piantini, Santo Domingo, Dominican Republic	100%
Trane Dutch Holdings B.V.	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%
Trane Euronet G.I.E.	Non-operating	1 rues des Ameriques, Golbey, France 88190	100%
Trane Europe Holdings B.V.	Holding Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%
Trane Export LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Finance Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Trane Finance SPRL	Non-operating	Chausse de Wavre, 1789, Brussels, 1160, Belgium	100%
Trane Foreign Trading Company Ltd.	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Trane France Holdings Sarl	Holding Company	1 rue des Ameriques, Golbey, 88190, France	100%
Trane General Corporation	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Germany Holdings mbH	Holding Company	Röntgenstrasse 9, Wittlich, D-54516, Germany	100%
Trane GmbH	Trading Company	Campus 21, Liebermannstrasse F03 201 2345 Brunn/Gebirge, Austria	100%
Trane Gp Inc.	Holding Company	4051 Gordon Baker Road, Suite 200, Scarborough, Ontario, M1W 2P3, Canada	100%
Trane Hellas SA	Trading Company	18, Erifilis str, Halandri, Athens, 15232, Greece	100%
Trane Holding Co.	Holding Company	c/o McInnes Cooper, 1300-1559 Upper Water Street, Halifax, Nova Scotia, B3J 3R7, Canada	100%
Trane Holdings BV	Holding Company	Koningsweg 4 Soest 3762 EC Netherlands	100%
Trane Holdings Company YK	Holding Company	4-10, Minamishinagawa 6-chrome, Shinagawa-ku, Toyko, 140-0004, Japan	100%
Trane Holdings LLC	Holding Company	1209 Orange Street, Wilmington, DE 19801, United States	100%
Trane Hungary KFT	Trading Company	Dayka Gabor u 3, Budapest, 1118, Hungary	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Ibv Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Inc. Of Delaware	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane India Ltd.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane India Private Limited	Trading Company	1003 Alpha, Hiranandani Business Park, Hiranandani Garden Powai, Mumbai, 400076, India	100%
Trane International Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane IP Inc.	Non-operating	85 North Edison Way, Reno, Nevada, 89502, United States	100%
Trane Italia S.R.L	Trading Company	Viale Europa, 30/C/2, 20090 Cusago, Milano, Italy	100%
Trane Japan, Ltd.	Trading Company	TOC Building 6F, 22-17 Nishigotandam 7- chrome, Shinagawa-Ku, Asia Pacific, Toyko, Japan	100%
Trane Klima Ticaret AS	Trading Company	Aytar Cad Metro IS Hani 10 Kat 3, F. Levent 80600, Istanbul, Turkey	100%
Trane Korea, Inc.	Trading Company	3rd Floor, Keonwoo Bldg, 680-1 Yeoksam-dong, Kangnam-ku, Seoul, Korea	100%
Trane Kuwait Airconditioning Co WLL	Trading Company	P.O. Box 42039, Shuwaikh Ind. Area, 70651, Kuwait	50%
Trane L.P.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
Trane Leasing Inc.	Non-operating	2105 Elm Hill Pike, Nashville, Tennessee, 37210, United States	100%
Trane Logistica, S. A. de C. V.	Non-operating	Via Morelos No. 330, Col. Santa Clara Coatitla, Ecatapec Edo. de Mex., Mexico	100%
Trane Logistics Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Malaysia Sales & Services Sdn. Bhd.	Trading Company	Lot 3 & 5, Jalan PJS 11/1, Bandar Sunway, 46150 Petaling Jaya, Malaysia	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Polska Sp Zoo	Trading Company	Ul. Kolejowa 5/7, Warsaw, 01-217, Poland	100%
Trane Publicidade, Móveis E Decorações Ltda.	Non-operating	Rua Honorato Spiandorin 269 - Portao 02, City of Jundiai—State of São Paulo, Colônia, Sao Paulo, 13200-000, Brazil	100%
Trane Puerto Rico Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Romania S.R.L.	Trading Company	Sector 5, Str. Sf., Elefterie nr. 24, Bucharest, 050525, Romania	100%
Trane S.A.	Holding Company	c/o PHH Consulting, Heyer, Route de Chantemerle, 39, Granges-Paccot, 1763, Switzerland	100%
Trane S.A. de C.V.	Trading Company	21 Felix Guzman, Col. El Parque, Naucalpan, Edo, Mexico	100%
Trane S.A.E.	Manufacturing & Distribution	45, Abdel Hamid Beclamy, Heliopolis, Cario, Egypt	97%
Trane Servicefirst, C.A.	Trading Company	Apartado Postal 62015, Caracas 1060A, Caracas, Venezuela	100%
Trane Services Acquisition I Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Services Company L.L.C.	Trading Company	45 Abdel Hamid Badawi Street, Heliopolis, Cairo, Egypt	100%
Trane Sistemas Integrales S. de R.L. De C.V.	Trading Company	Félix Guzmán 21, El Parque de los Remedios y Joselillo, Naucalpan, CP, 53398, Mexico	100%
Trane Sweden AB	Manufacturing & Distribution	Sockenvagen 534, Enskededalen, 121 34, Sweden	100%
Trane Systems Solutions of Panama Inc.	Trading Company	7650 NW 19th Street, Suite 270, Miami, Florida, 33126, United States	100%
Trane Taiwan Distribution Ltd.	Trading Company	6F-1, No. 338, Wen-Lin Road, Shih Lin 11, Taipei, Taiwan	100%
Trane Technologies LLC	Trading Company	15 Okruzhnoy Proezd, Moscow, Russia	100%
Trane U.S. Export Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane U.S. Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane U.S. Logistics Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
Trane Vidalia LLC	Non-operating	1201 Peach Street, N.E. Atlanta, GA 30361, United States	100%
Trane Vietnam Services Company Ltd.	Trading Company	No. 3 Ba Thang Hai Street, District 10, Ho Chi Minh City, Viet Nam	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane, S.A. de C.V.	Manufacturing & Distribution	Avenue Nafta No. 750, Parque Industrial Stiva Aeropuerto, Apocada, Nuevo Leon, 66600, Mexico	100%
Tratamaq CA	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	42%
Triangle Hussmann Refrigeration (Shanghai) Co. Ltd.	Trading Company	G/F Building 2, 288 Fu Te Road North, Wai Gao Qiao Bonded Zone,PuDong, Shanghai, 200137, China	100%
Triangle Refrigeration Pty. Ltd.	Trading Company	Units 1 and 2, 171-175 Newton Road, Wetherill Park, New South Wales, Australia	100%
Troc Air Conditioning, Ltd.	Trading Company	6F-1, No. 338, Wen-Lin Road, Shih Lin 11, Taipei, Taiwan	100%
Tsi Anstalt Ltd.	Holding Company	Staedtle 36, Vaduz, FL-9490, Liechtenstein	100%
Tys Limited	Trading Company	25th Floor, Devon House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong	100%
United Partner General Contracting Co WLL	Trading Company	Office no. 28, 3rd Floor Bldg. No. 11, Block Al Sawaber, Addullah Ahmed Al Ayoub & Brothers Complex, Middle, Al- Sharq, Kuwait	49%
Von Duprin LLC	Non-operating	11819 North Pennsylvania Street, Carmel, Indiana, 46032, United States	100%
Wabco Standard Trane CIS	Holding Company	Zubarev Lane 15, Building 1, Moscow, 129164, Russia	100%
WHS Refrigeration Systems, Inc.	Trading Company	5817 Femrite Drive, Madison, Wisconsin, 53704, United States	100%
Wilhelm Klein Gmbh	Holding Company	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%
William Newman & Sons, Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%
Woodcliff Insurance Ltd.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%
World Standard Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%
World Standard Trade Limited	Non-operating	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%
Xceedid Corporation	Manufacturing & Distribution	500 Golden Ridge Road, Golden, Colorado, 80401, United States	100%
Zao Ingersoll-Rand CIS	Manufacturing & Distribution	3/43 Chapayeva str., Pavlovo, Nizhegorodskaya Oblast, 606130, Russia	100%
Zeks Compressed Air Solutions LLC	Manufacturing & Distribution	1302, Goshen Parkway, West Chester, Pennsylvania, 19380, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

41. GENERAL INFORMATION

Ingersoll-Rand plc is a public limited company which is listed on the New York Stock Exchange and is incorporated and domiciled in the Republic of Ireland.

Registered office and registered number

170-175 Lakeview Drive

Swords

Co Dublin

Ireland

Registered Number 469272

Solicitors

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Ireland

Independent Auditors

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors

One Spencer Dock

North Wall Quay

Dublin 1

Ireland

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

42. APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors of the Company on 8 April 2010.

43. SIGNIFICANT EVENTS SINCE YEAR END

As a result of the Patient Protection and Affordable Care Act (the “Act”) signed into law on March 23, 2010, and the Health Care and Education Reconciliation Bill of 2010 signed into law on March 30, 2010, (together with the Act, the “Healthcare Reform Legislation”) in the United States, effective 2013, the tax benefits available to the Group will be reduced to the extent its drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Although the provisions of the Healthcare Reform Legislation relating to the retiree drug subsidy program do not take effect until 2013, the Group is required to recognize the full accounting impact in its financial statements in the reporting period in which the Healthcare Reform Legislation is enacted. As retiree healthcare liabilities and related tax impacts are already reflected in the Group’s financial statements, the Healthcare Reform Legislation will result in a charge to taxation expense in 2010 of approximately $41 million (approximately $0.12 per diluted share). This charge reflects the anticipated increase in taxes that will occur as a result of the Healthcare Reform Legislation.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

We have audited the parent company financial statements of Ingersoll-Rand plc for the year ended 31 December 2009 on pages 111 – 116. These parent company financial statements have been prepared under the accounting policies set out in the statement of accounting policies on pages 112 – 113.

We have reported separately on the group financial statements of Ingersoll-Rand plc for the year ended 31 December 2009.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the Annual Report and the parent company financial statements in accordance with applicable Irish law and the accounting standards issued by the Accounting Standards Board and published by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland) are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company’s members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the parent company financial statements give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit, and whether the financial statements are in agreement with the books of account. We also report to you our opinion as to:

•	whether the company has kept proper books of account;

•	whether the directors’ report is consistent with the financial statements; and

•

whether at the balance sheet date there existed a financial situation which may require the company to convene an extraordinary general meeting of the company; such a financial situation may exist if the net assets of the company, as stated in the balance sheet, are not more than half of its called-up share capital.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the Directors’ Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the parent company financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the parent company financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the parent company financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the parent company financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the parent company financial statements.

Opinion

In our opinion the parent company financial statements:

•	give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of the company’s affairs of the as at 31 December 2009; and

•	have been properly prepared in accordance with the Companies Acts, 1963 to 2009.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

We have obtained all the information and explanations which we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The financial statements are in agreement with the books of account.

In our opinion the information given in the directors’ report is consistent with the financial statements.

The net assets of the company, as stated in the balance sheet on page 111 are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 31 December 2009 a financial situation which under Section 40 (1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

/s/ PricewaterhouseCoopers
Chartered Accountants and Registered Auditors Dublin 8 April 2010

Ingersoll-Rand plc

Company Balance Sheet

at 31 December 2009

		2009
	Note	$m
Fixed Assets
Tangible assets	4	0.1
Financial assets	5	6,700.6

		6,700.7

Current Assets
Debtors	6	28.6
Cash at bank and in hand		0.6

		29.2

Creditors - Amounts falling due within one year	7	(6.8)

Net current assets		22.4

Total assets less current liabilities		6,723.1

Creditors - Amounts falling due greater than one year	8	(1.3)

Net assets		6,721.8

Capital and reserves
Called up share capital	9	320.6
Share premium account	11	30.9
Other reserves	11	27.6
Profit and loss account	11	6,342.7

Equity shareholders’ funds		6,721.8

Approved by the Board of Directors on 8 April 2010 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

1. BASIS OF PREPARATION

The separate financial statements of Ingersoll-Rand plc (the Company) have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2009. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

The financial statements of Ingersoll-Rand plc present the balance sheet on a stand-alone basis, including related party transactions.

2. SIGNIFICANT ACCOUNTING POLICIES

Accounting convention

The financial statements are prepared under the historical cost convention.

Functional currencies

Items included in these financial statements are measured using the currency of the primary economic environment in which Ingersoll-Rand plc operates (the “functional currency”). The financial statements are presented in United States dollars, which is the Company’s functional and presentation currency.

Financial assets

Ingersoll-Rand plc’s investment in its subsidiaries was recorded at cost, which equaled fair value on 1 July 2009, the date of the reorganization, based on the Group’s market capitalization at that time. This initial valuation is the Company’s cost basis for its investment in its subsidiaries. Where the recoverable amount of the investments is less than the carrying amount, an impairment is recognized.

Share premium

The difference between the proceeds received on issue of shares and the nominal value of the shares is credited to the share premium account.

Dividends

Quarterly dividends on ordinary shares payable are recognized in the financial statements of the Company when they are paid.

Tangible fixed assets

Tangible assets other than land are stated at cost less accumulated depreciation.

Depreciation is calculated in order to write off the net cost of tangible fixed assets, other than land, over their estimated useful lives by equal annual instalments.

The estimated useful lives of tangible fixed assets by reference to which depreciation has been calculated are as follows:

Fixtures and furniture 3 - 10 years

Foreign Currencies

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date and revenues, costs and non-monetary assets at the exchange rates ruling at the dates of the transactions.

Profits and losses arising from foreign currency translations and on settlement of amounts receivable and payable in foreign currency are dealt with in the profit and loss account.

Taxation

Corporation tax is provided on taxable profits at current rates.

Deferred tax is provided on all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date.

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

Timing differences are temporary differences between profits as computed for tax purposes and profits as stated in the financial statements, which arise because certain items of income and expenditure in the financial statements are dealt with in different years for tax purposes.

Deferred tax is measured at the tax rates that are expected to apply in the years in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is not discounted. A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

Cash flow statement

The Company has taken advantage of the exemption from preparing a cash flow statement under the provision of Financial Reporting Standard No. 1 ‘Cash Flow Statement.’ The cash flows of the Company are included in the Group consolidated financial statements.

Share-based payments

The Company operates equity-settled share-based compensation plans. The fair value of the employee services received in exchange for the grant of the options has been valued using the Black-Scholes option-pricing model. In accordance with FRS 20 ‘Share-based Payments’, the resulting cost for the Company’s employees is charged to the profit and loss account over the vesting period. The value of the charge is adjusted to reflect expected and actual levels of options vesting. The cost for options granted to the Company’s subsidiaries’ employees represents additional capital contributions by the Company to its subsidiaries. An additional investment in subsidiaries has been recorded in respect of those options granted to the Company’s subsidiaries’ employees, with a corresponding increase in the Company’s shareholder equity. The additional capital contribution is based on the fair value at the grant date of the options issued, allocated over the life of the underlying grant’s vesting period. Refer to Note 26 in the Group financial statements for further discussion of the share-based compensation plans.

3. PROFIT FOR THE FINANCIAL YEAR

A profit of $36.0 million for the period 1 April 2009 (Incorporation date) to 31 December 2009 has been dealt with in the profit and loss account of Ingersoll-Rand plc, which, as permitted by section 3(2) of the Companies (Amendment) Act, 1986, is not presented in these financial statements.

4. FIXED ASSETS

	Fixtures and Fittings $m	Total $m

Cost or valuation
At 1 April 2009	—	—
Additions at cost	0.1	0.1

At 31 December 2009	0.1	0.1

Accumulated depreciation
At 1 April 2009	—	—
Charge for the year	—	—

At 31 December 2009	—	—

Net book value:

At 31 December 2009	0.1	0.1

5. FINANCIAL ASSETS

2009 $m
At 1 April 2009	—
Corporate reorganization	6,670.6
Additions	0.7
Capital contribution relating to share-based payments	29.3

At 31 December 2009	6,700.6

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

On 1 July 2009 the Company acquired 100% of the ordinary share capital of Ingersoll-Rand Company Limited, a company incorporated in Bermuda. The principal activity of Ingersoll-Rand Company Limited was an investment holding company.

The Company’s investment in Ingersoll-Rand Company Limited was recorded at fair value on the date of the reorganization based on the Company’s market capitalization at that date. This initial valuation became IR plc’s cost basis in Ingersoll-Rand Company Limited.

Additions

On 17 September 2009 the Company incorporated a subsidiary, Ingersoll-Rand Government Solutions Limited, a company incorporated in Delaware, USA.

Subsidiaries

Details of the Company’s direct subsidiaries as at 31 December 2009 are as follows:

	Country of	Nature of	Holding
Subsidiary company and registered office	Incorporation	Business	%
Ingersoll-Rand Company Limited Hamilton, Bermuda	Bermuda	Holding Company	100%
Ingersoll-Rand Government Solutions Limited 4833 White Bear Parkway St. Paul, MN 55110, U.S.A	USA	Non-operating	100%
Ingersoll-Rand Funding Limited Canons Court, 22 Victoria Street Hamilton, Bermuda HM12	Bermuda	Non-operating	100%

6. DEBTORS

2009
$m
Amounts falling due within one year:
Amounts due from group undertakings	1.5
Loan advance to a group undertaking	26.3
Other debtors	0.6
Prepayments	0.2

28.6

All amounts due from group undertakings are interest free and repayable upon demand.

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

7. CREDITORS –AMOUNTS FALLING DUE WITHIN ONE YEAR

2009
$m
Amounts falling due within one year:
Trade creditors	3.6
Irish PAYE	0.2
Other income tax	—
Amounts due to group undertakings	2.1
Sundry creditors	0.9

6.8

Creditors for taxation and social welfare included in the table above:

Irish PAYE	0.2
Other income tax	—
Other tax	0.7

0.9

Trade creditors principally comprise amounts outstanding for trade purchases and ongoing costs. The directors consider that the carrying amount of trade creditors approximates to their fair value.

8. CREDITORS –AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

2009
$m
Amounts falling due after one year:
Sundry creditors	1.3

9. CALLED UP SHARE CAPITAL

In millions	2009
Authorised:
1,175,000,000 ordinary shares of $1 par value	1,175.0
10,000,000 preference shares of $0.001 par value	—

1,175.0

Allotted and fully paid:
40,000 ordinary shares of $1 par value issued on 1 April 2009	40.0
40,000 ordinary shares of $1 par value cancelled on 1 July 2009	(40.0)
319,166,220 ordinary shares of $1 par value issued on 1 July 2009 as part of the Reorganization	319.2
Issue of 1,449,863 ordinary shares of $1 par value in respect of share based payment plans	1.4

320,616,056 ordinary shares of $1 par value issued at 31 December 2009	320.6

At 31 December 2009, a subsidiary of the Company held 26,074 ordinary shares in trust for a deferred compensation plan.

10. FINANCIAL INSTRUMENTS

The Company does not undertake hedging activities on behalf of itself or any other companies within the Group. Financial instruments in the Company primarily take the form of loans to subsidiary undertakings.

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

11. RESERVES

	Share Premium 2009	Other Reserves 2009	Profit and Loss Account 2009	Total 2009
	$m	$m	$m	$m
At 1 April 2009	—	—	—	—
Shares issued upon reorganisation	6,351.4	—	—	6,351.4
Court approved reduction of capital	(6,351.4)	—	6,351.4	—
Issue of ordinary equity shares	30.9	—	—	30.9
Share-based payment reserve	—	27.6	—	27.6
Dividends	—	—	(44.8)	(44.8)
Profit for the period	—	—	36.0	36.0

At 31 December 2009	30.9	27.6	6,342.6	6,401.1

On 20 July 2009, the Irish High Court approved the creation of distributable reserves of Ingersoll-Rand plc through the reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of the Company and to effect the repurchase of shares. The court order authorizing the creation of distributable reserves was filed with the Registrar of Companies in Ireland and became effective on 23 July 2009.

Quarterly dividends of $0.07per share were paid by the Company in September and December 2009, respectively.

12. GUARANTEES

The Reorganization from Bermuda to Ireland became effective on 1 July 2009, at which time Ingersoll-Rand plc replaced Ingersoll-Rand Company Limited (“IR-Limited”) as the ultimate parent company. Concurrently with the completion of the Reorganization, IR-Limited completed the transfer of all the outstanding shares of Ingersoll-Rand Global Holding Company Limited (“IR-Global”) to Ingersoll-Rand International Holding Limited (“IR-International”), another indirect subsidiary of IR-Limited incorporated in Bermuda, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures.

IR plc and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and Ingersoll-Rand Company (“IR-New Jersey”), a indirect subsidiary of IR-Limited incorporated in New Jersey, as the case may be, as the issuers of debt securities under these indentures. Neither IR plc nor IR-Limited intends to issue guarantees in respect of any indebtedness incurred by Trane. In addition, any securities issued by IR-Limited that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited are now convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR plc.

13. CONTINGENCIES

In order to avail of the exemption contained in Section 17 of the Companies (Amendment) Act, 1986, the parent Company, Ingersoll-Rand plc, has guaranteed the liabilities of its subsidiary undertakings registered in Ireland. As a result, the subsidiary undertakings have been exempted from the provisions of Section 7 of the Companies (Amendment) Act, 1986. Details of the Group’s principal subsidiaries have been included at Note 40 to the consolidated financial statements. The Irish subsidiaries of the Group covered by the Section 17 exemption are Ingersoll-Rand Irish Holdings, Spanashview, Thermo King Ireland Limited, Thermo King European Manufacturing Limited, Thermo King Total Kare Limited and Ingersoll-Rand International Limited.

14. RELATED PARTY TRANSACTIONS

The Company has not disclosed any related party transactions as it has availed of the exemption available under the provisions of FRS 8 ‘Related Party Disclosures’ 3 (c) which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary which is a party to the transaction is wholly owned by a member of that group.

15. APPROVAL OF FINANCIAL STATEMENTS

The Company financial statements were approved by the board of directors of the Company on 8 April 2010.